UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Barnes & Noble, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

122 Fifth Avenue

New York, New York 10011

July 23, 2012

Dear Stockholder:

You are cordially invited to attend the 2012 annual meeting of stockholders of Barnes & Noble, Inc. The meeting will be held at 9:00 am, Eastern Time, on September 11, 2012 at the Barnes & Noble Booksellers, Union Square Store, 33 East 17th Street, New York, New York, 10003.

Information about the meeting and the various matters on which the stockholders will act is included in the Notice of Annual Meeting of Stockholders and Proxy Statement which follow. Also included are a white proxy card and postage-paid return envelope. White proxy cards are being solicited on behalf of the Board of Directors of the Company.

You are urged to read the Proxy Statement carefully and, whether or not you plan to attend the Annual Meeting, to promptly submit a proxy: (a) by telephone or the Internet following the easy instructions on the enclosed proxy card or (b) by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

The Board of Directors unanimously recommends that you vote FOR the election of each of the Board of Directors’ nominees, FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement, FOR the approval of the amended and restated 2009 incentive plan and FOR the ratification of the appointment of BDO USA, LLP as independent registered public accountants for the Company’s fiscal year ending April 27, 2013.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on September 11, 2012: The Proxy Statement and the Company’s 2012 Annual Report to Stockholders are available online at www.bn2012annualmeeting.com.

Your vote is extremely important no matter how many shares you own. If you have any questions or require any assistance with voting your shares, please contact Barnes & Noble’s proxy solicitor:

Innisfree M&A Incorporated

Stockholders May Call Toll-Free: (877) 456-3422.

Banks and Brokers May Call Collect: (212) 750-5833.

Sincerely,

LEONARD RIGGIO
Chairman of the Board of Directors

122 Fifth Avenue

New York, New York 10011

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 11, 2012

The Annual Meeting of Stockholders of Barnes & Noble, Inc. (the “Company”) will be held at 9:00 am, Eastern Time, on September 11, 2012 at the Barnes & Noble Booksellers, Union Square Store, 33 East 17th Street, New York, New York, 10003 for the following purposes:

1.	To elect two directors to serve until the 2015 annual meeting of stockholders and until their respective successors are duly elected and qualified;

2.	To vote on an advisory (non-binding) vote on executive compensation;

3.	Approval of the amended and restated 2009 incentive plan;

4.	To ratify the appointment of BDO USA, LLP as independent registered public accountants for the Company’s fiscal year ending April 27, 2013; and

5.	To transact such other business as may be properly brought before the meeting and any adjournment or postponement thereof.

Only holders of record of Common Stock of the Company as of the close of business on July 18, 2012 are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

The Board of Directors unanimously recommends that you vote FOR the election of each of the Board of Directors’ nominees, FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement, FOR the approval of the amended and restated 2009 incentive plan and FOR the ratification of the appointment of BDO USA, LLP as independent registered public accountants for the Company’s fiscal year ending April 27, 2013.

Sincerely,

EUGENE V. DEFELICE
Vice President, General Counsel and Corporate Secretary
New York, New York
July 23, 2012

The Board of Directors urges you to read the Proxy Statement carefully and, whether or not you plan to attend the Annual Meeting, to promptly submit a proxy: (a) by telephone or the Internet following the easy instructions on the enclosed proxy card or (b) by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

BARNES & NOBLE, INC.

122 Fifth Avenue

New York, New York 10011

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 11, 2012

This Proxy Statement and enclosed proxy card are being furnished commencing on or about August 2, 2012 in connection with the solicitation by the Board of Directors (the “Board”) of Barnes & Noble, Inc., a Delaware corporation (the “Company”), of proxies for use at its annual meeting of stockholders to be held on September 11, 2012 and any adjournment or postponement thereof (the “Meeting”) for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

The Board unanimously recommends that you vote FOR the election of each of the Board’s nominees, FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement, FOR the approval of the amended and restated 2009 incentive plan and FOR the ratification of the appointment of BDO USA, LLP as independent registered public accountants for the Company’s fiscal year ending April 27, 2013.

STOCKHOLDERS ENTITLED TO VOTE

Only holders of record of the Company’s Common Stock, par value $.001 per share (“Common Stock”), as of the close of business on July 18, 2012 are entitled to notice of and to vote at the Meeting. As of the record date, 59,930,458 shares of Common Stock were outstanding, which number includes 1,155,102 shares of unvested restricted stock that have voting rights and that are held by members of the Board and the Company’s employees. Each share of Common Stock entitles the record holder thereof to one vote on each matter brought before the Meeting.

HOW TO VOTE

Your vote is very important to the Board no matter how many shares of Common Stock you own. Whether or not you plan to attend the Meeting, we urge you to vote your shares today.

If You Are a Registered Holder of Common Stock

If you are a registered holder of Common Stock (including unvested restricted stock), you may vote your shares either by voting by proxy in advance of the Meeting or by voting in person at the Meeting. By submitting a proxy, you are legally authorizing another person to vote your shares on your behalf. We urge you to use the enclosed proxy card to vote FOR the Board’s nominees, FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement, FOR the approval of the amended and restated 2009 incentive plan and FOR the ratification of the appointment of BDO USA, LLP as independent registered public accountants for the Company’s fiscal year ending April 27, 2013. If you submit your executed proxy card, but you do not indicate how your shares are to be voted, then your shares will be voted in accordance with the Board’s recommendations set forth in this Proxy Statement. In addition, if any other matters are brought before the Meeting (other than the proposals contained in this Proxy Statement), then the individuals listed on the proxy card will have the authority to vote your shares on those other matters in accordance with their discretion and judgment.

Whether or not you plan to attend the Meeting, we urge you to promptly submit a proxy: (a) by telephone or the Internet following the easy instructions on the enclosed proxy card or (b) by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you later decide to attend the Meeting and vote in person, that vote will automatically revoke any previously submitted proxy.

If You Hold Your Shares in “Street Name”

If you hold your shares in “street name”, i.e., through a bank, broker or other holder of record (a “custodian”), your custodian is required to vote your shares on your behalf in accordance with your instructions. If you do not give instructions to your custodian, your custodian will not be permitted to vote your shares with respect to “non-discretionary” items, such as the election of directors, the approval, on an advisory basis, of the compensation of the Company’s named executive officers and the approval of the amended and restated 2009 incentive plan. Accordingly, we urge you to promptly give instructions to your custodian to vote FOR all items on the agenda by using the voting instruction card provided to you by your custodian. Please note that if you intend to vote your street name shares in person at the Meeting, you must provide a “legal proxy” from your custodian at the Meeting.

Questions on How to Vote

If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor:

Innisfree M&A Incorporated

Stockholders May Call Toll-Free: (877) 456-3422.

Banks and Brokers May Call Collect: (212) 750-5833.

QUORUM AND VOTES REQUIRED

Quorum

The presence in person or by proxy at the Meeting of a majority of the outstanding shares of Common Stock outstanding as of July 18, 2012 will constitute a quorum.

Votes Required

The two nominees for director receiving the highest vote totals will be elected as directors of the Company.

Approval of the proposal regarding approval, on an advisory basis, of compensation of the Company’s named executive officers requires the affirmative vote of a majority of the votes cast on the proposal.

Because the votes on compensation of named executive officers are advisory, they will not be binding upon the Board.

The proposal to approve the amended and restated 2009 incentive plan will require, under the rules of the New York Stock Exchange, the affirmative vote of a majority of the votes cast on the matter in person or by proxy at the Meeting, provided that the total votes cast on the matter represents more than 50% in interest of all shares entitled to vote thereon.

Approval of the proposal to ratify the appointment of the Company’s independent registered public accountants requires the affirmative vote of a majority of the votes cast on the proposal.

Withheld Votes, Abstentions and Broker Non-Votes

With respect to the proposal to elect directors, withheld votes and any “broker non-votes” are not counted in determining the outcome of the election. A “broker non-vote” occurs when a custodian does not vote on a particular proposal because it has not received voting instructions from the applicable beneficial owner and does not have discretionary voting power on the matter in question.

With respect to the proposal regarding approval, on an advisory basis, of compensation of the Company’s named executive officers, abstentions and any “broker non-votes” would not be included in the vote totals and, as such, will have no effect on the outcome of this proposal.

With respect to the proposal to approve the amended and restated 2009 incentive plan, abstentions will have the same effect as a vote against the matter. “Broker non-votes” will not be considered as votes cast with respect to this proposal and so will have no effect on the vote, unless they result in a failure to obtain total votes cast of more than 50% of the shares entitled to vote. Brokers do not have discretionary authority to vote shares on this proposal without direction from the beneficial owner.

With respect to the proposal to ratify the appointment of the Company’s independent registered public accountants, abstentions and any “broker non-votes” would not be included in the vote totals and, as such, will have no effect on the outcome of this proposal.

Withheld votes, abstentions and any “broker non-votes” would be included in determining whether a quorum is present.

ATTENDANCE AT THE ANNUAL MEETING

Attendance at the Meeting or any adjournment or postponement thereof will be limited to stockholders of record of the Company as of the close of business on the record date and guests of the Company. If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to your admittance to the Meeting or any adjournment or postponement thereof. Please be prepared to present photo identification for admission. If you hold your shares in street name or through the Company’s 401(k) Plan, you will need to provide proof of beneficial ownership, such as a brokerage account statement, a copy of a voting instruction form provided by your custodian with respect to the Meeting, or other similar evidence of ownership, as well as photo identification, in order to be admitted to the Meeting. Please note that if you hold your shares in street name and intend to vote in person at the Meeting, you must also provide a “legal proxy” obtained from your custodian. Note that 401(k) Plan participants will not be able to vote their 401(k) Plan shares in person at the Meeting.

HOW TO REVOKE YOUR PROXY

Your proxy is revocable. The procedure you must follow to revoke your proxy depends on how you hold your shares.

If you are a registered holder of Common Stock, you may revoke a previously submitted proxy by submitting another valid proxy (whether by telephone, the Internet or mail) or by providing a signed letter of revocation to the Secretary of the Company before the closing of the polls at the Meeting. Only the latest-dated validly executed proxy will count. You also may revoke any previously submitted proxy by attending the Meeting and voting your shares in person. Note that simply attending the Meeting without taking one of the above actions will not revoke your proxy.

If you hold shares in street name, in general, you may revoke a previously submitted voting instruction by submitting to your custodian another valid voting instruction (whether by telephone, the Internet or mail) or a signed letter of revocation. Please contact your custodian for detailed instructions on how to revoke your voting instruction and the applicable deadlines.

ELECTION OF DIRECTORS

PROPOSAL 1

Introduction

The Board currently consists of ten directors. Eight of the directors are divided into three classes, currently consisting of three members whose terms expire upon the election and qualification of their successors at the Meeting, three members whose terms expire at the 2013 annual meeting of stockholders and two members whose terms expire at the 2014 annual meeting of stockholders. Two directors are elected solely by the holders of Series J Preferred Stock of the Company (currently, Liberty GIC, Inc. (“Liberty”)), voting as a separate class. At such time as Liberty and its affiliates hold at least 76,500 but less than 127,500 shares of Series J Preferred Stock, the holders of the Series J Preferred Stock, voting as a separate class, shall be entitled to elect only one director. At such time as Liberty and its affiliates hold less than 76,500 shares of Series J Preferred Stock, then the holders of the Series J Preferred Stock, voting as a separate class, shall cease to have the right to elect directors. Currently, Liberty owns 204,000 shares of the Series J Preferred Stock. In accordance with the Company’s Bylaws, the Board reduced its size from ten to nine directors with no vacancies effective immediately before the Meeting, with such reduction being in the class of directors with terms expiring upon the election and qualification of their successors at the Meeting. The Board unanimously recommends using the enclosed proxy card to vote FOR each of the Board’s two nominees for director.

Information Concerning the Directors and the Board’s Nominees

Background information with respect to the Board and the Board’s nominees for election as directors appears below. See “Security Ownership of Certain Beneficial Owners and Management” for information regarding such persons’ holdings of equity securities of the Company.

Name	Age	Director Since	Position
Leonard Riggio	71	1986	Founder and Chairman of the Board
George Campbell Jr.	66	2008	Director
Mark D. Carleton	51	2011	Director
William Dillard, II	67	1993	Director
David G. Golden	54	2010	Director
Patricia L. Higgins	62	2006	Lead Independent Director
William J. Lynch, Jr.	42	2011	Director
Gregory B. Maffei	52	2011	Director
Irene R. Miller	60	1995	Director
David A. Wilson	71	2010	Director

At the Meeting, two directors will be elected. William Dillard, II and Patricia L. Higgins are the Board’s nominees for election as directors at the Meeting, each to hold office for a term of three years until the annual meeting of stockholders to be held in 2015 and until his or her successor is elected and qualified. Each of the nominees has consented to be named in this Proxy Statement and to serve on the Board, if elected. However, if any nominee is unable to serve or for good cause will not serve, proxies may be voted for a substitute designated by the Board.

The terms of William Dillard, II, Patricia L. Higgins and Irene R. Miller expire upon the election and qualification of their successors at the Meeting. The terms of Leonard Riggio, David G. Golden and David A. Wilson expire in 2013, and the terms of George Campbell Jr. and William J. Lynch, Jr. expire in 2014.

Nominees for Election as Director

The following individuals are nominees for director at the Meeting. The Board unanimously recommends a vote FOR each of the below nominees for director using the enclosed proxy card.

William Dillard, II has been a director of the Company since November 1993. Mr. Dillard serves as Chair of the Corporate Governance and Nominating Committee and as a member of the Compensation Committee. Mr. Dillard has been the Chief Executive Officer of Dillard’s, Inc. (“Dillard’s”) since May 1998 and he has been a director of Dillard’s since 1968. He was appointed Chairman of Dillard’s in May 2002. Mr. Dillard is also a director of Acxiom Corporation.

Qualifications, Experience, Attributes and Skills. Mr. Dillard has a total of more than 40 years of executive and board-level experience, focused in the retail industry. He is also a director of Acxiom and a former manager and senior executive, as well as current Chief Executive Officer, of Dillard’s, a national department store and retailer of luxury goods. This experience in the retail industry, as well as Mr. Dillard’s experience on the board of Acxiom, a company that provides marketing services focused on the use of technology, allows Mr. Dillard to bring to the Board substantial knowledge of the retail sector and a meaningful insight into the challenges facing the Company, including as it implements its digital plans.

Patricia L. Higgins has been a director of the Company since June 2006. Ms. Higgins serves on the Audit Committee and the Corporate Governance and Nominating Committee. Ms. Higgins was President, Chief Executive Officer and a director of Switch and Data Facilities Company, Inc., a leading provider of network interconnection and collocation services, from September 2000 to February 2004. Prior to that, she served as Chairman and Chief Executive Officer of The Research Board from May 1999 to August 2000 and Vice President and Chief Information Officer of Alcoa Inc. from January 1997 to April 1999. Ms. Higgins is also a director of Travelers, Dycom Industries and Internap. During the previous five years, Ms. Higgins also served as a director of Delta Air Lines, Visteon and SpectraSite Communications. Ms. Higgins was a director of Barnes & Noble.com from 1999 to 2004.

Qualifications, Experience, Attributes and Skills. Ms. Higgins has over 30 years of technology experience, holding senior executive positions in telecommunications, computing and information technology. Ms. Higgins has had extensive board experience as a director of nine public companies, including as a member of six audit committees, chairing two; a member of six compensation committees, chairing one; a member of four governance/nominating committees, chairing one; and chairing one finance committee. This wide-ranging experience allows Ms. Higgins to bring to the Board a significant depth of understanding into the operation and management of public companies, including those in the technology sector.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE USING THE ENCLOSED WHITE PROXY CARD.

Other Directors

Leonard Riggio is the founder of the Company and has been Chairman of the Board and a principal stockholder since its inception in 1986. He served as Chief Executive Officer from 1986 through February 2002. From 1965 and until its acquisition by the Company in September 2009, he was Chairman of the Board, Chief Executive Officer and the principal stockholder of Barnes & Noble College Booksellers, Inc. (now Barnes & Noble College Booksellers, LLC) (“B&N College”), one of the nation’s largest operators of college bookstores. Since 1985, Mr. Riggio has been a principal beneficial owner of MBS Textbook Exchange, Inc. (“MBS”), one of the nation’s largest wholesalers of college textbooks. He also served as a director of GameStop Corp. (“GameStop”), a national video game retailer from 2001 to 2011.

Qualifications, Experience, Attributes and Skills. Mr. Riggio has a total of nearly 45 years of entrepreneurial and executive and board-level experience, resulting from his activities as (at various times) the founder, Chief Executive Officer, chairman of the board and significant stockholder of the Company, B&N College, MBS and GameStop. This extensive experience allows Mr. Riggio to bring to the Board a deep insight into the operations, challenges and complex issues facing the Company and retail-oriented businesses in general.

George Campbell Jr. has been a director of the Company since 2008. Dr. Campbell serves as Chair of the Compensation Committee. He was the President of The Cooper Union for the Advancement of Science and Art, an all honors college and one of America’s most selective institutions of higher education, from July 2000 until July 2011. Dr. Campbell is also a director of Con Edison, Inc. and the MITRE Corporation. He is also a Trustee of Rensselaer Polytechnic Institute, Montefiore Medical Center, the Institute for International Education, the Josiah Macy Jr. Foundation and the Woodrow Wilson National Fellowship Foundation. Dr. Campbell is also a Fellow of the American Association for the Advancement of Science and the New York Academy of Sciences.

Qualifications, Experience, Attributes and Skills. Dr. Campbell has a total of more than 20 years of executive and board-level experience serving on the boards of major companies, as well as serving as President and Chief Executive Officer of The Cooper Union for the Advancement of Arts and Science. Dr. Campbell’s experience has generally been focused in higher education, which is the primary market of B&N College. In addition, Dr. Campbell has more than 12 years of experience in research and development in telecommunications technology at Bell Laboratories. Dr. Campbell also has extensive experience serving on the board of trustees of academic and research institutions and non-profit organizations. This experience allows Dr. Campbell to bring to the Board a unique insight into the Company’s operations, and in particular the environment in which B&N College operates.

Mark D. Carleton has served as a director of the Company since September 2011. Mr. Carleton was nominated as a director by Liberty Media pursuant to the terms of the Series J Preferred Stock Certificate of Designations. Mr. Carleton has been Senior Vice President of Liberty Media Corporation since December 2003. His primary responsibilities include corporate development and oversight of Liberty’s technology, music, telecom, satellite and sports interests. Prior to Liberty Media, Mr. Carleton served as a Partner with KPMG LLP from 1993 to 2003, where he had overall responsibility for the communications sector and also served as a member of KPMG LLP’s Board of Directors. Mr. Carleton currently serves as a director of Mobile Streams, Air Methods Corp., Ideiasnet and a number of private companies and formerly served as a director of DIRECTV.

Qualifications, Experience, Attributes and Skills. Mr. Carleton received a Bachelor of Science degree in Accounting from Colorado State University, where he currently is a member of the College of Business Global Leadership Council. He also is a member of the University of Colorado Sports and Entertainment Advisory Council. In addition, Mr. Carleton is the Executive in Resident at the Colorado State University Business School for the 2011-2012 school year. Mr. Carleton brings to the Board, among his other skills and qualifications, financial and accounting expertise acquired while serving as a partner at KPMG LLP. In addition, Mr. Carleton services on other public company boards has provided him with a number of skills, including leadership development and succession planning, risk assessment, and shareholder and government relations.

David G. Golden has served as a director of the Company since October 2010. Mr. Golden serves on the Compensation and Audit Committees. Mr. Golden is Executive Chairman of Code Advisors, a private merchant bank focused on the intersections of technology and media founded in 2010. From 2006 through 2011, he was a partner and strategic advisor with Revolution LLC, an investment company formed by AOL Co-founder Steve Case. From February 1988 to April 1990 and from April 1992 to February 2006, Mr. Golden held various positions with JPMorgan Chase and a predecessor firm, Hambrecht & Quist Incorporated, including serving as Vice Chairman and Director of Global Technology, Media and Telecommunications Investment Banking from March 2001 to January 2005 and Chairman of the Western Region from March 2001 to February 2006. At Hambrecht & Quist, he was Co-Director of Investment Banking from April 1998 to December 2000 and Co-Director of Mergers and Acquisitions from April 1993 to March 1998. Mr. Golden is a member of the board of Blackbaud, Inc. (where he currently serves on its Audit Committee) and during the previous five years has served on the board of Gaiam, Inc. Mr. Golden also is a member of the Advisory Boards of Granite Ventures LLC, a technology venture capital firm, and Partners for Growth LLC, a venture lending firm, and a member of the boards of Everyday Health, Inc. and Vinfolio, Inc. He also serves as a Trustee of The Branson School.

Qualifications, Experience, Attributes and Skills. Mr. Golden has over 20 years of technology and finance experience as an investment banker specializing in the technology sector at JPMorgan Chase, Hambrecht & Quist Incorporated and Allen & Company Incorporated, and more recently as a partner and executive of Revolution LLC and Executive Chairman of Code Advisors LLC, a next-generation investment bank focused on the intersection of technology and media. Mr. Golden’s technology experience also includes his service as a director and Advisory Board member of several technology companies including Blackbaud, Inc., a global provider of software services specifically designed for nonprofit organizations. Mr. Golden’s finance experience at Hambrecht & Quist and JPMorgan included significant work with mergers, capital markets and principal investing, and he has participated as lead merger advisor, equity underwriter or investor on over 150 transactions. Mr. Golden’s prior public company board directorships include CFI ProServices, Inc., Tocor II, Inc. and Vanguard Airlines Incorporated. Given this experience, Mr. Golden brings to the Board substantial knowledge of the technology sector and meaningful insight into the financial and capital-related issues technology companies face.

William J. Lynch, Jr., has served as a director of the Company since October 2011. Mr. Lynch has also been the Chief Executive Officer of the Company since March 2010. He joined the Company as President of Barnes & Noble.com in February 2009. Previously, he held the title of Executive Vice President of Marketing and General Manager of HSN.com from January 2007 to January 2009. From November 2004 to June 2008, he was Chief Executive Officer and Co-Founder of Gifts.com, a wholly owned subsidiary of IAC. Prior to that, Mr. Lynch was Vice President and General Manager, e-commerce, for Palm Inc.

Qualifications, Experience, Attributes and Skills. Mr. Lynch has a total of more than 7 years of executive experience, having served as an executive at the Company, HSN, Inc. and Gifts.com. Mr. Lynch has more than 7 years of experience in the retail industry, including in TV retail and catalog consumer online businesses. This experience allows Mr. Lynch to bring to the Board substantial knowledge and a wide range and depth of insights in the retail sector.

Gregory B. Maffei has served as a director of the Company since September 2011. Mr. Maffei was nominated as a director by Liberty Media pursuant to the terms of the Series J Preferred Stock Certificate of Designations. Mr. Maffei has been President and Chief Executive Officer of Liberty Media since February 2006 and served as Liberty Media’s CEO-Elect from November 2005 through February 2006. Mr. Maffei has also served as President and Chief Executive Officer of Liberty Interactive since May 2007. Previously, he has served as President and CFO of Oracle in 2005, President and CEO of 360networks from 2000 to 2005 (and chairman from 2002 to 2011), CFO of Microsoft from 1997 to 2000, and chairman of Expedia from 1999 to 2002. Mr. Maffei also serves as a director of Electronic Arts, Liberty Interactive, Liberty Media, Live Nation Entertainment, Sirius XM Radio, and Zillow. He served as a director of DIRECTV (and its predecessor) from 2008 to 2010, Starbucks Coffee from 1999 to 2006, and Expedia from 1999 to 2003.

Qualifications, Experience, Attributes and Skills. Mr. Maffei has an MBA from Harvard Business School, where he was a Baker Scholar, and an AB from Dartmouth College. Mr. Maffei is qualified to serve on our Board because he brings significant financial and operations experience due to his current and former leadership roles at a range of public companies. In particular, Mr. Maffei brings to the Board significant financial and operational experience based on his senior policy making positions at Liberty Media, Oracle, 360networks and Microsoft and his other public company experience as an executive and director.

Irene R. Miller has been a director of the Company since May 1995. Ms. Miller serves on the Corporate Governance and Nominating Committee. Ms. Miller has been the Chief Executive Officer of Akim, Inc., an investment management and consulting firm, since July 1997. From September 1995 to June 1997, she was Vice Chairman of the Company as well as Chief Financial Officer of the Company, a position she held since September 1993. Ms. Miller is also a Director of Coach, Inc. (where she currently serves as Lead Director), Inditex, S.A. and TD Bank Financial Group.

Qualifications, Experience, Attributes and Skills. Ms. Miller has over 20 years of executive experience and 17 years of board-level experience gained as a board member of major public and international companies. Her prior public company board directorships include: Oakley, Inc., Benckiser N.V. and The Body Shop International Plc. Ms. Miller also has 28 years of retail experience as an investment banker specializing in the retail sector, as an executive of the Company, and as a director of several leading international retail companies. She has 30 years of experience in finance: as an investment banker for Rothschild Inc. and Morgan Stanley, as the former Chief Financial Officer of the Company, as Chair of the Audit committees of three prior boards, as current Chair of the Audit and Control Committee of Inditex and with her present service as a director of TD Bank Financial Group. Ms. Miller’s experience brings to the Board meaningful insights into international corporate governance, as well as both the retail and financial sectors.

David A. Wilson has served as a director of the Company since October 2010. Dr. Wilson serves as Chair of the Audit Committee. Dr. Wilson has served, since 1995, as President and Chief Executive Officer of the Graduate Management Admission Council, a not-for-profit education association dedicated to creating access to graduate management and professional education that provides the Graduate Management Admission Test (GMAT). From 2009 to 2010, Dr. Wilson was a Director of Terra Industries Inc., a producer and marketer of nitrogen products, where he was a member of the Audit Committee. From 2002 to 2007, Dr. Wilson was a Director of Laureate Education, Inc. (formerly Sylvan Learning Systems, Inc.), an operator of an international network of licensed campus-based and online universities and higher education institutions, where he was Chairman of the Audit Committee beginning in 2003. From 1978 to 1994, Dr. Wilson was employed by Ernst & Young LLP (and its predecessor, Arthur Young & Company), serving as an Audit Principal through 1981, as an Audit Partner from 1981 to 1983 and thereafter in various capacities including Managing Partner, National Director of Professional Development, Chairman of Ernst & Young’s International Professional Development Committee and as a Director of the Ernst & Young Foundation. From 1968 to 1978, Dr. Wilson served as a faculty member at Queen’s University (1968-1970), the University of Illinois at Urbana-Champaign (1970-1972), the University of Texas (1972-1978), where he was awarded tenure, and Harvard University’s Graduate School of Business (1976-1977). Dr. Wilson is also Director of CoreSite Realty Corporation and the chair of its Audit Committee.

Qualifications, Experience, Attributes and Skills. Dr. Wilson has a total of more than 15 years of executive and board-level experience, including serving on the boards of Terra Industries Inc. and Laureate Education, Inc. while those companies were involved in strategic transactions, as well as serving as President and Chief Executive Officer of the Graduate Management Admission Council. Dr. Wilson also has more than 15 years of financial and accounting expertise, including as an Audit Partner at Ernst & Young LLP (and its predecessor, Arthur Young & Company). This experience allows Dr. Wilson to bring to the Board substantial financial and accounting knowledge and valuable insights.

CORPORATE GOVERNANCE

Meetings and Committees of the Board

The Board met 17 times during the Company’s 2012 fiscal year beginning on May 1, 2011 and ending on April 28, 2012 (“Fiscal 2012”). All directors attended at least 90% of all meetings of the Board. All directors also attended at least 75% of all meetings of the respective committees of the Board on which they served in Fiscal 2012.

Based on information supplied to it by the directors and the director nominees, the Board has affirmatively determined that each of George Campbell Jr., William Dillard, II, David G. Golden, Patricia L. Higgins, Irene R. Miller and David A. Wilson is “independent” under the listing standards of the New York Stock Exchange (the “NYSE”), and has made such determinations based on the fact that none of such persons have had, or currently have, any relationship with the Company or its affiliates or any executive officer of the Company or his or her affiliates, that would currently impair their independence, including, without limitation, any such commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship.

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee.

Audit Committee. The Audit Committee has the principal function of, among other things, reviewing the adequacy of the Company’s internal system of accounting controls, the appointment, compensation, retention and oversight of the independent registered public accountants, conferring with the independent registered public accountants concerning the scope of their examination of the books and records of the Company, reviewing and approving related party transactions (see “Certain Relationships and Related Transactions” below) and considering other appropriate matters regarding the financial affairs of the Company. In addition, the Audit Committee has established procedures for the receipt, retention and treatment of confidential and anonymous complaints regarding the Company’s accounting, internal accounting controls and auditing matters. The Board has adopted a written charter setting out these functions of the Audit Committee, a copy of which is available on the Company’s website at www.barnesandnobleinc.com and is available in print to any stockholder who requests it in writing to the Company’s Corporate Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011. From October 2011, the members of the Audit Committee were, and currently are, Dr. Wilson (Chair), Mr. Golden and Ms. Higgins. From the beginning of Fiscal 2012 through October 2011, the members of the Audit Committee were Ms. Higgins (Chair), Dr. Wilson and Margaret T. Monaco. In addition to meeting the independence standards of the NYSE, each member of the Audit Committee is financially literate and meets the independence standards established by the Securities and Exchange Commission (the “SEC”). The Board has also determined that each member of the Audit Committee has the requisite attributes of an “audit committee financial expert” as defined by regulations promulgated by the SEC and that such attributes were acquired through relevant education and/or experience. The Audit Committee met 13 times during Fiscal 2012. Mr. Carleton is a non-voting observer at the meetings of the Audit Committee.

Compensation Committee. The principal function of the Compensation Committee is to review and approve the compensation and employment arrangements for the Company’s executive officers. The Compensation Committee is also responsible for administering various compensation plans of the Company. In Fiscal 2012, the members of the Compensation Committee were, and currently are, Dr. Campbell (Chair), Mr. Dillard and Mr. Golden. All members of the Compensation Committee meet the independence standards of the NYSE. The Board has adopted a written charter setting out the functions of the Compensation Committee, which is available on the Company’s website at www.barnesandnobleinc.com and is available in print to any stockholder who requests it in writing to the Company’s Corporate Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011. The Compensation Committee met 7 times during Fiscal 2012. Mr. Carleton is a non-voting observer at the meetings of the Compensation Committee.

Corporate Governance and Nominating Committee. The principal function of the Corporate Governance and Nominating Committee is to oversee the corporate governance of the Company. The Corporate Governance and Nominating Committee is also responsible for, among other things, identifying and evaluating individuals to serve as directors of the Company and recommending to the Board such individuals, evaluating the Board and management and recommending Board committee assignments. In Fiscal 2012, the members of the Corporate Governance and Nominating Committee were, and currently are, Mr. Dillard (Chair), Ms. Higgins and Ms. Miller. All members of the Corporate Governance and Nominating Committee meet the independence standards of the NYSE. The Board has adopted a written charter setting out the functions of the Corporate Governance and Nominating Committee, which is available on the Company’s website at

www.barnesandnobleinc.com and is available in print to any stockholder who requests it in writing to the Company’s Corporate Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011. The Corporate Governance and Nominating Committee met 7 times during Fiscal 2012. Mr. Maffei is a non-voting observer at the meetings of the Corporate Governance and Nominating Committee.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has ever been an employee of the Company, and none of them had a relationship requiring disclosure in this Proxy Statement under Item 404 of SEC Regulation S-K. None of the Company’s executive officers serves or in Fiscal 2012 served, as a member of the Board or Compensation Committee of any entity that has one or more of its executive officers serving as a member of the Company’s Board or the Company’s Compensation Committee.

Director Qualifications and Nominations

Minimum Qualifications

The Company does not set specific criteria for directors except to the extent required to meet applicable legal, regulatory and stock exchange requirements, including, but not limited to, the independence requirements of the NYSE and the SEC, as applicable. Nominees for director will be selected on the basis of outstanding achievement in their personal careers; board experience; wisdom; integrity; ability to make independent, analytical inquiries; understanding of the business environment; and willingness to devote adequate time to Board duties. While the selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, the Corporate Governance and Nominating Committee believes that each director should have a basic understanding of (a) the principal operational and financial objectives and plans and strategies of the Company, (b) the results of operations and financial condition of the Company and of any significant subsidiaries or businesses, and (c) the relative standing of the Company and its businesses in relation to its competitors.

The Company does not have a specific policy regarding the diversity of the Board. Instead, the Corporate Governance and Nominating Committee considers the Board’s overall composition when considering director candidates, including whether the Board has an appropriate combination of professional experience, skills, knowledge and variety of viewpoints and backgrounds in light of the Company’s current and expected future needs. In addition, the Corporate Governance and Nominating Committee also believes that it is desirable for new candidates to contribute to a variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences.

Nominating Process

Although the process for identifying and evaluating candidates to fill vacancies and/or expand the Board will inevitably require a practical approach in light of the particular circumstances at such time, the Board has adopted the following process to guide the Corporate Governance and Nominating Committee in this respect. The Corporate Governance and Nominating Committee is willing to consider candidates submitted by a variety of sources (including incumbent directors, stockholders (as described below), Company management and third-party search firms) when reviewing candidates to fill vacancies and/or expand the Board. If a vacancy arises or the Board decides to expand its membership, the Corporate Governance and Nominating Committee may ask each director to submit a list of potential candidates for consideration. The Corporate Governance and Nominating Committee then evaluates each potential candidate’s educational background, employment history, outside commitments and other relevant factors to determine whether he or she is potentially qualified to serve on the Board. At that time, the Corporate Governance and Nominating Committee also will consider potential nominees submitted by stockholders, if any, in accordance with the procedures described below, or by the Company’s management and, if the Corporate Governance and Nominating Committee deems it necessary, retain an independent third-party search firm to provide potential candidates. The Corporate Governance and Nominating Committee seeks to identify and recruit the best available candidates, and it intends to evaluate qualified stockholder nominees on the same basis as those submitted by Board members, Company management, third-party search firms or other sources.

After completing this process, the Corporate Governance and Nominating Committee will determine whether one or more candidates are sufficiently qualified to warrant further investigation. If the process yields one or more desirable candidates, the Corporate Governance and Nominating Committee will rank them by order of preference, depending on their respective qualifications and the Company’s needs. The Corporate Governance and Nominating Committee Chair will then contact the preferred candidate(s) to evaluate their potential interest and to set up interviews with the full Corporate Governance and Nominating Committee. All such interviews include only the candidate and one or more Corporate Governance and Nominating Committee members. Based upon interview results and appropriate background checks, the Corporate Governance and Nominating Committee then decides whether it will recommend the candidate’s nomination to the full Board.

When nominating a sitting director for re-election at an annual meeting, the Corporate Governance and Nominating Committee will consider the director’s performance on the Board and its committees and the director’s qualifications in respect of the criteria referred to above.

Consideration of Stockholder-Nominated Directors

In accordance with its charter, the Corporate Governance and Nominating Committee will consider candidates for election to the Board at a stockholder meeting if submitted by a stockholder in a timely manner. Any stockholder wishing to submit a candidate for consideration for election at a stockholder meeting should send the following information to the Company’s Corporate Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011:

•	Stockholder’s name, number of shares owned, length of period held, and proof of ownership;

•	Name, age and address of candidate;

•

A detailed resume describing, among other things, the candidate’s educational background, occupation, employment history for at least the previous five years, and material outside commitments (e.g., memberships on other boards and committees, charitable foundations, etc.);

•	A supporting statement which describes the candidate’s reasons for seeking election to the Board;

•	A description of any arrangements or understandings between the candidate and the Company; and

•	A signed statement from the candidate, confirming his/her willingness to serve on the Board.

In accordance with the charter of the Corporate Governance and Nominating Committee, in order for the Corporate Governance and Nominating Committee to consider a candidate submitted by a stockholder for election at a stockholder meeting, the Company must receive the foregoing information not less than 30 days, nor more than 60 days, prior to such meeting; provided, that if less than 40 days’ notice of such meeting is given to stockholders, the Company must receive the foregoing information no later than the 10th day following the day on which notice of the date of such meeting was mailed or publicly disclosed. The Company’s Corporate Secretary will promptly forward such materials to the Corporate Governance and Nominating Committee. The Company’s Corporate Secretary also will maintain copies of such materials for future reference by the Corporate Governance and Nominating Committee when filling Board positions.

Additionally, the Corporate Governance and Nominating Committee will consider stockholder nominated candidates if a vacancy arises or if the Board decides to expand its membership, and at such other times as the

Corporate Governance and Nominating Committee deems necessary or appropriate. In any such event, any stockholder wishing to submit a candidate for consideration should send the above-listed information to the Company’s Corporate Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011.

Certain Board Policies and Practices

Corporate Governance Guidelines and Code of Business Conduct and Ethics

The Board has adopted Corporate Governance Guidelines. The Board has also adopted a Code of Business Conduct and Ethics applicable to the Company’s employees, directors, agents and representatives, including consultants. The Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available on the Company’s website at www.barnesandnobleinc.com. Copies of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available in print to any stockholder who requests them in writing to the Company’s Corporate Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011.

Board Leadership Structure; Lead Independent Director

The Chairman of the Board is selected by the members of the Board. The positions of Chairman and CEO have been separate since 2002, and the positions remained separate when Mr. Lynch became the Company’s CEO in March 2010. The Board has determined that the current structure is appropriate at this time in that it enables Mr. Lynch to focus on his role as CEO of the Company, including handling the complexities of implementing the Company’s digital strategy, while enabling Mr. Leonard Riggio to continue to provide leadership on policy at the Board level. Although the roles of CEO and Chairman are currently separated, the Board has not adopted a formal policy requiring such separation. The Board believes that the right Board leadership structure should, among other things, be informed by the needs and circumstances of the Company and the then current membership of the Board, and that the Board should remain adaptable to shaping the leadership structure as those needs and circumstances change.

In addition, in accordance with the Corporate Governance Guidelines, non-management directors meet in executive sessions at every Board meeting. In addition, the independent directors meet at least once a year in an executive session of only independent directors. Ms. Higgins is currently the Lead Independent Director. The Lead Independent Director, among other things, (a) acts as a liaison between the independent directors and the Company’s management, (b) presides at the executive sessions of non-management and independent directors, and has the authority to call additional executive sessions as appropriate, (c) chairs Board meetings in the Chairman’s absence, (d) coordinates with the Chairman on agendas and schedules for Board meetings, and information sent to the Board, reviewing and approving these as appropriate, and (e) is available for consultation and communication with major stockholders as appropriate.

Risk Oversight

The Board’s primary function is one of oversight. In connection with its oversight function, the Board oversees the Company’s policies and procedures for managing risk. The Board administers its risk oversight function primarily through its Committees. Board Committees have assumed oversight of various risks that have been identified through the Company’s enterprise risk assessment. The Audit Committee reviews the Company’s risk assessment and risk management policies and the Audit Committee reports to the Board on the Company’s enterprise risk assessment.

Communications Between Stockholders and the Board

Stockholders and other interested persons seeking to communicate with the Board should submit any communications in writing to the Company’s Corporate Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Company’s Corporate Secretary will forward such communication to the full Board or to any individual director or directors (including the non-management directors as a group) to whom the communication is directed.

Attendance at Annual Meetings

All Board members are expected to attend in person the Company’s annual meetings of stockholders and be available to address questions or concerns raised by stockholders. All of the then-incumbent directors attended the 2011 annual meeting of stockholders.

Executive Officers

The Company’s executive officers during Fiscal 2012, as well as additional information with respect to such persons, are set forth in the table below:

Name	Age	Position
Leonard Riggio	71	Founder and Chairman of the Board
William J. Lynch, Jr.	42	Chief Executive Officer
Mitchell S. Klipper	54	Chief Executive Officer – Barnes & Noble Retail Group
Michael P. Huseby	57	Chief Financial Officer
Joseph J. Lombardi	50	Former Chief Financial Officer
Mary Ellen Keating	55	Senior Vice President of Corporate Communications and Public Affairs
Mark Bottini	52	Vice President and Director of Stores
Jaime Carey	51	Vice President and Chief Merchandising Officer
David S. Deason	53	Vice President of Barnes & Noble Development
Eugene V. DeFelice	53	Vice President, General Counsel and Corporate Secretary
Christopher Grady-Troia	60	Vice President and Chief Information Officer
Allen W. Lindstrom	45	Vice President, Corporate Controller
Michelle Smith	59	Vice President of Human Resources

Information with respect to executive officers of the Company who also are a director or director nominee is set forth in “Information Concerning the Directors and the Board’s Nominees” above.

Mitchell S. Klipper has been the Chief Executive Officer of the Company’s retail group since March 2010. Since February 2002, he was the Chief Operating Officer of the Company. Prior to that, he was the President of Barnes & Noble Development, the group responsible for selecting, designing and constructing new store locations, and an Executive Vice President of the Company from December 1995 to February 2002.

Michael P. Huseby was appointed the Chief Financial Officer of Barnes & Noble in March 2012. From 2004 to 2011, Mr. Huseby served as Executive Vice President and Chief Financial Officer of Cablevision Systems Corporation, a leading telecommunications and media company. Prior to joining Cablevision, Mr. Huseby served as Executive Vice President and Chief Financial Officer of Charter Communications, Inc., the fourth largest cable operator in the U.S. From 1999 to 2002, Mr. Huseby served as Executive Vice President, Finance and Administration, of AT&T Broadband, a provider of cable television services. In addition, Mr. Huseby spent over 23 years at Arthur Andersen, LLP and Andersen Worldwide, S.C., where he held the position of Global Equity Partner.

Mary Ellen Keating joined the Company as Senior Vice President, Corporate Communications and Public Affairs in January 1998. Prior to that, she was an executive with Hill & Knowlton, Inc., a worldwide public relations firm, from 1991 to 1998, where she served as Executive Vice President and General Manager of Hill & Knowlton’s flagship New York office.

Mark Bottini has been the Vice President and Director of Stores of the Company since October 2003. Prior to that, he was a Regional Director of the Company in New York from December 2000 to October 2003. Mr. Bottini served as a Regional Director of the Company in Chicago from April 1999 to December 2000 and a District Manager of the Company in New York from September 1995 to April 1999. Mr. Bottini began his career with the Company as a District Manager for B. Dalton Booksellers from October 1991 to September 1995.

Jaime Carey has been Chief Merchandising Officer of the Company since May 2008. Mr. Carey was Vice President of Newsstand from January 2005 through April 2008. Prior to that, he was Director of Newsstand from September 2003 to January 2005. Prior to joining the Company, Mr. Carey served as Vice President of Client Services for Curtis Circulation Company.

David S. Deason joined the Company in February 1990 as a Director of Real Estate and became Vice President of Barnes & Noble Development in February 1997.

Eugene V. DeFelice has been Vice President, General Counsel and Corporate Secretary of the Company since September 2010. Prior to joining the Company, Mr. DeFelice was Senior Vice President, General Counsel and Corporate Secretary of Savvis Inc. from November 2006 to August 2010. Savvis is a global information technology service provider. Prior to Savvis, he held various general counsel and other legal positions, as well as operational roles, in technology and healthcare. Mr. DeFelice graduated from Rutgers University, received his doctorate of Law degree from Seton Hall University and a Master’s of Business Administration with distinction from Webster University in Geneva, Switzerland.

Allen W. Lindstrom has been Vice President, Corporate Controller of the Company since November 2007. From October 2011 to March 2012, Mr. Lindstrom also served as the interim Chief Financial Officer for the Company. Prior to joining the Company, Mr. Lindstrom was Chief Financial Officer at Liberty Travel, Inc. from April 2002 to November 2007. From April 2000 to April 2002, he was Financial Controller of The Museum Company, Inc. Prior to that, he held various positions at Toys ‘R’ Us, Inc. from February 1993 to April 2000. Mr. Lindstrom is a Certified Public Accountant.

Michelle Smith became Vice President of Human Resources of the Company in November 1996. Ms. Smith joined the Company in September 1993 as Director of Human Resources. Ms. Smith is a member of the Society for Human Resource Management and serves on the National Retail Federation’s Committee on Employment Law.

Christopher Grady-Troia has been the Chief Information Officer of the Company since October 2004. Prior to that, he was Vice President of Information Technology from May 2002 to October 2004. Mr. Grady-Troia began his career with the Company as a Systems Manager in 1993. Prior to that, he was Assistant Director of Information Technology at Ann Taylor Stores Corporation and a Director of Application Development at Lord & Taylor.

Joseph J. Lombardi was the Chief Financial Officer of the Company from May 2003 until October 2011. Previously, he was Vice President and Controller from May 2002 to May 2003. Prior to joining the Company, Mr. Lombardi served as Chief Financial Officer at The Museum Company, Inc. from August 1999 to May 2002. From August 1995 through July 1999, he was the Vice President and Controller of Toys ‘R’ Us, Inc. Prior to that, he was a Partner at Ernst & Young LLP. Mr. Lombardi is a Certified Public Accountant.

The Company’s officers are elected annually by the Board and hold office at the discretion of the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of Common Stock, as of June 30, 2012, by each person known by the Company to own beneficially more than five percent of the Company’s outstanding Common Stock, by each director, by each director nominee, by each executive officer named in the Summary Compensation Table and by all directors and executive officers of the Company as a group. Except as otherwise noted, to the Company’s knowledge, each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by him, her or it. Unless otherwise indicated, the address of each person listed is c/o Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011.

Name of Beneficial Owner	Shares Beneficially Owned (1)	Percent of Class (1)
Leonard Riggio (2)	17,900,132	29.8%
Liberty GIC, Inc. (3)	12,000,000	16.7%
JANA Partners LLC (4)	5,959,359	9.9%
Dimensional Fund Advisors LP (5)	3,276,807	5.5%
Daniel R. Tisch (6)	3,085,200	5.1%
Mitchell S. Klipper (7)	1,129,204	1.9%
William J. Lynch, Jr. (8)	905,776	1.5%
Joseph J. Lombardi (9)	92,948	*
William Dillard, II (10)	75,635	*
Irene R. Miller (11)	66,342	*
Patricia L. Higgins (12)	46,859	*
Jaime Carey (13)	41,647	*
Mary Ellen Keating (14)	32,963	*
George Campbell Jr. (15)	22,421	*
David G. Golden (16)	14,306	*
David A. Wilson (17)	14,306	*
Mark D. Carleton (18)	8,149	*
Gregory B. Maffei (19)	8,149	*
Allen W. Lindstrom (20)	1,633	*
Michael P. Huseby (21)	—	*
All directors and executive officers as a group (21 persons) (22)	20,627,971	33.7%

* Less than 1%.

(1)	Shares of Common Stock that an individual or group has a right to acquire within 60 days after June 30, 2012 pursuant to the exercise of options, warrants or other rights are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for computing the percentage ownership of any other person or group shown in the table. As of June 30, 2012, there were 60,012,095 shares of Common Stock issued and outstanding (including shares of unvested restricted stock and shares held in the Company’s 401(k) Plan).

(2)	Includes (a) 4,350,876 shares owned by LRBKS Holdings, Inc. (a Delaware corporation beneficially owned by Mr. Riggio and his wife), (b) 1,416,500 shares owned by The Riggio Foundation, a charitable trust established by Mr. Riggio, with himself and his wife as trustees, (c) 1,448 shares of restricted stock and (d) 712,473 shares held in a rabbi trust established by the Company for the benefit of Mr. Riggio pursuant to a deferred compensation arrangement. Under this deferred compensation arrangement, Mr. Riggio is entitled to 712,473 shares of Common Stock within 30 days following the earliest of: (a) his death; (b) a sale of all or substantially all of the assets of the Company; or (c) a sale of a “controlling interest” in the Company (defined as 40% or more of the Company’s outstanding Common Stock). Mr. Riggio disclaims voting control of all shares held in this trust arrangement. Some of the shares of Common Stock owned by Mr. Riggio are, and other shares in the future may be, pledged as collateral for loans, including loans which were used to purchase Common Stock.

(3)	This information is based upon a Schedule 13D filed with the SEC by Liberty Media Corporation. Liberty GIC, Inc. is currently the beneficial owner of 204,000 shares of Series J Preferred Stock of the Company. Those shares of Series J Preferred Stock are convertible into 12,000,000 shares of Common Stock of the Company (subject to customary anti-dilution adjustments). They are entitled to vote on an as-converted basis.

(4)

This information is based upon a Schedule 13G filed with the SEC by JANA Partners LLC. As stated in such Schedule 13G, JANA Partners LLC may be deemed to share beneficial ownership of the shares listed in the above table and to share the indirect power to vote and direct the disposition of such shares. The address of such persons is listed as 767 Fifth Avenue, 8th Floor, New York, New York, 10153.

(5)	This information is based upon a Schedule 13G filed with the SEC by Dimensional Fund Advisors LP. As stated in such Schedule 13G, Dimensional Fund Advisors LP may be deemed to share beneficial ownership of the shares listed in the above table and to share the indirect power to vote and direct the disposition of such shares. The address of such persons is listed as Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

(6)	This information is based upon a Schedule 13G filed with the SEC by Daniel R. Tisch. As stated in such Schedule 13G, Daniel R. Tisch may be deemed to share beneficial ownership of the shares listed in the above table and to share the indirect power to vote and direct the disposition of such shares. The address of such persons is listed as 500 Park Avenue, New York, New York, 10022.

(7)	Of these shares, 487,595 are issuable upon exercise of options and 264,972 are shares of restricted stock.

(8)	Of these shares, 333,333 are issuable upon the exercise of options and 275,000 are shares of restricted stock.

(9)	Of these shares, 2,070 are issuable upon the exercise of options and 90,878 are shares of restricted stock.

(10)	Of these shares, 48,306 are issuable upon the exercise of options and 12,254 are shares of restricted stock.

(11)	Of these shares, 38,306 are issuable upon the exercise of options and 12,254 are shares of restricted stock.

(12)	Of these shares, 20,000 are issuable upon the exercise of options and 12,254 are shares of restricted stock.

(13)	Of these shares, 15,624 are issuable upon the exercise of options and 2,173 are shares of restricted stock.

(14)	Of these shares, 32,963 are issuable upon the exercise of options and 2,173 are shares of restricted stock.

(15)	Of these shares, 12,254 are shares of restricted stock.

(16)	Of these shares, 12,254 are shares of restricted stock.

(17)	Of these shares, 12,254 are shares of restricted stock.

(18)	Of these shares, 8,149 are shares of restricted stock.

(19)	Of these shares, 8,149 are shares of restricted stock.

(20)	Of these shares, 798 are shares of restricted stock.

(21)	Michael P. Huseby joined the Company as Chief Financial Officer effective March 13, 2012.

(22)	Of these shares, 1,130,791 are issuable upon the exercise of options and 795,255 are shares of restricted stock.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis summarizes the material elements of the Company’s compensation programs for its named executive officers, including the Company’s compensation philosophy and objectives. For Fiscal 2012, the Company’s named executive officers were: William J. Lynch, Jr., Chief Executive Officer; Michael P. Huseby, Chief Financial Officer; Mitchell S. Klipper, Chief Executive Officer–Barnes & Noble Retail Group; Mary Ellen Keating, Senior Vice President of Corporate Communications and Public Affairs; Jaime M. Carey, Chief Merchandising Officer; Allen W. Lindstrom, interim Chief Financial Officer; Joseph J. Lombardi, former Chief Financial Officer and Leonard Riggio, Chairman of the Board and Founder.

Mr. Lombardi resigned as the Company’s Chief Financial Officer, effective October 21, 2011, and the Board appointed Mr. Lindstrom to serve as interim Chief Financial Officer while the Company conducted its search for a new Chief Financial Officer. Prior to his appointment, Mr. Lindstrom had been the Vice President, Corporate Controller of the Company since November 2007. Mr. Huseby joined the Company as the new Chief Financial Officer, effective March 13, 2012, and Mr. Lindstrom reassumed his role as Vice President, Corporate Controller of the Company, but he retained several responsibilities, including those pertaining to tax and risk management. Pursuant to his transitional employment agreement entered into with the Company on October 21, 2011 (the “Lombardi Transition Agreement”), Mr. Lombardi continued to serve as a non-executive employee of the Company and provided transitional services through June 30, 2012.

Overview of the Compensation Program

Compensation Principles

The Company is the world’s premier destination for books, eBooks, magazines, toys & games, music, DVD and Blu-ray, video games, and related products and services and, taking advantage of vast warehouses across the United States, the Company stocks over 1 million titles for immediate delivery—more than any other online bookseller. The Company has also established itself as a leader in the digital space by producing the best eReader on the market and through a series of key strategic transactions and achievements, as described further below. The Company serves approximately 40 million customers and, as of April 28, 2012, employed approximately 35,000 full- and part-time employees. The Company’s compensation program seeks to attract, incentivize and retain individuals who possess the unique skills, experience and knowledge to implement the Company’s complex global strategy. The Company’s compensation program for the named executive officers is structured to implement the following guiding principles:

Pay for performance — The compensation program is designed to reward the named executive officers for attaining established goals that require the dedication of their time, effort, skills and business experience to the success of the Company and the maximization of stockholder value. A significant portion of the named executive officers’ compensation is based on the performance of the Company, and the compensation program is designed to reward both annual and long-term performance. Annual performance is rewarded through salary, annual incentive compensation and discretionary bonuses and is measured principally by the Company’s consolidated EBITDA (earnings before interest, taxes, depreciation and amortization), as adjusted as described below. Given the industry’s transformation into digital reading, the Company’s long term financial success is critically dependent on strategic initiatives and accomplishments in the digital space. Such strategic accomplishments are considered in discretionary bonus awards. Long-term performance is rewarded through equity-based awards (including restricted stock, stock options and restricted stock units), the value of which is based upon the performance of the Company’s stock price.

Pay competitively — The compensation program is designed to be competitive relative to the compensation provided by peer group companies and to allow the Company to attract and retain individuals whose skills are critical to the current and long-term success of the Company. Because the implementation of the

Company’s global strategy requires long-term commitments on the part of the named executive officers, and because competition for top talent is intense in the Company’s industry, retention is a key objective of the compensation program.

Align pay to business objectives and long-term strategy — The compensation program is designed to reward and motivate the named executive officers’ individual and team performance in attaining business objectives and maximizing stockholder value. Compensation decisions are based on the principle that the long-term interests of the named executive officers should be aligned with those of the Company’s stockholders.

Fiscal 2012 Operational Highlights

During Fiscal 2012, the Company made several key strategic steps and accomplished several critical strategic goals. The Company’s management team was critical in steering the Company through retention and pricing challenges and maneuvering the Company into a stronger competitive position. Despite the fact that the Company’s achievement of consolidated EBITDA (subject to certain adjustments, as described below) was below the level that would result in payouts to the named executive officers under the Company’s incentive compensation plans, as discussed below, the Company achieved significant strategic progress during the year. Through the Liberty transaction and the Microsoft transaction, the Company is now better positioned to take advantage of the rapid growth of the NOOK™ business (references to NOOK™ include the Company’s NOOK 1st Edition™, NOOK Wi-Fi 1st Edition™, NOOK Simple Touch™, NOOK Tablet™, NOOK Color™, NOOK Simple Touch with GlowLight™ and The All-New NOOK™ eBook Reader devices), and to solidify its position as a leader in the rapidly growing market for digital content in the consumer and education segments. Furthermore, during Fiscal 2012, both the retail and college businesses substantially exceeded financial expectations and performance goals. The Compensation Committee carefully considered these achievements and challenges the Company faced in Fiscal 2012 in order to ensure that the compensation program would adequately reflect the Company’s compensation principles.

Roles of the Compensation Committee and Management in Compensation Decisions for the Named Executive Officers

The Compensation Committee has responsibility for establishing, implementing and overseeing the Company’s compensation program for the named executive officers. The Compensation Committee reviews and approves the Company’s compensation principles and the compensation of the named executive officers. As more fully described below, with respect to the Chief Executive Officer, the Compensation Committee reviews and approves corporate goals and objectives relevant to his compensation, evaluates his performance in light of those goals and objectives and determines and approves his compensation level based on this evaluation. Regarding the executive officers of the Company and any other executives of the Company earning a base salary of $400,000 or more, the Compensation Committee annually reviews and approves the annual base salary levels, the annual incentive opportunity levels, the long-term incentive opportunity levels and the employment and severance agreements, in each case as, when and if appropriate, and any special or supplemental benefits. In addition, the Compensation Committee annually reviews and makes recommendations to the Board with respect to the compensation programs and policies applicable to the Company’s directors and officers, including incentive compensation plans and equity-based plans, and approves all new incentive plans and major benefit programs. The Compensation Committee also administers the Company’s equity incentive plan.

The performance of each of the Chairman and the Chief Executive Officer is reviewed annually by the Compensation Committee. The Chairman and the Chief Executive Officer annually review the performance of each of the other named executive officers. Their compensation recommendations following these reviews are presented to the Compensation Committee, together with the Chairman’s compensation recommendations with respect to the Chief Executive Officer. The Chairman’s compensation is determined exclusively by the Compensation Committee. The Compensation Committee considers all key elements of compensation separately and also reviews the full compensation package afforded by the Company to the named executive officers, including insurance and other benefits. In accordance with the Company’s compensation principles, the Compensation Committee considers the full compensation package provided to each of the named executive officers in light of: (a) the Company’s business performance; (b) each named executive officer’s experience, prior performance and anticipated future performance; (c) relative compensation among the named executive officers; (d) industry-wide business conditions and (e) compensation provided by the Company’s peers. Based on its judgment and expertise, the Compensation Committee may exercise its discretion to modify any or all recommended elements of compensation or awards to the named executive officers.

Retention of Consultants

The Compensation Committee has retained an independent compensation consultant. In order to ensure that the consultant’s advice to the Compensation Committee remains objective and is not influenced by the Company’s management, the consultant reports to and takes direction from the Compensation Committee itself and not from the Company’s management. With the consent of the Compensation Committee, the consultant may contact the Company’s management for information necessary to fulfill its assignments, such as information regarding personnel responsibilities and salaries. The consultant may also, and frequently does, provide reports and presentations to and on behalf of the Compensation Committee that management also receives. Management’s contact with the compensation consultant in this regard is at the Compensation Committee’s direction. All decisions with respect to the amount and form of director and executive compensation are made by the Compensation Committee alone, subject to the approval of the full Board with respect to the compensation of the directors, and may reflect factors and considerations other than the information and advice provided by the compensation consultant.

In Fiscal 2011, the Compensation Committee retained Frederic W. Cook & Co., Inc., an independent nationally recognized compensation consulting firm (“Cook & Co.”), to provide information, analyses and advice regarding executive compensation and other matters. Cook & Co. was retained by the Compensation Committee in February 2011, and a representative of Cook & Co. attended all but one of the meetings of the Compensation Committee during Fiscal 2012. Cook & Co. had been previously retained by the Compensation Committee to advise with respect to prior fiscal years. Cook & Co. reports directly to the Compensation Committee Chair. During the fourth quarter of Fiscal 2011, Cook & Co. developed a new proxy peer group for executive compensation analysis and conducted a competitive compensation analysis of Chief Executive Officer pay using the new peer group and the Radford Global Technology Survey (“Radford Survey”). Cook & Co. does not provide other services to the Company in addition to providing compensation consulting services to the Compensation Committee. Prior to Fiscal 2011, the Compensation Committee retained Mercer (US) Inc. (“Mercer”) to advise on and analyze matters regarding executive compensation; however, Mercer does not currently provide any consulting services to the Compensation Committee. In determining the compensation of Messrs. Carey and Lindstrom and Ms. Keating, the Compensation Committee did not use specific peer group data, but the Compensation Committee was presented with market information based on surveys provided by Mercer and Radford (collectively, “Competitive Survey Data”), in order to obtain a broad understanding of current executive compensation pay practices for the applicable positions.

Establishment of Competitiveness

Compensation Peer Group

In May 2011, taking into account a review conducted by Cook & Co., the Compensation Committee approved changing the previously-used 12-company peer group of retail companies (the “Retail Peer Group”), as described further below, by eliminating six specialty retail companies that were in bankruptcy, or no longer sufficiently similar to the Company’s retailing approach and product mix, and adding 14 companies that were a better fit and aligned with the Company’s digital business strategy. The Company’s revised peer group consists of the following 20 companies: Adobe Systems Incorporated; Bed, Bath & Beyond, Inc.; Dick’s Sporting Goods, Inc.; eBay Inc.; Expedia, Inc.; The Gap, Inc.; Intuit Inc.; Limited Brands, Inc.; Motorola Mobility Holdings, Inc.;

NCR Corporation; Netflix, Inc.; Office Depot, Inc.; OfficeMax, Inc.; priceline.com Incorporated; Radio Shack, Corp.; Research In Motion Limited; SanDisk Corporation; Western Digital Corporation; Williams-Sonoma, Inc. and Yahoo! Inc. (collectively, the “New Peer Group”).

The Company had previously used the Retail Peer Group to assess competitive pay and practices for the named executive officers. The peer group companies had characteristics and business models that were similar to those of the Company (i.e., multi-outlet retail organizations selling moderately priced merchandise) and annual revenues that range from approximately one-quarter to 1.5 times the annual revenue of the Company. The peer group companies were: AutoZone, Inc.; Bed, Bath & Beyond, Inc.; Blockbuster, Inc.; Borders Group, Inc.; Dick’s Sporting Goods, Inc.; Limited Brands, Inc.; OfficeMax, Inc.; PetSmart, Inc.; Radio Shack, Corp.; Retail Ventures, Inc.; Williams-Sonoma, Inc. and Zale Corp.

In Fiscal 2010, when Mercer assessed the proposed compensation level for Mr. Lynch in connection with his promotion to his current position as Chief Executive Officer and the execution of his employment agreement, it also reviewed compensation at a group of technology and internet retail companies as an additional reference point for his position. The group of technology and internet retail companies were: AOL Inc.; Avid Technologies, Inc.; eBay Inc.; Expedia, Inc.; NCR Corporation; Netflix, Inc.; NewEgg Inc.; Orbitz Worldwide, Inc. and priceline.com Incorporated (collectively, the “Technology Peer Group”).

Competitiveness

The Compensation Committee does not set percentile goals for its executive compensation relative to any peer group; however the Compensation Committee has considered market median compensation practices in the Retail Peer Group, Technology Peer Group and/or New Peer Group in the past when negotiating the employment agreements of certain named executive officers, as discussed below. In addition, the Compensation Committee was presented with market information based on Competitive Survey Data aimed at providing the Compensation Committee members with a broad understanding of current executive compensation pay practices. While the Compensation Committee has reviewed peer group analysis in the past to ensure that the compensation program is competitive and promotes retention, and is periodically presented with recommendations based on Competitive Survey Data, relative pay is just one factor that the Compensation Committee considers in determining compensation levels. In addition, the Compensation Committee considers: (a) the Company’s business performance; (b) each named executive officer’s experience, prior performance and anticipated future performance; (c) relative compensation among the named executive officers; (d) industry-wide business conditions and (e) the recommendations of the Chairman and the Chief Executive Officer. In Fiscal 2012, the compensation of the named executive officers was determined by taking into account (i) in the case of Messrs. Lynch, Huseby, Klipper, Lombardi and Riggio, the terms and conditions of their respective employment agreements, their significant, respective job responsibilities and their roles in managing the Company’s retail businesses and (ii) in the case of Messrs. Carey and Lindstrom and Ms. Keating, their respective job responsibilities. In addition, with regard to the named executive officers’ retention awards and discretionary bonuses (as discussed below), the Compensation Committee considered the degree to which each executive played a vital role in the achievement of the Company’s strategic goals in Fiscal 2012 as well as the degree to which the Company will depend on their skills, knowledge and experience as it moves forward.

A portion of the compensation of Messrs. Lynch, Huseby, Klipper, Lombardi and Riggio in Fiscal 2012 was based on the terms and conditions of their employment agreements. Messrs. Lynch, Klipper and Lombardi’s agreements were executed in the fourth quarter of Fiscal 2010, Mr. Riggio’s agreement was executed in the first quarter of Fiscal 2011 and Mr. Huseby’s agreement was executed in the fourth quarter of Fiscal 2012. In determining the compensation provided in Mr. Lynch’s employment agreement, the Compensation Committee considered the market median of chief executive officer-level compensation in both the Retail Peer Group and the Technology Peer Group. With respect to Mr. Huseby’s employment agreement, the Compensation Committee considered the market median chief financial officer-level compensation for companies according to market information based on Competitive Survey Data presented to the Compensation Committee members, as well as the compensation paid to him by his prior employer. In addition, because Mr. Huseby’s compensation was determined during the negotiation process, the Compensation Committee made certain determinations specifically to induce Mr. Huseby to accept the role of the Company’s Chief Financial Officer. In determining the compensation provided in Mr. Klipper’s employment agreement, the Compensation Committee considered the market median compensation of both Retail Peer Group chief operating officers and the-second-highest paid executive in each Retail Peer Group company. With regard to the compensation provided in Mr. Lombardi’s employment agreement, the Compensation Committee considered the market median chief financial officer-level compensation for companies in the Retail Peer Group. Mr. Lombardi’s compensation in Fiscal 2012 was also affected by his decision to resign and the terms and conditions of the Lombardi Transition Agreement, which limited his Fiscal 2012 compensation to his base salary, certain benefits and the vesting of his equity awards, as discussed further below. With regard to Messrs. Lynch and Riggio, the Compensation Committee also considered that each executive had significant job responsibilities that were in addition to their roles in managing the Company’s retail business. With regard to Mr. Lombardi, prior to his resignation, the Compensation Committee considered the significance of his job responsibilities in determining his compensation in addition to the terms and conditions of his employment agreement.

Messrs. Carey and Lindstrom and Ms. Keating do not have employment agreements with the Company and their compensation has been largely determined by their respective job responsibilities. In determining the compensation for Messrs. Carey and Lindstrom and Ms. Keating, the Compensation Committee considered the median compensation for their respective roles according to market information based on Competitive Survey Data presented to the Compensation Committee members. During Fiscal 2012, the Compensation Committee decided to increase Mr. Lindstom’s base salary because his responsibilities, both in connection with his temporary role as interim Chief Financial Officer and on an ongoing basis, increased in Fiscal 2012. With regard to Ms. Keating, the Compensation Committee also considered that she had significant job responsibilities that were in addition to her role in managing the Company’s retail business.

In early Fiscal 2012, the Compensation Committee reviewed the findings of an updated competitive analysis conducted by Cook & Co. using the New Peer Group developed during the fourth quarter of Fiscal 2011 and the Radford Survey. Depending on the position being analyzed, the Radford Survey included between 22 and 74 company participants with annual revenue greater than $3 billion. The findings indicate that target total direct compensation (i.e., base salary, annual cash incentive and the average annual value of equity awards) for Mr. Lynch and Ms. Keating is generally aligned with market median levels of both the New Peer Group and the Radford Survey, and that compensation for Messrs. Klipper and Lombardi is generally positioned above the median of the New Peer Group. Mr. Klipper has been with the Company for many years and, as Chief Executive Officer—Barnes & Noble Retail Group, has assumed responsibilities beyond those of a traditional head of a business unit, including successfully managing the retail business, one of the Company’s most critical operations, and implementing the Company’s new digital strategy in its retail stores. In addition, due in large part to Mr. Klipper’s exemplary leadership, the retail business consistently out-performs expectations. Mr. Lombardi had also been with the Company for many years and, in that time, had become critical to the daily operations of the Company in addition to his financial responsibilities.

Set forth below is a chart showing the Fiscal 2011 compensation by element and target total compensation for Messrs. Lynch, Klipper and Lombardi and Ms. Keating relative to the New Peer Group based on compensation paid by members of the New Peer Group for 2010. For Mr. Lynch, the pay percentiles provided below are based on median chief executive officer-level compensation for companies in the New Peer Group. For Messrs. Klipper, Lombardi and Ms. Keating, the pay percentiles provided below are based on a comparison against counterpart executives within the New Peer Group according to the descending order of their target total direct compensation, as shown in the chart. The competitive analysis did not examine the compensation of Messrs. Huseby, Carey, Lindstrom or Riggio because the analysis only reviewed the compensation of (i) individuals who were considered likely to be disclosed as named executive officers for Fiscal 2011 based on position or compensation levels and (ii) individuals who were executives of the Company’s digital business.

Pay Percentile Relative to the New Peer Group
Executive Name	Peer Group Position	Base Salary	Target Total Cash	Target Total Direct Compensation
William J. Lynch, Jr.	CEO	25th –50th	At 50th	25th – 50th
Mitchell S. Klipper	2nd Highest-Paid	Above 75th	Above 75th	Above 75th
Mary Ellen Keating	5th Highest-Paid	Above 75th	50th – 75th	Below 25th
Joseph J. Lombardi	3rd Highest-Paid	Above 75th	Above 75th	50th – 75th

Impact of Fiscal 2011 Say-on-Pay and Say-on-Frequency Votes

At the Fiscal 2011 annual meeting of stockholders of the Company which was held on October 28, 2011, the stockholders approved, on an advisory basis, the Fiscal 2011 compensation of the Company’s named executive officers, which is commonly referred to as a “say-on-pay” proposal, by an affirmative vote of over 90% of the votes cast on the proposal. Accordingly, the Compensation Committee determined that it was not necessary to materially alter its compensation practices for Fiscal 2012 to address stockholder feedback. The Board reviewed the voting results for the say-on-frequency proposal at the Fiscal 2011 annual meeting of stockholders, in which over 97% of the votes cast were for an annual advisory say-on-pay vote. In accordance with those results, the Board determined to hold the say-on-pay vote annually until the next say-on-frequency vote, which is expected to occur upon the earlier of the annual meeting of stockholders during the Company’s 2018 fiscal year or at such time the Board determines that a different frequency of say-on-pay votes is in the best interest of the Company and its stockholders and submits the frequency to a stockholder vote.

Key Elements of Compensation

Consistent with the Compensation Committee’s compensation principles, the following elements make up the compensation of the named executive officers:

•	Base Salary

•	Performance-Based Annual Incentive Compensation

•	Discretionary Bonuses

•	Long-Term Equity

•	Retirement, Other Benefits and Limited Perquisites

Set forth below is a chart showing, for each named executive officer, the percentage of total compensation that each element of compensation comprised in Fiscal 2012. Percentages for some rows may not add to 100% due to rounding.

Executive Name	Base Salary	Performance- Based Annual Incentive Compensation	Discretionary Bonus	Long-Term Equity		All Other Compensation
William J. Lynch, Jr.	11%	—	4%	84	% (1)	0%
Michael P. Huseby	2%	—	—	97%		0%
Mitchell S. Klipper	32%	—	12%	53%		3%
Mary Ellen Keating	40%	12%	1%	45%		1%
Jaime M. Carey	32%	11%	1%	55%		1%
Allen W. Lindstrom	31%	10%	1%	57%		1%
Joseph J. Lombardi	96%	—	—	—		4%
Leonard Riggio	68%	—	26%	—		6%

(1)	This percentage does not include the grant of options to Mr. Lynch to purchase 500,000 shares of common stock that the Company subsequently determined were not validly granted pursuant to the 2009 Incentive Plan because they exceeded the limit on the number of stock options that may be granted to any individual participant within any 36-month period. For additional information, see the discussion in the “Compensation Discussion and Analysis – Key Elements of Compensation, Long-Term Equity” section of this Proxy Statement.

The relative mix of compensation among the elements is designed to strike a long-term balance between rewarding annual performance in a competitive marketplace and aligning the long-term interests of the Company’s named executive officers with those of the Company’s stockholders. For Fiscal 2012, the relative mix of compensation for the named executive officers was generally slightly skewed toward long-term equity due to awards granted for retention purposes, as discussed below.

Base Salaries

The Company pays its named executive officers a base salary to provide them with a guaranteed minimum compensation level for their annual services. A named executive officer’s base salary is determined by evaluating the responsibilities of the position held, the individual’s experience and the competitive marketplace for executive talent. The base salary is a component of total direct compensation, which is intended to be competitive with the total direct compensation paid to executive officers at peer group companies with comparable qualifications, experience and responsibilities (see the discussion in the “Compensation Discussion and Analysis—Establishment of Competitiveness” section of this Proxy Statement).

The Compensation Committee usually establishes base salaries of the named executive officers by the end of the first quarter of each fiscal year. In Fiscal 2012, taking into account the competitive analysis conducted by Cook & Co. of the named executive officer base salary levels in the New Peer Group, the Compensation Committee approved the following merit-based base salary increases: for Mr. Lynch, an increase from $900,000 to $1,200,000, for Mr. Klipper, an increase from $900,000 to $927,000 and for Mr. Carey, an increase from $468,000 to $500,000. Mr. Lynch’s salary was increased by $300,000 because it is critical to the Company to retain Mr. Lynch given his role in the Company’s digital strategy and the importance of his significant experience in the technology sector to the Company. Mr. Lindstrom received a base salary increase from $325,000 to $400,000 in connection with his temporary promotion to Interim Chief Financial Officer; this increase remained in effect even after Mr. Huseby was hired because of additional responsibilities Mr. Lindstrom assumed during his temporary role and has subsequently retained, including tax and risk management responsibilities. The Compensation Committee determined not to grant Ms. Keating a base salary increase because she received a base salary increase in Fiscal 2011. Mr. Lombardi did not receive an increase in his base salary in light of his decision to resign.

In early Fiscal 2013, due to base salary increases in Fiscal 2012 and the performance challenges the Company faced in Fiscal 2012, the Compensation Committee decided to defer for a six-month period its decision regarding base salary increases for Fiscal 2013 in order to allow the Compensation Committee to evaluate the Company’s performance and outlook at that time.

Performance-Based Annual Incentive Compensation

In addition to a base salary, in Fiscal 2012, each of the named executive officers (other than Messrs. Huseby and Lombardi) was granted an award of performance-based annual incentive compensation under either the Company’s stockholder approved 2009 Incentive Plan, in the case of Messrs. Lynch, Klipper and Riggio, or the Company’s Incentive Compensation Plan for Home Office Management for Fiscal 2012, in the case of Messrs. Carey and Lindstrom and Ms. Keating. The performance-based annual incentive compensation is earned based upon a corporate performance target of consolidated EBITDA, as adjusted as described below, and, in the case of Messrs. Carey and Lindstrom and Ms. Keating, certain individual performance targets. Generally, the Compensation Committee sets performance targets for performance-based annual incentive compensation so that the relative difficulty of achieving the targets is consistent from year to year.

The corporate performance target is based on “Adjusted EBITDA,”* which is EBITDA as reported in the Company’s audited financial statements with certain adjustments relating to expenses incurred in connection with proxy contests, derivative litigation and the strategic alternative process. During the first quarter of Fiscal 2012, the Compensation Committee established a target level of Adjusted EBITDA of approximately $250 million. Adjusted EBITDA was chosen as the Company-wide performance metric in order to incentivize the named executive officers to work together to advance the Company’s continuing efforts to integrate its operations as a multi-channel retailer in order to realize operational efficiencies and to provide a superior and seamless experience for customers.

Each of Messrs. Lynch, Klipper and Riggio was granted performance-based annual incentive compensation awards in the form of cash-settled performance units, payable in accordance with the 2009 Incentive Plan, and earned based only upon a corporate performance target of Adjusted EBITDA. The performance units granted to Messrs. Lynch, Klipper and Riggio, which vest over a one-year period, are designed to motivate individual and team performance in attaining the current year’s performance goals and business objectives. Messrs. Carey and Lindstrom and Ms. Keating participated in the Company’s Incentive Compensation Plan for Home Office Management for Fiscal 2012, which provides for an annual incentive payment to each such executive, 25% of which is based on the Adjusted EBITDA corporate performance target and 75% of which is based on each such executive’s individual performance targets. Mr. Huseby was not granted a bonus for Fiscal 2012, but he is guaranteed a bonus in Fiscal 2013, as discussed further below. Pursuant to the Lombardi Transition Agreement, Mr. Lombardi was not eligible for an annual incentive compensation payment with respect to Fiscal 2012.

Performance Units

The performance units granted to each of Messrs. Lynch, Klipper and Riggio have performance targets based on Adjusted EBITDA that were established by the Compensation Committee in consultation with the Chairman and the Chief Executive Officer during the first quarter of Fiscal 2012. The targets were set in accordance with and based on the Company’s annual budget and financial goals. The Compensation Committee considers Adjusted EBITDA to be an appropriate performance metric for performance units because it reflects sustained earnings and aligns performance-based annual incentive compensation with the interests of

*	“Adjusted EBITDA” is defined as EBITDA as reported in the Company’s audited financials, plus (i) an adjustment for pre-tax legal and settlement related net expenses incurred in connection with certain derivative litigation and proxy contests and (ii) an adjustment for costs incurred in connection with the strategic alternative process.

stockholders. For Fiscal 2012, the Compensation Committee set the amount payable upon the achievement of Adjusted EBITDA according to a sliding scale based on a designated percentage of base salary. The sliding scale provided for no incentive compensation payout if the Company achieved less than 84% of the target and for a maximum incentive compensation payout, as more fully described below, if the Company achieved 115% or more of the target.

In establishing the target payouts for each of Messrs. Lynch, Klipper and Riggio for Fiscal 2012, the Compensation Committee conducted a subjective analysis that took into consideration each of these named executive officer’s prior performance and anticipated future performance and the responsibilities of each named executive officer, both within the Company and as compared to the responsibilities of similarly situated executives in the peer groups. The Compensation Committee also considered the payout necessary to achieve the level of total cash compensation and total direct compensation that the Compensation Committee determined was necessary to retain and incentivize each of these named executive officers.

Based on the foregoing, the Compensation Committee set the target payout percentage for performance units granted under the 2009 Incentive Plan at 150% of base salary for each of Messrs. Lynch, Klipper and Riggio. Each of these named executive officers has extensive responsibility within the Company and performs duties that significantly affect the Company’s overall performance and value. Therefore, each such executive’s incentive compensation payment is entirely measured with respect to Adjusted EBITDA, with no individual performance components taken into consideration. Each of Messrs. Lynch, Klipper and Riggio was entitled to receive a target incentive compensation payment of 150% of base salary for achieving between 92% and 108% of the target level of Adjusted EBITDA. They were entitled to receive an additional payment of up to 25% of base salary for achieving up to 115% or more of the target level of Adjusted EBITDA.

Set forth below is a chart showing the sliding scale on which the incentive compensation payment for each of Messrs. Lynch, Klipper and Riggio was based in terms of percentage of each executive’s target incentive compensation payout and the payout as a percentage of base salary.

Level of Achievement of Adjusted EBITDA Target	% of Target Incentive Compensation Payout	% of Base Salary
0% – less than 84%	0%	0%
84% – less than 88%	50%	75%
88% – less than 92%	75%	112.5%
92% – less than 108%	100%	150%
108% – less than 115%	110%	165%
115% +	117%	175%

Set forth below is a chart showing target and maximum annual performance-based incentive compensation for each of Messrs. Lynch, Klipper and Riggio for Fiscal 2012. For Fiscal 2012, the Company’s actual Adjusted EBITDA was less than the minimum performance level of 84% of the Adjusted EBITDA target. Accordingly, Messrs. Lynch, Klipper and Riggio did not receive performance-based annual incentive compensation for Fiscal 2012.

Name	Target Payout as a % of Salary	Payout Range as a % of Salary	Target Incentive Compensation Award	Maximum Award	Actual Award	Actual Award as a % of Salary
William J. Lynch, Jr.	150%	0-175%	$1,800,000	$2,100,000	$0	0%
Mitchell S. Klipper	150%	0-175%	$1,390,500	$1,622,250	$0	0%
Leonard Riggio	150%	0-175%	$150,000	$175,000	$0	0%

Home Office Management Awards

Messrs. Carey and Lindstrom and Ms. Keating are responsible for more focused areas of the Company’s business. For that reason, each of these executives participated in the Company’s Incentive Compensation Plan for Home Office Management for Fiscal 2012 and received an incentive compensation award with performance targets based on Company performance and individual performance. The Compensation Committee set a target annual incentive for each of these executives based on the scope of each executive’s duties and respective individual capacity to affect the overall performance of the Company. For Fiscal 2012, 25% of each executive’s incentive compensation was based on the Adjusted EBITDA corporate performance target and 75% was based on such executive’s individual performance targets. The Compensation Committee believes that it is important for a portion of all executives’ annual incentives to be tied to Company performance, but that, below the top senior executives, the majority of executives’ annual incentives should be based on business segment goals and/or individual objectives that are most relevant for their roles. As discussed previously, Adjusted EBITDA was chosen to represent Company performance.

Jaime M. Carey—Mr. Carey is responsible for the merchandise buying of all departments, including book, music, DVD, magazine and gift. Based on the scope of Mr. Carey’s duties and his individual capacity to affect the overall performance of the Company, the Compensation Committee set a target annual incentive for him at 40% of his base salary for achieving both the Adjusted EBITDA corporate performance target and his individual performance targets.

Set forth below are charts showing the sliding scale on which Mr. Carey’s incentive compensation payout was based in terms of percentage of each target component (Adjusted EBITDA, sales, margin, store inventory turns and distribution center inventory turns, which are key measures of the performance of our retail business) achieved and the payout as a percentage of his base salary.

Level of Achievement of Adjusted EBITDA Target	% of Target Incentive Compensation Payout	% of Base Salary
0% – less than 84%	0%	0%
84% – less than 88%	50%	5%
88% – less than 92%	75%	7.5%
92% – less than 108%	100%	10%
108% – less than 115%	105%	10.5%
115% +	115%	11.5%

Level of Achievement of Sales Target	% of Target Incentive Compensation Payout	% of Base Salary
0% – less than 98%	0%	0%
98% – less than 99%	80%	12%
99.01% – less than 99.99	90%	13.5%
100% – less than 102%	100%	15%
102.01% – less than 104%	110%	16.5%
104.01% – less than 106%	120%	18%
106.01% – less than 108%	130%	19.5%
108.01% – less than 110%	140%	21%
110% +	150%	22.5%

Level of Achievement of Margin Target	% of Target Incentive Compensation Payout	% of Base Salary
0% – less than (0.51)	0%	0%
(0.50) – less than (0.26)	80%	4%
(0.25) – less than (0.01)	90%	4.5%
0.00 – less than 0.50	100%	5%
0.51 – less than 1.00	110%	5.5%
1.01 – less than 1.50	120%	6%
1.51 – less than 2.00%	130%	6.5%
2.01 – less than 2.50	140%	7%
2.50+	150%	7.5%

Level of Achievement of Store Inventory Turns Target	% of Target Incentive Compensation Payout	% of Base Salary
0% – less than 99%	0%	0%
99.00% – less than 99.99	90%	4.5%
100.00% – less than 105%	100%	5%
105.01% – less than 110%	110%	5.5%
110% +	120%	6%

Level of Achievement of Distribution Center Inventory Turns Target	% of Target Incentive Compensation Payout	% of Base Salary
0% – less than 99%	0%	0%
99.00% – less than 99.99	90%	4.5%
100.00% – less than 105%	100%	5%
105.01% – less than 110%	110%	5.5%
110% +	120%	6%

As mentioned above, for Fiscal 2012, the Company’s actual Adjusted EBITDA was less than the minimum performance level of 84% of the Adjusted EBITDA target. Accordingly, Mr. Carey did not receive the portion (25%) of his performance-based annual incentive compensation that is based on Adjusted EBITDA for Fiscal 2012. However, based on the achievement of his individual performance components, Mr. Carey did receive the portion (75%) of his performance-based annual incentive compensation that is based on his individual performance targets. Set forth below is a chart showing (i) the target and maximum annual performance-based incentive compensation for Mr. Carey for the portions of his incentive compensation that are based on Adjusted EBITDA and his individual performance targets and (ii) the actual level of achievement and payment for each annual performance-based incentive compensation target for Mr. Carey for Fiscal 2012.

Measurement	Weighting	Target Payout as a % of Salary	Payout Range as a % of Salary	Target Award	Maximum Award	Actual Level of Achievement	Actual Award	Actual Award as a % of Salary
EBITDA	25%	10%	0-11.5%	$50,000	$57,500	0%	$—	—
Sales	37.5%	15%	0-22.5%	$75,000	$112,500	120%	$90,002	18%
Margin	12.5%	5%	0-7.5%	$25,000	$37,500	80%	$20,001	4%
Store Inventory Turns	12.5%	5%	0-6.0%	$25,000	$30,000	120%	$30,001	6%
Distribution Center Inventory Turns	12.5%	5%	0-6.0%	$25,000	$30,000	110%	$27,501	5.5%

Total	100%	40%	0-53.5%	$200,000	$267,500	—	$167,505	33.5%

Ms. Keating and Mr. Lindstrom—Ms. Keating is responsible for internal and external communications, media relations and public affairs for the Company. Mr. Lindstrom’s responsibilities include accounting, financial reporting, merchandise control, financial planning and analysis and vendor relations, and now also include tax and risk management. Based on the scope of Ms. Keating and Mr. Lindstrom’s duties and respective individual capacity to affect the overall performance of the Company, the Compensation Committee set a target annual incentive for each executive at 40% of such executive’s base salary for achieving both the Adjusted EBITDA corporate performance target and his or her individual performance targets based on management by objectives metrics (each, an “MBO Metric”), as discussed further below.

Set forth below is a chart showing the sliding scale on which each of Ms. Keating and Mr. Lindstrom’s incentive compensation payout was based in terms of percentage of the Adjusted EBITDA component achieved and the payout as a percentage of his or her base salary.

Level of Achievement of Adjusted EBITDA Target (Corporate Component)	% of Target Incentive Compensation Payout for Corporate Component	% of Base Salary
0% – less than 84%	0%	0%
84% – less than 88%	50%	5%
88% – less than 92%	75%	7.5%
92% – less than 108%	100%	10%
108% – less than 115%	105%	10.5%
115% +	115%	11.5%

As mentioned above, for Fiscal 2012, the Company’s actual Adjusted EBITDA was less than the minimum performance level of 84% of the Adjusted EBITDA target. Accordingly, Ms. Keating and Mr. Lindstrom did not receive the portion (25%) of his or her performance-based annual incentive compensation that is based on Adjusted EBITDA for Fiscal 2012. However, based on the achievement of each such executive’s individual performance components, each of Ms. Keating and Mr. Lindstrom did receive the portion (75%) of his or her performance-based annual incentive compensation that is based on his or her MBO Metrics. Ms. Keating’s MBO Metrics assessed her performance in three areas: (i) the development and implementation of a world-class public relations program to support the launch of new Company products, (ii) her material contribution to the development, implementation and oversight of the NOOK™ advertising program and (iii) the maintenance of the Company’s premier position as leader in author promotions. Mr. Lindstrom’s MBO Metrics assessed his performance in four areas: (a) his work with internal auditors and outside advisors to develop and implement an enterprise risk management system, (b) the filing of accurate financial reports with no restatements, (c) the preparation for change in segment reporting for the digital business and (d) his material contribution to corporate due diligence regarding the Company’s merger and acquisition activities. Set forth below are charts showing (1) the target and maximum annual performance-based incentive compensation for each of Ms. Keating and Mr. Lindstrom for the portions of each such executive’s incentive compensation that are based on Adjusted EBITDA and their MBO Metrics and (2) the actual level of achievement and payment for each annual performance-based incentive compensation target for each of Ms. Keating and Mr. Lindstrom for Fiscal 2012.

Name	Measurement	Weighting	Target Payout as a % of Salary	Payout Range as a % of Salary	Target Award	Maximum Award	Actual Level of Achievement	Actual Award	Actual Award as a % of Salary
Mary Ellen Keating	EBITDA	25%	10%	0-11.5%	$57,500	$66,125	0%	$—	—
	MBO Metrics	75%	30%	0-30%	$172,500	$172,500	100%	$172,500	30%

Total		100%	40%	0-41.5%	$230,000	$238,625	—	$172,500	30%

Name	Measurement	Weighting	Target Payout as a % of Salary	Payout Range as a % of Salary	Target Award	Maximum Award	Actual Level of Achievement	Actual Award	Actual Award as a % of Salary
Allen W. Lindstrom	EBITDA	25%	10%	0-11.5%	$40,000	$46,000	0%	$—	—
	MBO Metrics	75%	30%	0-30%	$120,000	$120,000	100%	$120,000	30%

Total		100%	40%	0-41.5%	$160,000	$166,000	—	$120,000	30%

Award to Mr. Huseby

Mr. Huseby leads the Company’s finance organization, and is responsible for aligning the Company’s finance and business strategies, optimizing the capital structure and helping to scale the rapidly growing digital business. He also oversees the functions of planning and analysis, corporate development, accounting, treasury, tax, investor relations and internal audit. Pursuant to his employment agreement, as described further below, Mr. Huseby is entitled to an annual bonus for Fiscal 2013, which is guaranteed at 150% of his annual base salary. During the negotiation of Mr. Huseby’s employment agreement, the Compensation Committee determined that, as the Company deemed Mr. Huseby’s extensive experience and knowledge integral to the future execution of its complex global strategy, in order to induce Mr. Huseby to join the Company and also in light of certain foregone benefits, the guaranteed bonus was appropriate.

Discretionary Bonus

Under certain circumstances, the Compensation Committee may deem it appropriate to award discretionary bonuses to certain named executive officers. Following the Compensation Committee’s conclusion that the minimum Adjusted EBITDA performance level was not achieved for Fiscal 2012, the Compensation Committee considered factors that contributed to the actual Adjusted EBITDA for Fiscal 2012, including costs associated with the ongoing review of strategic alternatives and legal and other costs (including the time and attention of management) attendant to the Microsoft transaction and the Liberty transaction as well as significant new product launches. The Compensation Committee determined that all these items were substantially outside of the control of the named executive officers and, in fact, required the named executive officers to assume additional responsibilities and address unexpected challenges. The Compensation Committee also determined that the accomplishment of the Company’s strategic objectives during Fiscal 2012 and the operational challenges it faced represented extraordinary work for the named executive officers. Additionally, the Compensation Committee noted that the named executive officers had taken important action during the year, and accomplished significant positive results, relating to, among other things, the Microsoft transaction and the Liberty transaction and the long-term strategy of the NOOK™ and the Company’s digital business and corporate retention which favored the Company’s long-term global strategy and stockholder value creation, but which had a negative impact on the Company’s Fiscal 2012 Adjusted EBITDA. Taking into account these factors, the Compensation Committee determined that it was appropriate to grant each of the named executive officers a special discretionary bonus in an amount equivalent to what such executive would have received had the Adjusted EBITDA component of his or her performance-based annual incentive compensation award been paid out at the 25%-of-target incentive level.

Set forth below is a chart showing the actual discretionary bonus earned by each named executive officer and the actual bonus as a percentage of base salary.

Name	Discretionary Bonus	Discretionary Bonus as a % of Salary
William J. Lynch, Jr.	$450,000	37.5%
Michael P. Huseby	—	—
Mitchell S. Klipper	$347,625	37.5%
Mary Ellen Keating	$14,375	2.5%
Jamie M. Carey	$12,500	2.5%
Allen W. Lindstrom	$10,000	2.5%
Joseph J. Lombardi	—	—
Leonard Riggio	$37,500	37.5%

Set forth below is a chart showing the total bonus payments made to each named executive officer for Fiscal 2012, which in the case of each of Messrs. Lynch, Klipper and Riggio, is comprised of discretionary payments and, in the case of each of Messrs. Carey and Lindstrom and Ms. Keating, is comprised of a combination of discretionary and plan-based incentive compensation payments, and the total bonus payment as a percentage of base salary for each such executive.

Name	Actual Bonus	Actual Bonus as a % of Salary
William J. Lynch, Jr.	$450,000	37.5%
Michael P. Huseby.	—	—
Mitchell S. Klipper	$347,625	37.5%
Mary Ellen Keating	$186,875	32.5%
Jaime M. Carey	$180,005	36.0%
Allen W. Lindstrom	$130,000	32.5%
Joseph J. Lombardi	—	—
Leonard Riggio	$37,500	37.5%

Long-Term Equity

The Company chooses to grant long-term equity awards, consisting of restricted stock, stock options and restricted stock units, to align the interests of the named executive officers with those of the Company’s stockholders, incentivize superior performance over time and foster retention based both on service-based vesting criteria and on the potential appreciation in the value of the underlying stock as a result of each named executive officer’s contributions to the Company. Awards vest according to a service-based vesting schedule and are not subject to the achievement of performance targets. In determining the value of long-term equity awards with which to compensate the named executive officers, the Compensation Committee considers the amount of equity awards issued to similarly situated executives at companies in peer groups (as discussed above), the availability of equity for employee grants and the appropriate balance between cash and equity-based awards.

The Compensation Committee believes that the use of a mix of restricted stock, stock options and restricted stock units results in less dilution to stockholders than the use of restricted stock alone, because the grantee is not the owner of the underlying shares until a stock option is exercised or a restricted stock unit vests, and enhances value creation through stock price appreciation and alignment of stockholder and executive officer interests while still accomplishing the Company’s retention objective.

As mentioned above, because of significant retention concerns, including competitor recruitment of key employees and morale concerns arising from market uncertainties and the receipt of generally smaller bonuses for Fiscal 2011 than in prior years as a result of, among other things, increased litigation and proxy contest costs, in May 2011 the Compensation Committee, in connection with the Company’s broad-based retention program, approved the following restricted stock unit awards: to Mr. Lynch, 166,667 restricted stock units; to Mr. Klipper, 83,333 restricted stock units; to Ms. Keating, 16,667 restricted stock units; to Mr. Carey, 20,000 restricted stock units and to Mr. Lindstrom, 20,000 restricted stock units. The Compensation Committee decided to grant restricted stock units, as opposed to restricted stock, to key employees because restricted stock units results in less dilution to stockholders than the use of restricted stock alone (as mentioned above) and they would not provide voting rights upon grant since the Compensation Committee determined that recipients should earn voting rights upon vesting rather than upon grant. With the exception of the awards made to Messrs. Lynch and Klipper, restricted stock unit awards made under the retention program generally vest in the following three installments: 25% vests upon the second anniversary of the grant date, 25% vests upon the third anniversary of the grant date and 50% vests upon the fourth anniversary of the grant date. The Compensation Committee determined that, due to the importance of their roles in executing the Company’s global strategic plan, it was necessary to enhance the retention objective for Messrs. Lynch and Klipper, therefore, each executive’s restricted stock unit award vests in the following two installments: 50% vests upon the third anniversary of the grant date and 50% vests upon the fourth anniversary of the grant date.

In addition, taking into account the competitive analysis of Cook & Co., on November 15, 2011, the Compensation Committee granted the following stock options awards: to Ms. Keating, 35,000 stock options; to Mr. Carey, 50,000 stock options and to Mr. Lindstrom, 35,000 stock options. The grants to Messrs. Carey and Lindstrom and Ms. Keating vest in the following three installments: 25% vests upon the second anniversary of the grant date, 25% vests upon the third anniversary of the grant date and 50% vests upon the fourth anniversary of the grant date.

On March 13, 2012, Mr. Huseby was granted an award of 275,000 restricted stock units under his employment agreement, which vests in the following two installments: 50% vests upon the second anniversary of the grant date and 50% vests upon the third anniversary of the grant date.

Because it is critical to the Company to retain Mr. Lynch given his role in the Company’s digital strategy, the importance of his significant experience in the technology sector to his role as Chief Executive Officer and the fact that under his leadership the Company has, in a short period, been transformed into a leader in digital technology, on December 9, 2011, the Compensation Committee approved a grant to Mr. Lynch of options to purchase 1,000,000 shares of common stock. The grant to Mr. Lynch vests as follows: 25% on December 9, 2013, 25% on December 9, 2014 and the remaining 50% on December 9, 2015. However, in the first quarter of Fiscal 2013, the Company subsequently determined that stock options with respect to the 500,000 shares of common stock approved on December 9, 2011 were not validly granted pursuant to the 2009 Incentive Plan because they exceeded the limit on the number of stock options that may be granted to any individual participant within any 36-month period. Accordingly, the attempted grant of these excess stock options was ineffective, and they were never granted under the 2009 Incentive Plan. All references in this Proxy Statement to the December 9, 2011 grant reflect only the stock options with respect to the 500,000 shares of common stock that were validly granted under the 2009 Incentive Plan. Had the grant of excess options been effective, the aggregate grant date fair value of the excess stock options would have been $5,285,000 and would have been included in Mr. Lynch’s compensation reported in the Summary Compensation Table below, which would have increased his total compensation for Fiscal 2012 to $15,293,398. In order to rectify the situation, and in the interest of furthering the compensation objective of aligning pay to business objectives and long-term strategy, the Compensation Committee decided in the first quarter of Fiscal 2013 to seek stockholder approval of an amendment to the 2009 Incentive Plan, as discussed in Proposal 3 submitted together with this Proxy Statement, that will allow an additional grant of stock options with respect to the 500,000 shares of common stock to Mr. Lynch to replace the options that were not granted under the 2009 Incentive Plan. In the event such approval is obtained, the new stock options will be granted on the date of the annual meeting and will have an exercise price equal to the fair market value of the Company’s common stock on the date of the meeting. The vesting schedule and other terms of the new options will be identical to the vesting schedule of the excess options.

Other Components of Compensation

Retirement Benefits

Each of the named executive officers is entitled to participate in the Company’s tax-qualified defined contribution 401(k) plan on the same basis as all other eligible employees. The 401(k) plan provides the Company’s named executive officers and other employees with a means for accumulating tax-deferred savings for retirement purposes. The Company matches the contributions of participants, subject to certain criteria. Under the terms of the 401(k) plan, as prescribed by the Internal Revenue Code of 1986, as amended (the “Code”), the contribution of any participating employee is limited to the lesser of 75% of annual salary before taxes or a maximum dollar amount ($17,000 for 2012), subject to a $5,500 increase for participants who are age 50 or older. The amount of the Company’s matching payments for each of the named executive officers is set forth in Note 7 to the Summary Compensation Table.

As of December 31, 1999, substantially all employees of the Company were covered under the Company’s Employees’ Retirement Plan (the “Retirement Plan”). The Retirement Plan is a defined benefit pension plan. As of January 1, 2000, the Retirement Plan was amended so that employees no longer earn benefits for subsequent service. The Retirement Plan was frozen to reduce financial volatility and transition the Company’s employees to a more customary defined contribution plan. Subsequent service continues to be the basis for vesting of benefits not yet vested at December 31, 1999, and the Retirement Plan will continue to hold assets and pay benefits.

The estimated pension benefits accrued by the named executive officers are set forth below in the table entitled “Pension Benefits.”

Limited Perquisites and Other Compensation

The Company does not have a formal program providing perquisites to its named executive officers. As described in the “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements with the Named Executive Officers—General Provisions” section of this Proxy Statement, Messrs. Lynch, Huseby and Klipper are entitled to the limited perquisites (i.e., pertaining to supplemental life and disability insurance and a car allowance) set forth in their employment agreements and, in addition, Mr. Lynch was entitled to certain compensation and benefits in connection with his hiring by the Company and Mr. Lombardi was entitled to limited perquisites during his tenure as Chief Financial Officer. The Company provides perquisites to provide for the financial security of named executive officers and their families and to enhance their business efficiency.

The perquisites and other compensation received by the named executive officers are set forth in Note 7 of the Summary Compensation Table.

Severance and Change of Control Payments and Benefits

The employment agreement of each of Messrs. Lynch, Huseby and Klipper provides for certain severance payments and benefits upon termination of employment by the Company without cause or by the named executive officer for good reason (including upon termination within two years following a change of control), as described in the “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements with the Named Executive Officers—Severance and Change of Control Benefits” section of this Proxy Statement. The triggering events that would result in the severance payments and benefits and the amount of those payments and benefits were selected to provide these named executive officers with financial protection upon loss of employment in order to support our executive retention goals and to enable them to focus on the interests of the Company and its stockholders in the event of a potential change of control. When the agreements were entered into, the triggering events and amounts were considered to be competitive with severance protection being offered by other companies with whom we compete for highly-qualified executives.

The compensation received by each of the named executive officers upon termination or change of control is set forth in the Potential Payments Upon Termination or Change of Control Table.

Employment Agreements with the Named Executive Officers

For a summary of the material terms of the employment agreements with the named executive officers that affect the amounts set forth in the tables following this Compensation Discussion and Analysis, see the discussion in the “Narrative to the Summary Compensation Table and the Grants of Plan-Based Awards Table—Employment Agreements with the Named Executive Officers” section of this Proxy Statement.

Tax Implications

In making its compensation determinations, the Compensation Committee considers the potential impact of Section 162(m) of the Code, which disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1,000,000 in any taxable year paid to its chief executive officer or any of its three other highest-paid officers employed at the end of the fiscal year (other than the Chief Financial Officer) unless (a) the compensation is payable solely on account of the attainment of performance goals, (b) the performance goals are determined by a committee of two or more outside directors, (c) the material terms under which compensation is to be paid are disclosed to and approved by stockholders and (d) the determining committee certifies that the performance goals were met. Because it is in the best interests of the Company to qualify to the maximum extent possible the compensation of its executives for deductibility under applicable tax laws, the Company obtained stockholder approval in June 2009 for the 2009 Executive Performance Plan and the 2009 Incentive Plan, which provide for the payment of compensation in compliance with Section 162(m) of the Code, and the Compensation Committee administers those plans in a manner intended to comply with Section 162(m) of the Code. However, it is possible that one or more grants may not qualify as performance-based awards as may be determined by the Internal Revenue Service or that, in limited circumstances, the Company may determine that it is in the best interests of the stockholders to pay awards that do not qualify as performance-based compensation under Section 162(m) of the Code.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

George Campbell Jr., Chair

William Dillard, II

David G. Golden

OTHER COMPENSATION RELATED INFORMATION

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has ever been an employee of the Company, and none of them had a relationship requiring disclosure in this Proxy Statement under Item 404 of SEC Regulation S-K. See “Meetings and Committees of the Board—Compensation Committee”. None of the Company’s executive officers serves, or in Fiscal 2012 served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Company’s Board or the Company’s Compensation Committee.

OTHER COMPENSATION-RELATED INFORMATION

Summary Compensation Table

The following Summary Compensation Table sets forth information concerning the total compensation awarded to, earned by, or paid to the Company’s Chief Executive Officer, current, former and interim Chief Financial Officers and four most highly compensated executive officers, other than the Chief Executive Officer and current, former and interim Chief Financial Officers, for the fiscal year ended April 28, 2012. This Summary Compensation Table is accompanied by an All Other Compensation Table, a Grants of Plan-Based Awards Table and additional narrative discussion as necessary to assist in the understanding of the information presented in each of such tables.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary (1)	Bonus (Discret- ionary) (2)	Stock Awards (3)	Stock Options (4)	Non-Equity Incentive Plan Compensation (5)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings (6)	All Other Compensation (7)	Total
William J. Lynch, Jr.	2012	$1,142,308	$450,000	$3,098,340	$5,285,000	$—	$—	$32,750	$10,008,398
Chief Executive Officer	2011	$900,000	$675,000	$—	$—	$—	$—	$28,181	$1,603,181
	2010	$812,308	$900,000	$11,035,000	$2,860,000	$—	$—	$8,907	$15,616,215

Michael P. Huseby	2012	$94,808	$—	$3,954,500	$—	$—	$—	$2,250	$4,051,558
Chief Financial Officer

Mitchell S. Klipper	2012	$921,808	$347,625	$1,549,160	$—	$—	$35,774	$43,282	$2,897,649
Chief Executive Officer	2011	$900,000	$675,000	$—	$—	$—	$13,302	$43,114	$1,631,416
Barnes & Noble Retail Group	2010	$812,308	$—	$11,930,695	$—	$1,557,611	$46,830	$32,506	$14,379,950

Mary Ellen Keating	2012	$575,000	$14,375	$309,840	$334,250	$172,500	$5,653	$9,194	$1,420,812
Senior V.P., Corporate	2011	$575,000	$293,750	$—	$—	$—	$2,108	$7,458	$878,316
Communications	2010	$508,462	$—	$90,072	$—	$165,000	$7,461	$10,176	$781,171

Jaime M. Carey	2012	$493,846	$12,500	$371,800	$477,500	$167,505	$—	$10,542	$1,533,693
Chief Merchandising Officer

Allen W. Lindstrom	2012	$385,577	$10,000	$371,800	$334,250	$120,000	$—	$11,071	$1,232,698
Former Chief Financial Officer—Interim Vice President, Corporate Controller

Joseph J. Lombardi	2012	$750,000	$—	$—	$—	$—	$—	$31,877	$781,877
Former Chief Financial	2011	$750,000	$1,125,000	$—	$—	$—	$—	$13,341	$1,888,341
Officer, Employee	2010	$706,154	$—	$3,450,531	$—	$787,500	$—	$11,676	$4,955,861

Leonard Riggio	2012	$100,000	$37,500	$—	$—	$—	$5,587	$3,527	$146,614
Chairman	2011	$109,231	$75,000	$—	$—	$—	$—	$3,818	$188,049
	2010	$300,000	$—	$60,013	$—	$337,500	$—	$3,813	$701,326

(1)	This column represents base salary earned. The named executive officers’ salaries were increased on June 30, 2011 taking into account the competitive analysis provided by Cook & Co. For additional details regarding specific salary increases, please see the discussion in the “Compensation Discussion and Analysis—Key Elements of Compensation, Base Salaries” section of this Proxy Statement.

(2)	This column represents discretionary bonuses paid. Discretionary bonuses were paid to each of Messrs. Lynch, Klipper, Carey, Lindstrom and Riggio and Ms. Keating in recognition of their service and significant accomplishments in Fiscal 2012 that favored the Company’s long-term strategy and stockholder value creation. Messrs. Huseby and Lombardi did not receive bonuses in Fiscal 2012. For a more complete description of the Company’s discretionary bonuses, see the discussion in the “Compensation Discussion and Analysis—Key Elements of Compensation, Discretionary Bonuses” section of this Proxy Statement.

(3)	This column represents the aggregate grant date fair value of stock awards granted in Fiscal 2012, Fiscal 2011 and Fiscal 2010, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, Compensation—Stock Compensation (“ASC 718”). Refer to the “Grants of Plan-Based Awards in Fiscal 2012” table for information on awards made in Fiscal 2012. The assumptions used in calculating these amounts are set forth in Note 3 to the Company’s Financial Statements for the fiscal year ended April 28, 2012 which is located on pages F-46 and F-47 of the Company’s Form 10-K. These amounts reflect an estimate of the grant date fair value and may not be equivalent to the actual value recognized by the named executive officer. Refer to the “Grants of Plan-Based Awards in Fiscal 2012” table for information on awards made in Fiscal 2012. The values reported in the columns represent the following awards granted to the Company’s named executive officers during Fiscal 2012: Mr. Lynch, 166,667 restricted stock units; Mr. Huseby, 275,000 restricted stock units; Mr. Klipper, 83,333 restricted stock units; Ms. Keating, 16,667 restricted stock units; Mr. Carey, 20,000 restricted stock units and Mr. Lindstrom, 20,000 restricted stock units.

(4)	This column represents the aggregate grant date fair value of options granted in Fiscal 2012, Fiscal 2011 and Fiscal 2010, computed in accordance with ASC 718. Refer to the “Grants of Plan-Based Awards in Fiscal 2012” table for information on awards made in Fiscal 2012. The assumptions used in calculating these amounts are set forth in Note 3 to the Company’s Financial Statements for the fiscal year ended April 28, 2012 which is located on pages F-46 and F-47 of the Company’s Form 10-K. These amounts reflect an estimate of the grant date fair value and may not be equivalent to the actual value recognized by the named executive officer. The values reported in the columns represent the following awards granted to the Company’s named executive officers during Fiscal 2012: Mr. Lynch, 500,000 options; Ms. Keating, 35,000 options; Mr. Carey, 50,000 options and Mr. Lindstrom, 35,000 options. The Compensation Committee approved a grant to Mr. Lynch of options to purchase 1,000,000 shares of common stock, with an exercise price of $16.00 per share, on December 9, 2011. However, the Company subsequently determined that options with respect to the 500,000 shares of common stock approved on December 9, 2011 were not validly granted pursuant to the Company’s 2009 Incentive Plan because they exceeded the limit on the number of options that may be granted to any individual participant within any 36-month period. Accordingly, the attempted grant of these excess options was ineffective, and they were never granted to Mr. Lynch. For additional information, see the discussions in the “Compensation Discussion and Analysis—Key Elements of Compensation, Long-Term Equity” and the “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table— Fiscal 2012 Compensation for Mr. Lynch, Fiscal 2012 Chief Executive Officer” sections of this Proxy Statement.

(5)

This column represents the dollar value of performance-based annual incentive compensation earned for performance in Fiscal 2012, Fiscal 2011 and Fiscal 2010, respectively. For Fiscal 2012, the Company’s actual Adjusted EBITDA was less than the minimum performance level of 84% of the Adjusted EBITDA target. Accordingly, each of Messrs. Lynch, Klipper and Riggio did not receive performance-based annual incentive compensation for Fiscal 2012, as described in the “Compensation Discussion and Analysis—Key Elements of Compensation, Performance-Based Annual Incentive Compensation, Performance Units” section of this Proxy Statement, because their performance units were based only on the achievement of Adjusted EBITDA. However, each of Messrs. Carey and Lindstrom and Ms. Keating have a portion (75%) of their performance-based annual incentive compensation based on individual performance targets and, based on the achievement of each such executive’s individual performance components, and therefore, these executives received the following payments: $167,500, $120,000 and $172,500, respectively, as described in the “Compensation Discussion and Analysis—Key Elements of Compensation, Performance-Based Annual Incentive Compensation, Home Office Management Awards” section of this Proxy Statement.

(6)	This column represents the increase in the actuarial present value of benefits under the Retirement Plan.

(7)	This column represents the value of all other compensation, as detailed in the table below:

	All Other Compensation Table
Name	Fiscal Year	Long-Term Disability Insurance	Life and AD&D Insurance	Car Allowance	401(k) Company Match	Relocation Costs	Total Other Income
William J. Lynch, Jr.	2012	$—	$348	$18,000	$10,000	$4,402	$32,750
Michael P. Huseby	2012	$—	$—	$2,250	$—	$—	$2,250
Mitchell S. Klipper	2012	$3,205	$12,077	$18,000	$10,000	$—	$43,282
Mary Ellen Keating	2012	$—	$348	$—	$8,846	$—	$9,194
Jaime M. Carey	2012	$—	$348	$—	$10,194	$—	$10,542
Allen W. Lindstrom	2012	$—	$348	$—	$10,723	$—	$11,071
Joseph J. Lombardi	2012	$—	$4,077	$18,000	$9,800	$—	$31,877
Leonard Riggio	2012	$3,437	$90	$—	$—	$—	$3,527

The Company compensates Messrs. Lynch, Huseby, Klipper and Riggio taking into account the terms of their respective employment agreements, and the information reported in the Summary Compensation Table reflects the terms of such agreements. The compensation for Mr. Lombardi reflects the terms of his employment agreement, as amended by the Lombardi Termination Agreement. For more information about the named executive officers’ employment agreements, see the discussion below in the “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements with Named Executive Officers—General Provisions” section of this Proxy Statement. In Fiscal 2012, the Company’s named executive officers’ salaries and bonuses (including both discretionary bonuses and incentive compensation payments) represented the following approximate percentages of their total compensation: Mr. Lynch, 15%; Mr. Huseby, 2%; Mr. Klipper, 44%; Ms. Keating, 53%; Mr. Carey, 44%; Mr. Lindstrom, 42%; Mr. Lombardi, 96% and Mr. Riggio, 94%.

Grants of Plan-Based Awards Table

The following Grants of Plan-Based Awards Table accompanies the Summary Compensation Table and provides additional detail regarding grants of plan-based awards (such as equity award grants of restricted stock, stock options and restricted stock units and grants of cash-based performance units under the 2009 Incentive Plan and incentive compensation awards under the Incentive Compensation Plan for Home Office Management for Fiscal 2012) during Fiscal 2012.

Grants of Plan-Based Awards in Fiscal 2012

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	All Other Option Awards: Number of Securities Underlying Options (4) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5) ($)
Name		Target (2) ($)	Maximum (2) ($)
William J. Lynch, Jr.	7/13/2011	$1,800,000	$2,100,000	—	—	—	—
	5/23/2011	—	—	166,667	—	—	$3,098,340
	12/9/2011	—	—	—	500,000	$16.00	$5,285,000

Michael P. Huseby	3/13/2012	—	—	275,000	—	—	$3,954,500

Mitchell S. Klipper	7/13/2011	$1,390,500	$1,622,250	—	—	—	—
	5/23/2011	—	—	83,333	—	—	$1,549,160

Mary Ellen Keating	7/13/2011	$230,000	$238,625	—	—	—	—
	5/23/2011	—	—	16,667	—	—	$309,840
	11/15/2011	—	—	—	35,000	$15.78	$334,250

Jaime M. Carey	7/13/2011	$200,000	$282,500	—	—	—	—
	5/23/2011	—	—	20,000	—	—	$371,800
	11/15/2011	—	—	—	50,000	$15.78	$477,500

Allen W. Lindstrom	7/13/2011	$160,000	$166,000	—	—	—	—
	5/23/2011	—	—	20,000	—	—	$371,800
	11/15/2011	—	—	—	35,000	$15.78	$334,250

Joseph J. Lombardi	7/13/2011	—	—	—	—	—	—

Leonard Riggio	7/13/2011	$150,000	$175,000	—	—	—	—

(1)	These columns represent the target payout level and maximum payout level for the performance units granted under the 2009 Incentive Plan to Messrs. Lynch, Klipper and Riggio, and the target payout level and maximum payout level for Messrs. Carey and Lindstrom and Ms. Keating under the Incentive Compensation Plan for Home Office Management for Fiscal 2012. No amounts were earned under the performance units by each of Messrs. Lynch, Klipper and Riggio or, with respect to the 25% of their annual incentive compensation based on Adjusted EBITDA, by each of Messrs. Carey and Lindstrom and Ms. Keating under the Incentive Compensation Plan for Home Office Management because the Company’s minimum corporate performance level was not achieved. For additional information regarding the Company’s performance-based annual incentive compensation program, see the discussion in the “Compensation Discussion and Analysis—Key Elements of Compensation, Performance-Based Annual Incentive Compensation” section of this Proxy Statement.

(2)	The maximum amounts shown in the column reflect values derived from each executive’s internal target incentive compensation percentage of salary. For additional information regarding the 2009 Incentive Plan and the Incentive Compensation Plan for Home Office Management for Fiscal 2012, see the discussion in the “Compensation Discussion and Analysis—Key Elements of Compensation, Performance-Based Annual Incentive Compensation” section of this Proxy Statement.

(3)	This column represents the number of shares of restricted stock units granted to Messrs. Lynch, Huseby, Klipper, Carey and Lindstrom and Ms. Keating. The grants to Messrs. Lynch and Klipper vest as follows: 50% on the third anniversary of the date of grant and 50% on the fourth anniversary of the date of grant. The grant to Mr. Huseby vests as follows: 50% on the second anniversary of the grant date and 50% on the third anniversary of the date of grant. Messrs. Lindstrom and Carey and Ms. Keating’s grants vest as follows: 25% on the second anniversary of the date of grant, 25% on the third anniversary of the date of grant and 50% on the fourth anniversary of the date of grant.

(4)	The values reported in this column represent the number of options granted to Messrs. Lynch, Carey and Lindstrom and Ms. Keating. The grant to Mr. Lynch vests as follows: 25% on December 9, 2013, 25% on December 9, 2014 and the remaining 50% on December 9, 2015. The grants to Messrs. Carey and Lindstrom and Ms. Keating vest as follows: 25% on November 15, 2013, 25% on November 15, 2014 and the remaining 50% on November 15, 2015. The assumptions used in calculating these amounts are set forth in Note 3 to the Company’s Financial Statements for the fiscal year ending April 28, 2012 which is located on pages F-46 and F-47 of the Company’s Form 10-K.

(5)	This column represents the full grant date fair value of stock awards and stock options, computed in accordance with ASC 718, granted to Messrs. Lynch, Huseby, Klipper, Carey, Riggio and Lindstrom and Ms. Keating.

For additional information relevant to the awards that are shown in the above table (including a discussion of the performance criteria established and the actual payouts, if applicable, under such awards), please see the discussion in the “Compensation Discussion and Analysis—Key Elements of Compensation” section of this Proxy Statement.

Narrative to the Summary Compensation Table and the Grants of Plan-Based Awards Table

Fiscal 2012 Compensation for Mr. Lynch, Fiscal 2012 Chief Executive Officer

Mr. Lynch’s compensation reflects the critical role he plays in the Company’s digital and technology-based global strategy. Mr. Lynch’s Fiscal 2012 total compensation amount reflected in the Summary Compensation Table includes $3,098,340 calculated as set forth above in footnote 3 to the Summary Compensation Table in restricted stock units in connection with the Company’s retention program, which were granted, as discussed above, because of the importance to the Company in retaining him given his role in the Company’s strategy. Also in Fiscal 2012, Mr. Lynch was granted options on 500,000 shares, a grant valued at $5,285,000, calculated as set forth above in footnote 4 to the Summary Compensation Table, at an exercise price of $16.00. These options were granted to Mr. Lynch for several reasons, as discussed above, including because under Mr. Lynch’s leadership the Company has, in a short period, been transformed into a leader in digital technology. In addition, Mr. Lynch currently holds exercisable options on 333,333 shares and unvested options on 166,667 shares.

As described in the “Compensation Discussion and Analysis—Key Elements of Compensation, Long-Term Equity” section of this Proxy Statement, the Compensation Committee approved a grant to Mr. Lynch of options to purchase 1,000,000 shares of common stock on December 9, 2011. However, in the first quarter of Fiscal 2013, the Company subsequently determined that stock options with respect to the 500,000 shares of common stock approved on December 9, 2011 were not validly granted pursuant to the 2009 Incentive Plan because they exceeded the limit on the number of stock options that may be granted to any individual participant within any 36-month period. Accordingly, the attempted grant of these excess stock options was ineffective, and they were never granted under the 2009 Incentive Plan. Had the grant of excess options been effective, the aggregate grant date fair value of the excess stock options would have been $5,285,000 and would have been included in Mr. Lynch’s compensation reported in the Summary Compensation Table above, which would have increased his total compensation for Fiscal 2012 to $15,293,398. In order to rectify the situation, and in the interest of furthering the compensation objective of aligning pay to business objectives and long-term strategy, the Compensation Committee decided in the first quarter of Fiscal 2013 to seek stockholder approval of an amendment to the 2009 Incentive Plan, as discussed in Proposal 3 submitted together with this Proxy Statement, that will allow an additional grant of stock options with respect to the 500,000 shares of common stock to Mr. Lynch to replace the options that were not granted under the 2009 Incentive Plan. In the event such approval is obtained, the new stock options will be granted on the date of the annual meeting and will have an exercise price equal to the fair market value of the Company’s common stock on the date of the meeting, and will be reflected in the Company’s Fiscal 2013 Summary Compensation Table. The vesting schedule and other terms of the new options will be identical to the vesting schedule of the excess options.

Fiscal 2012 Compensation for Messrs. Lombardi, Huseby and Lindstrom, Fiscal 2012 Chief Financial Officers

As mentioned above, during Fiscal 2012, Mr. Lombardi resigned as the Company’s Chief Financial Officer, effective October 21, 2011. Under the terms of the Lombardi Transition Agreement, as described further below, Mr. Lombardi was not eligible for any significant severance payments in connection with his resignation and his employment with the Company ended effective June 30, 2012. On October 21, 2011 the Board appointed Mr. Lindstrom to serve as interim Chief Financial Officer while the Company conducted its search for a new Chief Financial Officer. Prior to his appointment, Mr. Lindstrom had been the Vice President, Corporate Controller of the Company since November 2007. The Company did not enter into or amended any existing plans, contracts or arrangements with Mr. Lindstrom as a result of his temporary position as Chief Financial Officer, therefore the compensation as disclosed above in the Summary Compensation Table reflects the compensation agreed to with Mr. Lindstrom in connection with his ongoing role as the Vice President, Corporate Controller of the Company. In light of additional responsibilities the Compensation Committee did increase his base salary. Mr. Huseby joined the Company as the new Chief Financial Officer, effective March 13, 2012. With respect to Mr. Huseby’s compensation, the Compensation Committee considered the market median chief financial officer-level compensation for companies according to information based on Competitive Survey Data presented to the Compensation Committee members, as well as the compensation paid to him by his prior employer. In addition, because Mr. Huseby’s compensation was determined during the negotiation process, the Compensation Committee made certain determinations specifically to induce Mr. Huseby to accept the role of the Company’s Chief Financial Officer. Pursuant to his employment agreement, as discussed further below, Mr. Huseby was granted 275,000 restricted stock units under his employment agreement, which vest as follows: 50% vest upon the second anniversary of the grant date and 50% vests upon the third anniversary of the grant date, or, immediately upon the occurrence of a change of control, in the event Mr. Huseby’s employment is terminated by the Company for “cause” or by him for “good reason”.

Fiscal 2012 Compensation for Mr. Lombardi under the Lombardi Transition Agreement

The terms of Mr. Lombardi’s employment agreement commenced on March 17, 2010, and, pursuant to the Lombardi Transition Agreement, the Company no longer has any obligations to Mr. Lombardi under his employment agreement other than as set forth in the Lombardi Transition Agreement. The Lombardi Transition Agreement provides that Mr. Lombardi continued to be eligible for the compensation and benefits provided under his employment agreement through June 30, 2012, but he was not eligible for any annual bonus compensation after Fiscal 2011. Mr. Lombardi’s outstanding equity-based awards continued to vest in accordance with their terms until June 30, 2012. Pursuant to the Lombardi Transition Agreement, Mr. Lombardi was no longer entitled to severance benefits and the termination of Mr. Lombardi’s employment upon June 30, 2012 did not constitute a termination either by the Company without “cause” or by Mr. Lombardi for “good reason.” Mr. Lombardi’s resignation as an Employee was effective June 30, 2012, therefore the compensation provisions of his employment agreement, which were similar to those contained in the employment agreements of Messrs. Lynch, Huseby, Klipper and Riggio, are no longer applicable. However, Mr. Lombardi continues to be subject to certain restrictive covenants regarding competition, solicitation, confidentiality and disparagement. The non-competition and non-solicitation covenants will apply for a two-year period following his resignation, and the confidentiality and non-disparagement covenants apply indefinitely.

Employment Agreements with the Named Executive Officers—General Provisions

The Company has entered into employment agreements with each of Messrs. Lynch, Huseby, Klipper and Riggio but has not entered into employment agreements with Ms. Keating and Messrs. Carey and Lindstrom. Therefore while the compensation of Messrs. Lynch, Huseby, Klipper and Riggio is based on their employment agreements, the compensation of Ms. Keating and Messrs. Carey and Lindstrom is largely determined by job responsibilities. The terms of the employment agreements with Messrs. Lynch and Klipper commenced on March 17, 2010, will continue for a period of three years thereafter, and renew each year automatically for one year unless either party gives notice of non-renewal at least 90 days prior to automatic renewal. Following expiration of the initial terms of these employment agreements, the Compensation Committee will consider their continuing appropriateness on an annual basis. Mr. Lynch’s employment agreement superseded his prior employment agreement with the Company, dated January 6, 2009. Mr. Klipper’s employment agreement superseded his prior employment agreement, dated February 18, 2002, as amended. Mr. Huseby’s employment agreement is dated as of March 9, 2012 and the term of his employment with the Company commenced on March 13, 2012. Mr. Huseby’s employment agreement will continue for a period of three years thereafter, and renew each year automatically for one year unless either party gives notice of non-renewal at least 90 days prior to automatic renewal. Mr. Huseby was not previously an employee of the Company. The terms of the employment agreement with Mr. Riggio commenced on May 12, 2010. Mr. Riggio’s employment agreement continued for a period of one year after its May 12, 2010 effective date, and will renew each year automatically for one year unless either party gives notice of non-renewal at least 90 days prior to automatic renewal. Mr. Riggio was not previously a party to an employment agreement.

Pursuant to their employment agreements, the annual base salaries of Messrs. Lynch, Huseby, Klipper and Riggio could be no less than $900,000, $850,000, $900,000 and $100,000, respectively, during the terms of their employment. Messrs. Lynch, Huseby, Klipper and Riggio are entitled to minimum target annual bonus or incentive compensation amounts of no less than 150% of their annual salaries. Each is also eligible for grants of equity-based awards under the 2009 Incentive Plan.

The employment agreements for Messrs. Lynch, Huseby and Klipper also provide for certain limited perquisites, including a $1,500 monthly car allowance, $1,000,000 of life insurance, and long-term disability (providing for monthly payments of $12,800) payable during the disability period through the earlier of death or the attainment of age 65. Each of Messrs. Lynch, Huseby, Klipper and Riggio is entitled to all other benefits afforded to executive officers and employees of the Company.

Under their respective employment agreements with the Company, Messrs. Lynch, Huseby, Klipper and Riggio are subject to certain restrictive covenants regarding competition, solicitation, confidentiality and disparagement. The non-competition and non-solicitation covenants apply during their employment and for the two-year period following the termination of their employment, and the confidentiality and non-disparagement covenants apply during the term of their respective employment agreements and at all times thereafter.

Employment Agreements with the Named Executive Officers—Severance and Change of Control Benefits

The employment agreements of Messrs. Lynch, Huseby, Klipper and Riggio provide that each such named executive officer’s employment may be terminated by the Company upon death or disability or for “cause”, and (except in the case of Mr. Riggio’s employment agreement) by the named executive officer without “good reason”. If the employment of Messrs. Lynch, Huseby, Klipper or Riggio is terminated due to death or disability, by the Company for “cause” or by such named executive officer without “good reason”, the named executive officer is entitled to payment of base salary through the date of death, disability or termination of employment. Mr. Riggio’s employment agreement does not provide for any severance benefits.

If the employment of Messrs. Lynch, Huseby or Klipper is terminated by the Company without “cause” or by such named executive officer for “good reason”, such named executive officer is entitled, provided he signs a release of claims against the Company, to lump-sum severance equal to two times the sum of (a) annual base salary, (b) the average annual incentive compensation paid (or, in the case of Mr. Huseby, guaranteed) to the named executive officer with respect to the preceding three completed years (or, in the case of Mr. Lynch, such lesser number of completed years beginning in February 2009 and ending on the date of termination, or, in the case of Mr. Huseby, such number of completed years beginning on March 13, 2012 and ending on the date of termination) and (c) the cost of benefits. In addition, the equity-based awards granted to Messrs. Lynch, Huseby and Klipper pursuant to their employment agreements would vest immediately upon a termination of employment by the Company without “cause” or by the named executive officer for “good reason”.

Further, if the employment of Messrs. Lynch, Huseby or Klipper is terminated by the Company without “cause” or by such named executive officer for “good reason” within two years (or, if applicable, the remainder of the named executive officer’s term of employment under his employment agreement, whichever is longer) following a “change of control” of the Company, such named executive officer is entitled, regardless of whether he signs a release of claims against the Company, to lump-sum severance equal to three times the sum of (a) annual base salary, (b) the average annual incentive compensation paid (or, in the case of Mr. Huseby, guaranteed) to the named executive officer with respect to the preceding three completed years (or, in the case of Mr. Lynch, such lesser number of completed years beginning in February 2009 and ending on the date of termination, or, in the case of Mr. Huseby, such number of completed years beginning on March 13, 2012 and ending on the date of termination) and (c) the cost of benefits. However, if such severance payments trigger the “golden parachute” excise tax under Sections 280G and 4999 of the Code, they would be reduced if such reduction would result in a greater after-tax benefit to the named executive officer.

Except as set forth below with respect to certain one-time grants made to Messrs. Lynch, Huseby and Klipper, in the event of a change of control, unless otherwise provided by the applicable award agreement, if the successor company assumes or substitutes for an outstanding equity award, such award will continue in accordance with its applicable terms and not be accelerated. Under the option award agreements, if the holder were terminated within 24 months following a change of control, then the unvested options underlying the award or substitute award would immediately vest. Furthermore, under the restricted stock award agreements, if the holder were terminated other than for “cause” within 24 months following a change of control, then the unvested shares of restricted stock underlying the award would immediately vest. Finally, under the restricted stock unit award agreements, if the holder were terminated other than for “cause” at any time following a change of control, then the unvested restricted stock units underlying the award would immediately vest. Under the stock option and restricted stock award agreements executed under the 2004 Incentive Plan, “change of control” generally means any of the following: (a) a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended; (b) a merger or consolidation of the Company with another company; or (c) a sale of substantially all of the assets of the Company to another company. Under the restricted stock, stock option and restricted stock unit award agreements executed under the 2009 Incentive Plan, “change of control” generally means any of the following: (a) a change in the ownership of the Company; (b) a change in the effective control of the Company; or (c) a change in the ownership of a substantial portion of the Company’s assets, in each case, within the meaning of Section 409A of the Code and the regulations promulgated thereunder. Under the restricted stock and restricted stock unit award agreements, “cause” generally means (i) a material failure by the holder to perform his or her duties (other than as a result of incapacity due to physical or mental illness) during his or her employment with the Company after written notice of such breach or failure and the holder failed to cure such breach or failure to the Company’s reasonable satisfaction within five days after receiving such written notice; or (ii) any act of fraud, misappropriation, misuse, embezzlement or any other material act of dishonesty in respect of the Company or its funds, properties, assets or other employees.

In addition, the equity-based awards granted to Messrs. Lynch and Klipper pursuant to their current employment agreements would vest immediately upon a change of control (as defined in their employment agreements) in any circumstance, or in the event their employment is terminated by the Company without “cause” or by each such executive for “good reason.” Mr. Huseby’s restricted stock unit award granted pursuant to his current employment agreement will vest upon a change of control in the event Mr. Huseby’s employment is terminated by the Company without “cause” or by him for “good reason.”

The estimated payments to be made by the Company to the named executive officers in the event of a change of control are set forth below in the table entitled “Potential Payments Upon Termination or Change of Control.”

Employment Agreements with the Named Executive Officers—Defined Terms

“cause”, for purposes of the employment agreements, generally means any of the following: (a) the named executive officer’s engaging in intentional misconduct or gross negligence that, in either case, is injurious to the Company; (b) the named executive officer’s indictment, entry of a plea of nolo contendere or conviction by a court of competent jurisdiction with respect to any crime or violation of law involving fraud or dishonesty (with the exception of misconduct based in good faith on the advice of professional consultants, such as attorneys and accountants) or any felony (or equivalent crime in a non-U.S. jurisdiction); (c) any gross negligence, intentional acts or intentional omissions by the named executive officer that constitute fraud, dishonesty, embezzlement or misappropriation in connection with the performance of the named executive officer’s duties and responsibilities; (d) the named executive officer’s engaging in any act of intentional misconduct or moral turpitude reasonably likely to adversely affect the Company or its business; (e) the named executive officer’s abuse of or dependency on alcohol or drugs (illicit or otherwise) that adversely affects the named executive officer’s job performance; (f) the named executive officer’s willful failure or refusal to properly perform the duties, responsibilities or obligations of the named executive officer’s service for reasons other than disability or authorized leave, or to properly perform or follow any lawful direction by the Company; or (g) the named executive officer’s material breach of the agreement or of any other contractual duty to, written policy of, or written agreement with, the Company.

“change of control”, for purposes of the employment agreements, generally means any of the following: (a) the acquisition by any person or group (other than the named executive officer or his or her affiliates or Mr. Riggio or any of his heirs or affiliates) of 40% or more of the Company’s voting securities; (b) the Company’s directors immediately prior to a merger, consolidation, liquidation or sale of assets cease within two years thereafter to constitute a majority of the Board; or (c) the Company’s directors immediately prior to a tender or exchange offer for the Company’s voting securities cease within two years thereafter to constitute a majority of the Board.

“good reason”, for purposes of the employment agreements (other than Mr. Riggio’s, whose agreement does not have a good reason definition), generally means any of the following: (a) a material diminution of authority, duties or responsibilities (except for, in the case of Mr. Huseby, any diminution in his authority, duties or responsibilities in connection with an assignment of his employment agreement or due to the separation of the Company’s digital and/or college business provided his position upon such assignment or separation will be that of chief financial officer or a similar executive officer position); (b) a greater than 10% reduction in base salary; (c) the relocation of the Company’s principal executive offices outside of the New York City metropolitan area (except that, in the case of Mr. Huseby, a relocation to Palo Alto, CA will not constitute “good reason”); or (d) a failure by the Company to make material payments under the agreement.

Description of Plan-Based Awards

Each non-equity incentive plan award reported in the “Grants of Plan-Based Awards in Fiscal 2012” table was granted, with respect to Messrs. Lynch, Klipper and Riggio, under the Company’s stockholder-approved 2009 Incentive Plan, and, with respect to Messrs. Carey, Lindstrom and Ms. Keating, under the Company’s Incentive Compensation Plan for Home Office Management for Fiscal 2012. Each equity-based award reported in the “Grants of Plan-Based Awards in Fiscal 2012” table was granted under the 2009 Incentive Plan. See the discussions in the “Compensation Discussion and Analysis—Key Elements of Compensation, Performance-Based Annual Incentive Compensation” section of this Proxy Statement and the “Compensation Discussion and Analysis—Key Elements of Compensation, Long-Term Equity” section of this Proxy Statement.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards held by the Company’s named executive officers as of April 28, 2012:

OUTSTANDING EQUITY AWARDS AT FISCAL 2012 YEAR END

	Option Awards						Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options			Option Exercise Price	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)
		Exercisable	Unexercisable
William J. Lynch, Jr.	4/1/2010	333,333	166,667	(3)	$22.07	03/31/2020	02/02/2009	25,000	$342,000
	12/09/2011	—	500,000	(4)	$16.00	12/08/2021	04/01/2010	250,000	$3,420,000
							05/23/2011	166,667	$2,280,005
Michael P. Huseby	—	—	—		—	—	03/13/2012	275,000	$3,762,000
Mitchell S. Klipper	2/26/2003	41,534	—		$12.12	02/25/2013	08/24/2009	3,860	$52,805
	3/13/2003	10,615	—		$11.27	03/12/2013	04/01/2010	250,000	$3,420,000
	6/12/2003	328,547	—		$16.38	06/11/2013	04/01/2010	11,112	$152,012
	6/14/2004	6,899	—		$22.98	06/13/2014	05/23/2011	83,333	$1,139,995
	3/18/2005	100,000	—		$31.96	03/17/2015
Mary Ellen Keating	7/24/2002	2,482	—		$13.23	07/23/2012	08/24/2009	2,173	$29,727
	3/13/2003	1,660	—		$11.27	03/12/2013	05/23/2011	16,667	$228,005
	6/3/2004	26,538	—		$21.67	06/02/2014
	11/15/2011	—	35,000	(5)	$15.78	11/14/2021
Jaime M. Carey	3/24/2004	14,153	—		$22.89	03/23/2014	08/24/2009	2,173	$29,727
	6/3/2004	1,471	—		$22.98	06/02/2014	05/23/2011	20,000	$273,600
	11/15/2011	—	50,000	(5)	$15.78	11/14/2021
Allen W. Lindstrom	11/15/2011	—	35,000	(5)	$15.78	11/14/2021	08/24/2009	798	$10,917
							05/23/2011	20,000	$273,600
Joseph J. Lombardi	6/14/2004	2,070	—		$22.98	06/13/2014	10/01/2008	12,500	$171,000
							08/24/2009	3,378	$46,211
							04/01/2010	75,000	$1,026,000
Leonard Riggio	—	—	—		—	—	08/24/2009	1,448	$19,809

(1)	This column represents outstanding grants of shares of restricted stock. Set forth in the table below are the remaining vesting dates of all unvested restricted stock awards:

Name	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested	Vesting Dates
William J. Lynch, Jr.	02/02/2009	25,000	02/02/2013
	04/01/2010	250,000	04/01/2013
	05/23/2011	166,667	05/23/2014 and 05/23/2015
Michael P. Huseby	03/13/2012	275,000	03/13/2014 and 03/13/2015
Mitchell S. Klipper	08/24/2009	3,860	08/24/2012 and 08/24/2013
	04/01/2010	250,000	04/01/2013
	04/01/2010	11,112	04/01/2013
	05/23/2011	83,333	05/23/2014 and 05/23/2015
Mary Ellen Keating	08/24/2009	2,173	08/24/2012 and 08/24/2013
	05/23/2011	16,667	25% on 05/23/2013, 25% on 05/23/2014 and 50% on 05/23/2015
Jaime M. Carey	08/24/2009	2,173	08/24/2012 and 08/24/2013
	05/23/2011	20,000	25% on 05/23/2013, 25% on 05/23/2014 and 50% on 05/23/2015
Allen W. Lindstrom	08/24/2009	798	08/24/2012 and 08/24/2013
	05/23/2011	20,000	25% on 05/23/2013, 25% on 05/23/2014 and 50% on 05/23/2015
Joseph J. Lombardi	10/01/2008	12,500	10/01/2012
	08/24/2009	3,378	08/24/2012 and 08/24/2013
	04/01/2010	75,000	04/01/2013
Leonard Riggio	08/24/2009	1,448	08/24/2012 and 08/24/2013

(2)	Market values have been calculated using a stock price of $13.68 (closing price of the Company’s common stock on April 27, 2012, the last trading day of Fiscal 2012).

(3)	Granted on April 1, 2010, with all shares vesting in equal installments on the first through third anniversaries of the date of grant.

(4)	Granted on December 9, 2011, with shares vesting in the following installments: 25% on the second anniversary of the grant date, 25% on the third anniversary of the grant date and 50% on the fourth anniversary of the grant date.

(5)	Granted on November 15, 2011, with shares vesting in the following installments: 25% on the second anniversary of the grant date, 25% on the third anniversary of the grant date and 50% on the fourth anniversary of the grant date.

Option Exercises and Stock Vested in Fiscal 2012

		Option Awards		Stock Awards
Name	Fiscal Year	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
William J. Lynch, Jr.	2012	—	—	275,000	3,614,500
Michael P. Huseby	2012	—	—	—	—
Mitchell S. Klipper	2012	—	—	276,100	3,654,939
Mary Ellen Keating	2012	—	—	2,170	26,841
Jaime M. Carey	2012	—	—	9,032	120,423
Allen W. Lindstrom	2012	—	—	4,414	51,522
Joseph J. Lombardi	2012	—	—	90,649	1,180,317
Leonard Riggio	2012	—	—	1,701	21,406

(1)	The amounts in this column are calculated by multiplying the number of shares acquired on exercise by the difference between the closing price of the Company’s common stock on the date of exercise and the exercise price of the options.

(2)	The amounts in this column are calculated by multiplying the number of shares vested by the closing price of the Company’s common stock on the date of vesting.

Pension Benefits

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mitchell S. Klipper	Retirement Plan	11.25	$164,795	—
Mary Ellen Keating	Retirement Plan	2.00	$26,521	—
Leonard Riggio	Retirement Plan	8.00	$153,660	—

Effective as of January 1, 2000, the Retirement Plan, a tax-qualified defined benefit plan that had covered substantially all of the Company’s employees, was amended to “freeze” benefits. Accordingly, participants as of December 31, 1999 no longer earned benefits for service with the Company and no new employees became participants in the Retirement Plan after that date. Service with the Company after December 31, 1999 continues to be taken into account for determining whether participants are vested in their accrued benefits on December 31, 1999, if they were not vested on that date. The Retirement Plan continues to pay benefits in accordance with its provisions as in effect on December 31, 1999.

A participant’s annual benefit payable at normal retirement age (65) is equal to the sum of:

(a) 0.7% of the participant’s five-year average annual pay up to the Social Security-covered compensation limit, multiplied by the participant’s years of credited service; and

(b) 1.3% of the participant’s five-year average annual pay in excess of Social Security-covered compensation limit, multiplied by the participant’s years of credited service.

For purposes of the Retirement Plan, pay is the sum of the participant’s base compensation, overtime, incentive compensation and commissions. Pay under the Retirement Plan does not include any amounts paid on or after January 1, 2000, and is limited to the maximum amount permitted under the Code for 1999 ($160,000) and previous years.

The calculation of the present value of accumulated benefit shown in the “Pension Benefits” table assumes a discount rate of 4.75% and mortality under the RP-2000 Mortality Table with projections for April 30, 2012.

Benefits under the Retirement Plan are generally not payable as a lump sum; they are paid as a monthly annuity for the life of the retiree. Participants who retire at the later of age 65 or the completion of five years of service receive an unreduced benefit. Participants may elect early retirement with reduced benefits after attaining age 55 and completing five years of vesting service. An immediate benefit is payable at early retirement equal to the normal retirement benefit, reduced by an annual reduction factor of 6-2/3% for each of the first five years and 3-1/3% for each of the next five years that payment commences prior to age 65.

Participants may elect payment in the form of a 50%, 75% or 100% joint and survivorship annuity or in the form of a ten-year certain and life annuity. Election of these payment forms will result in a lower annuity payment during the retiree’s life.

Potential Payments Upon Termination or Change of Control

Event	William J. Lynch, Jr.	Michael P. Huseby	Mitchell S. Klipper	Mary Ellen Keating		Jaime M. Carey		Allen W. Lindstrom		Joseph J. Lombardi (7)	Leonard Riggio
Involuntary Termination or Voluntary Termination with Good Reason
Cash severance payment (2)	$4,020,546	$1,708,698	$4,014,296	—	(3)	—	(3)	—	(3)	—	—	(3)
Accelerated equity-based awards (4)	$3,762,000	—	$3,420,000	—		—		—		$1,026,000	—

Total	$7,782,546	$1,708,698	$7,434,296	—		—		—		$1,026,000	—
Death
Accelerated equity-based awards (4)	$6,042,005	$3,762,000	$4,764,812	$257,731		$303,327		$284,517		$1,243,211	$19,809
Health benefits (5)	$4,316	$4,316	$4,316	$1,383		$4,316		$4,316		$4,316	$2,933

Total	$6,046,321	$3,766,316	$4,769,128	$259,114		$307,643		$288,833		$1,247,527	$22,742
Disability
Accelerated equity-based awards (4)	$6,042,005	$3,762,000	$4,764,812	$257,731		$303,327		$284,517		$1,243,211	$19,809
Health benefits (6)	$7,599	$7,599	$7,599	$2,563		$7,599		$7,599		$7,599	$5,247

Total	$6,049,604	$3,769,599	$4,772,411	$260,294		$310,926		$292,116		$1,250,810	$25,056
Change of Control with Involuntary Termination (without Cause) or Termination with Good Reason
Cash severance payment (2)	$6,030,818	$2,563,047	$6,021,444	—	(3)	—	(3)	—	(3)	—	—	(3)
Accelerated equity-based awards (4)	$6,042,005	$3,762,000	$4,764,812	$257,731		$303,327		$284,517		$1,243,211	$19,809

Total	$12,072,823	$6,325,047	$10,786,256	$257,731		$303,327		$284,517		$1,243,211	$19,809

(1)	The values in this table reflect estimated payments associated with various termination scenarios, assume a stock price of $13.68 (closing price of the Company’s common stock on April 27, 2012, the last trading day of Fiscal 2012) and include all outstanding grants through the assumed termination date of April 29, 2012. Actual value will vary based on changes in the Company’s common stock price.

(2)	Cash severance is equal to the sum of (i) the named executive officer’s annual base salary, (ii) the average of annual incentive compensation actually paid (or, in the case of Mr. Huseby, guaranteed) to the named executive officer with respect to the three completed years preceding the date of termination and (iii) the aggregate annual cost of benefits, times the named executive officer’s severance multiple as follows: two times for non-change of control and three times for change of control.

(3)	None of Messrs. Carey or Lindstrom or Ms. Keating has a formal severance arrangement with the Company and Mr. Riggio’s employment agreement does not provide for any severance payments. Accordingly, any severance payments would be provided at the Board’s discretion.

(4)

This row represents the value of unvested restricted stock, stock options and restricted stock unit awards that would automatically vest upon a termination due to death, disability or termination following a change of control. Except as provided below, in the event of a change of control, unless otherwise provided by the applicable award agreement, if the successor company assumes or substitutes for an outstanding equity award, such award will continue in accordance with its applicable terms and not be accelerated. Absent a change of control, in the event of involuntary termination, termination for “cause” or resignation for any reason other than “good reason,” each restricted stock, stock option and restricted stock unit award will be forfeited. Furthermore, except as provided below, in the event of (i) a termination within 24 months following a change of control, provided that the termination is other than for “cause,” each restricted stock award will immediately vest, (ii) a termination within 24 months following a change of control, each stock option will immediately vest, (iii) a termination at any time following a change of control, also provided the termination is other than for “cause,” each restricted stock unit award will immediately vest and (vi) the holder’s death or disability, each restricted stock and restricted stock unit award will immediately vest and each option will be forfeited, unless otherwise determined by the Compensation Committee. The options and restricted stock granted in connection with Mr. Lynch’s employment agreements (dated March 17, 2010 and January 6, 2009), and the restricted stock awards granted in connection with the March 17, 2010 employment agreements for Messrs. Klipper and Lombardi vest upon a change of control or if such executive’s employment is terminated without “cause” or for “good reason.” Pursuant to the Lombardi Transition Agreement, Mr. Lombardi’s recent resignation did not constitute a “good reason” termination. The restricted stock units granted on March 13, 2012 in connection with the March 9, 2012 employment agreement with Mr. Huseby vest upon a change of control if he’s terminated without “cause” or for “good reason”.

(5)	Following the termination of a named executive officer’s employment due to death, the Company provides the named executive officer’s spouse three months of premiums for medical and dental insurance in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

(6)	Following the termination of a named executive officer’s employment due to disability, the Company provides the named executive officer a seven-month subsidy for premiums for medical and dental insurance in accordance with COBRA.

(7)	Pursuant to the Lombardi Transition Agreement, Mr. Lombardi has waived his rights to terminate his employment for “good reason” and the Company has no obligations to pay Mr. Lombardi severance under his employment agreement. The Lombardi Transition Agreement does provide, however, that Mr. Lombardi’s unvested, outstanding equity awards continued to vest in accordance with their terms up until June 30, 2012, therefore in the event Mr. Lombardi’s transitional employment was terminated as a result of his death or disability, or in the event of a change of control on or prior to June 30, 2012, Mr. Lombardi’s unvested outstanding equity would vest immediately.

For the table above, the amounts of potential payments to the named executive officers in the event of the termination of their employment were calculated assuming that such terminations occurred on the last day of Fiscal 2012 (April 28, 2012). For the table above, the amount of potential payments to the named executive officers in the event of a termination of their employment in connection with a change of control were calculated assuming that a change of control occurred on the last day of Fiscal 2012, each named executive officer’s employment terminated on that date due to involuntary termination or for good reason and the successor company did not assume the named executive officer’s restricted stock, stock option and restricted stock unit awards.

For a summary of the provisions of the employment agreements with the named executive officers that were effective April 28, 2012 and the outstanding equity awards that were held by the named executive officers as of April 28, 2012, and therefore affect the amounts set forth in the table above in the event of involuntary termination or a change of control, see the discussions in the “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements with the Named Executive Officers—General Provisions” and “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements with the Named Executive Officers—Severance and Change of Control Benefits” sections of this Proxy Statement. As of April 28, 2012, none of Messrs. Carey or Lindstrom or Ms. Keating was party to agreements providing for severance benefits, and Mr. Riggio’s employment agreement does not provide for any severance benefits.

Director Compensation Table

Name	Fiscal Year	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
George Campbell Jr.	2012	$237,500	$99,988	$337,488
Mark D. Carleton	2012	$31,250	$99,988	$131,238
William Dillard, II	2012	$175,000	$99,988	$274,988
David G. Golden	2012	$237,500	$99,988	$337,488
Patricia L. Higgins	2012	$305,000	$99,988	$404,988
Gregory B. Maffei	2012	$31,250	$99,988	$131,238
Irene R. Miller	2012	$60,000	$99,988	$159,988
Margaret T. Monaco (3)	2012	$132,500	$99,988	$232,488
David A. Wilson	2012	$240,000	$99,988	$339,988

(1)	This column represents the amount of annual cash retainers earned by directors during Fiscal 2012. All directors were also reimbursed for travel, lodging and related expenses incurred in attending Board meetings.

(2)	This column represents the aggregate grant date fair value of awards granted in Fiscal 2012, computed in accordance with ASC 718. The assumptions used in calculating these amounts are set forth in Note 3 to the Company’s Financial Statements for the fiscal year ended April 28, 2012 which is located on pages F-46 and F-47 of the Company’s Form 10-K. The values in this column reflect an estimate of the grant date fair value and may not be equivalent to the actual value recognized by the non-employee directors. Refer to the “Fiscal Year 2012 Non-Employee Director Equity Award Table” below for information on awards made in Fiscal 2012.

(3)	Ms. Monaco departed the Board effective October 28, 2011.

Narrative to the Director Compensation Table

Competitiveness

In Fiscal 2012, Cook & Co. reviewed the design and competitiveness of the Company’s non-employee director compensation program. Cook & Co. estimated that the Company’s director compensation was below the 25th percentile of the practice among the New Peer Group due to low annual cash retainer and equity award levels. In light of this analysis, and in consideration for the additional work being done by directors in connection with certain corporate transactions, Cook & Co. recommended that cash retainers and equity award values be increased by approximately 18%, as well as increases for certain committee chairs. However, the Company did not make these recommended changes during Fiscal 2012, but the Compensation Committee decided to reconsider the recommendations in Fiscal 2013. In Fiscal 2012, Cook & Co. also recommended that, in order to align with the New Peer Group, restricted stock and restricted stock unit awards granted to non-employee directors vest after one year, rather than over a three-year period. Taking into account this recommendation, in Fiscal 2012 the Compensation Committee adopted a policy that restricted stock and restricted stock unit awards for 2012 and all future awards to non-employee directors as compensation for their service as directors will vest on the first anniversary of the grant date.

Annual Retainer

Each non-employee director received an annual Board retainer fee of $50,000, paid in quarterly installments. The Lead Director of the Board received an additional $25,000 annual cash retainer. Audit Committee members received an additional $15,000 annual cash retainer, and the Chair of the Audit Committee received an additional $25,000 annual cash retainer. Compensation Committee members received an additional $10,000 annual cash retainer, and the Chair of the Compensation Committee received an additional $17,500 annual cash retainer. Corporate Governance and Nominating Committee members received an additional $10,000 annual cash retainer, and the Chair of the Corporate Governance and Nominating Committee received an additional $15,000 annual cash retainer. All directors are also reimbursed for travel, lodging and related expenses incurred in attending Board meetings. In addition, during Fiscal 2012, Messrs. Campbell, Dillard, Golden and Wilson and Mses. Higgins and Monaco received $20,000 per month in connection with his or her work on behalf of the Special Committee of the Board formed in connection with the exploration of strategic alternatives for the Company. The Special Committee was chaired by Ms. Higgins, who received an additional $5,000 per month for serving as the Chair. Additionally, during Fiscal 2012, Messrs. Campbell, Golden and Wilson and Ms. Higgins received $20,000 per month in connection with his or her work on behalf of the Special Sub Committee of the Special Committee of the Board formed to consider certain matters relating to the exploration of strategic alternatives for the Company. The Special Sub Committee was chaired by Ms. Higgins, who received an additional $5,000 per month for serving as the Chair.

Equity Compensation

Each non-employee director is eligible for equity award grants under the Company’s 2009 Incentive Plan. The table below illustrates the fair market value of the Fiscal 2012 restricted stock awards on the date of grant and the aggregate number of awards outstanding at fiscal year end for each non-employee director.

Fiscal 2012 Non-Employee Director Equity Award Table

Director	Fiscal Year	Restricted Stock Grant Value (1)	Aggregate Restricted Shares Outstanding	Aggregate Options Outstanding (2)
George Campbell Jr.	2012	$99,988	13,537	—
Mark D. Carleton	2012	$99,988	8,149	—
William Dillard, II	2012	$99,988	13,537	48,306
David G. Golden	2012	$99,988	12,254	—
Patricia L. Higgins	2012	$99,988	13,537	20,000
Gregory B. Maffei	2012	$99,988	8,149	—
Irene R. Miller	2012	$99,988	13,537	38,306
Margaret T. Monaco(3)	2012	$99,988	—	48,306
David A. Wilson	2012	$99,988	12,254	—

(1)	On October 31, 2011, the non-employee directors received a grant of the number of shares of restricted stock having a value of approximately $100,000 based on the October 31, 2011 per share closing price of the Company’s common stock on the New York Stock Exchange (8,149 shares at a price of $12.27) vesting on the first anniversary of the date of grant.

(2)	All options held by the non-employee directors are fully vested.

(3)	Consistent with the Company’s past practice of accelerating the vesting of equity awards held by directors who have departed the Board while in good standing with the Company, all of Ms. Monaco’s restricted stock awards were accelerated upon her departure.

Compensation Risk Assessment

As a part of its oversight of the Company’s compensation program, the Compensation Committee periodically reviews and considers the risk implications of the Company’s compensation programs and practices. This process included a review of the Company’s compensation programs for our employees, including non-executive officers; the identification and review of features of our compensation programs that could potentially encourage excessive or imprudent risk taking of a material nature; and the identification and review of factors that mitigate these risks. Based on the results of the risk assessment conducted in early Fiscal 2012, the Compensation Committee noted several risk-mitigating features and effective safeguards against imprudent or unnecessary risk-taking, including:

•	Balanced mix of compensation elements, including cash versus equity compensation, short-term versus long-term awards and financial versus non-financial performance targets.

•

Annual cash incentives under our performance-based annual incentive compensation program that focus employees on corporate, business unit and individual performance, with senior management being evaluated on Adjusted EBITDA, a fundamental measure of value creation for stockholders.

•	Regular advice of an outside compensation consultant engaged directly by the Compensation Committee in determining compensation pay structures and amounts.

Based on this process and the results of the risk assessment, the Compensation Committee concluded that the Company’s compensation programs and practices were designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy and were appropriately structured, well-aligned with stockholders value and did not create or encourage risks that are reasonably likely to have a material adverse effect on the Company. In light of the review conducted in early Fiscal 2012, the Compensation Committee did not conduct a similar review for the remainder of Fiscal 2012. The Compensation Committee will continue to consider compensation risk implications, as appropriate, in designing any new executive compensation components.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company believes that the transactions and agreements discussed below (including renewals of any existing agreements) between the Company and related third parties are at least as favorable to the Company as could have been obtained from unrelated parties at the time they were entered into. The Audit Committee of the Board of Directors utilizes procedures in evaluating the terms and provisions of proposed related party transactions or agreements in accordance with the fiduciary duties of directors under Delaware law. The Company’s related party transaction procedures contemplate Audit Committee review and approval of all new agreements, transactions or courses of dealing with related parties, including any modifications, waivers or amendments to existing related party transactions. The Company tests to ensure that the terms of related party transactions are at least as favorable to the Company as could have been obtained from unrelated parties at the time of the transaction. The Audit Committee considers, at a minimum, the nature of the relationship between the Company and the related party, the history of the transaction (in the case of modifications, waivers or amendments), the terms of the proposed transaction, the Company’s rationale for entering the transaction and the terms of comparable transactions with unrelated third parties. In addition, management and internal audit annually analyzes all existing related party agreements and transactions and reviews them with the Audit Committee.

The Company completed the acquisition (the “Acquisition”) of B&N College from Leonard Riggio and Louise Riggio (the “Sellers”) on September 30, 2009. Mr. Riggio is the Chairman of the Company’s Board of Directors and a significant stockholder. The Company is a party to a Stock Purchase Agreement dated as of

August 7, 2009 among the Company and the Sellers (the “Purchase Agreement”). As part of the Acquisition, the Company acquired the Barnes & Noble trade name that had been owned by B&N College and licensed to the Company (described below). The purchase price paid to the Sellers was $596,000,000, consisting of $346,000,000 in cash and $250,000,000 in Seller Notes (described below). However, the cash paid to the Sellers was reduced by approximately $82,352,000 in cash bonuses paid by B&N College to 192 members of its management team and employees (the “Bonus Recipients”), not including Leonard Riggio. Pursuant to the terms of the Purchase Agreement, prior to the closing of the Acquisition, B&N College distributed to the Sellers certain assets that are not related to B&N College’s core business, including common stock in the Company. In connection with such distribution, 667,058 shares of the common stock in the Company previously held by B&N College were transferred to certain of the Bonus Recipients. The Company financed the Acquisition through $250,000,000 of Seller Notes, $150,000,000 from the Company’s credit facility dated September 30, 2009 (the “2009 Credit Facility”) and the remainder from both the Company’s and B&N College’s cash on hand.

In connection with the closing of the Acquisition, the Company issued the Sellers (i) a senior subordinated note in the principal amount of $100,000,000, payable in full on December 15, 2010, with interest of 8% per annum payable on the unpaid principal amount (the “Senior Seller Note”), and (ii) a junior subordinated note in the principal amount of $150,000,000 (the “Junior Seller Note” and together with the Senior Seller Note, the “Seller Notes”), payable in full on the fifth anniversary of the closing of the Acquisition, with interest of 10% per annum payable on the unpaid principal amount. The Senior Seller Note was paid on its scheduled due date, December 15, 2010. The Senior Seller Note was unsecured and subordinated to the obligations under the 2009 Credit Facility and certain other senior obligations. The Company had the right to prepay the Senior Seller Note at any time without premium or penalty to the extent not prohibited by senior debt documents, provided that the Company did not have the right to prepay the Junior Seller Note until the Senior Seller Note had been repaid in full. On December 22, 2009, the Company consented to the pledge and assignment of the Senior Seller Note by the Sellers as collateral security. The Junior Seller Note was and is unsecured and subordinated to the obligations under the 2009 Credit Facility, the Company’s credit facility amended by agreement dated as of April 29, 2011 (the “2011 Amended Credit Facility”) and the Company’s credit facility amended by agreement dated as of April 27, 2012 (the “2012 Amended Credit Facility”), as applicable, as well as certain other senior obligations. The Company may prepay the Junior Seller Note at any time without premium or penalty to the extent not prohibited by the 2012 Amended Credit Facility and senior debt documents. Pursuant to a settlement agreed to on June 13, 2012, the Sellers have agreed to waive $22,750,000 of the purchase price by waiving a corresponding principal amount (and interest on) of the Junior Seller Note, subject to receipt of court approval.

Also in connection with the Acquisition, and as set forth in the Purchase Agreement, B&N College made a tax distribution payment of $54,997,000 to the Sellers related to taxes imposed on the Sellers’ pro rata share of B&N College S corporation taxable earnings from January 1, 2009 through the date of Acquisition.

The Company paid COBRA benefits for certain former employees and family members that were on the B&N College health benefit plan (prior to the Acquisition). Leonard Riggio has reimbursed the Company $140,000 to cover such costs, based upon standard COBRA rates, for the period subsequent to Acquisition through the fiscal year ended May 1, 2010 (“Fiscal 2010”).

In connection with the Acquisition, B&N College and the Company amended and restated B&N College’s existing long-term supply agreement (the “Supply Agreement”) with MBS Textbook Exchange, Inc. (“MBS”), which is majority owned by Leonard Riggio, Stephen Riggio (formerly the Company’s Vice Chairman and Chief Executive Officer) and other members of the Riggio family. MBS is a new and used textbook wholesaler, which also sells textbooks online and provides bookstore systems and distant learning distribution services. Pursuant to the Supply Agreement, which has a term of ten years, and subject to availability and competitive terms and conditions, B&N College will continue to purchase new and used printed textbooks for a given academic term from MBS prior to buying them from other suppliers, other than in connection with student buy-back programs. MBS pays B&N College commissions based on the volume of textbooks sold to MBS each year and with respect to the textbook requirements of certain distance learning programs that MBS fulfills on B&N College’s behalf. MBS paid B&N College $10,941,000, $13,031,000 and $7,014,000 related to these commissions in Fiscal 2012, the fiscal year ended April 30, 2011 (“Fiscal 2011”) and Fiscal 2010 from the date of Acquisition, respectively. In addition, the Supply Agreement contains restrictive covenants that limit the ability of B&N College and the Company to become a used textbook wholesaler and that place certain limitations on MBS’s business activities. B&N College and Barnes & Noble.com also entered into an agreement with MBS in Fiscal 2011 pursuant to which MBS agrees to purchase at the end of a given semester certain agreed upon textbooks which B&N College and Barnes & Noble.com shall have rented to students during such semester. Total sales to MBS under this program were $13,339,000 and $506,000 for Fiscal 2012 and Fiscal 2011, respectively. In addition, B&N College entered into an agreement with MBS in Fiscal 2011 pursuant to which MBS purchases books from B&N College, which have no resale value for a flat rate per box. Total sales to MBS under this program were $364,000 and $427,000 for Fiscal 2012 and Fiscal 2011, respectively.

The Company purchases new and used textbooks at market prices directly from MBS. Total purchases were $101,980,000, $102,573,000 and $24,186,000 for Fiscal 2012, Fiscal 2011 and Fiscal 2010, respectively. MBS sells used books through the Barnes & Noble.com dealer network. Barnes & Noble.com earned a commission of $4,661,000, $5,474,000 and $3,115,000 on the MBS used book sales in Fiscal 2012, Fiscal 2011 and Fiscal 2010, respectively. In addition, Barnes & Noble.com hosts pages on its website through which Barnes & Noble.com customers are able to sell used books directly to MBS. Barnes & Noble.com is paid a fixed commission on the price paid by MBS to the customer. Total commissions paid to Barnes & Noble.com were $160,000, $184,000 and $172,000 for Fiscal 2012, Fiscal 2011 and Fiscal 2010, respectively.

In Fiscal 2010, the Company’s wholly owned subsidiary Barnes & Noble Bookquest LLC (“Bookquest”) entered into an agreement with TXTB.com LLC (“TXTB”), a subsidiary of MBS, pursuant to which the marketplace database of third party sellers on the Barnes & Noble.com website was made available on the TXTB website. In Fiscal 2012, Bookquest was merged into Barnes & Noble.com. Barnes & Noble.com receives a fee from third party sellers for sales of marketplace items and, upon receipt of such fee, Barnes & Noble.com remits a separate fee to TXTB for any marketplace items sold on the TXTB website. Total commissions paid to TXTB were $559,000, $775,000 and $0 during Fiscal 2012, Fiscal 2011 and Fiscal 2010, respectively. Outstanding amounts payable to TXTB were $6,000, $8,000 and $33,000 for Fiscal 2012, Fiscal 2011 and Fiscal 2010, respectively.

In Fiscal 2011, Barnes & Noble.com entered into an agreement with TXTB pursuant to which Barnes & Noble.com became the exclusive provider of trade books to TXTB customers through www.textbooks.com. TXTB receives a commission from Barnes & Noble.com on each purchase by a TXTB customer. Total commissions paid to TXTB were $148,000 and $0 during Fiscal 2012 and Fiscal 2011. Outstanding amounts payable to TXTB were $1,000 and $4,000 for Fiscal 2012 and Fiscal 2011.

Prior to the Acquisition, the Company licensed the “Barnes & Noble” name under a royalty-free license agreement dated February 11, 1987, as amended, from B&N College. Barnes & Noble.com licensed the “Barnes & Noble” name under a royalty-free license agreement, dated October 31, 1998, as amended, between Barnes & Noble.com and B&N College (the “License Agreement”). Pursuant to the License Agreement, Barnes & Noble.com had been granted an exclusive license to use the “Barnes & Noble” name and trademark in perpetuity for the purpose of selling books over the Internet (excluding sales of college textbooks). Under a separate agreement dated as of January 31, 2001 (the “Textbook License Agreement”), between Barnes & Noble.com, B&N College and Textbooks.com, Barnes & Noble.com was granted the right to sell college textbooks over the Internet using the “Barnes & Noble” name. Pursuant to the Textbook License Agreement, Barnes & Noble.com paid Textbooks.com a royalty on revenues (net of product returns, applicable sales tax and excluding shipping and handling) realized by Barnes & Noble.com from the sale of books designated as textbooks. Royalty expense was $3,431,000 during Fiscal 2010 prior to the Acquisition, under the terms of the Textbook License Agreement. During Fiscal 2010, subsequent to the closing of the Acquisition, Textbooks.com paid $146,000 to B&N College for funds that were received by Textbooks.com and were earned by B&N

College. In connection with the closing of the Acquisition, the Company terminated the Textbook License Agreement and as a result no longer pays a royalty with respect to online textbook sales.

In Fiscal 2010, the Company entered into an Aircraft Time Sharing Agreement with LR Enterprises Management LLC (“LR Enterprises”), which is owned by Leonard Riggio and Louise Riggio, pursuant to which LR Enterprises granted the Company the right to use a jet aircraft owned by it on a time-sharing basis in accordance with, and subject to the reimbursement of certain operating costs and expenses as provided in, the Federal Aviation Regulations (“FAR”). Such operating costs were $1,015,000, $932,000 and $429,000 during Fiscal 2012, Fiscal 2011 and Fiscal 2010, respectively. LR Enterprises is solely responsible for the physical and technical operation of the aircraft, aircraft maintenance and the cost of maintaining aircraft liability insurance, other than insurance obtained for the specific flight as requested by the Company, as provided in the FAR. Prior to the Acquisition, the Company used a jet aircraft owned by B&N College and paid for the costs and expenses of operating the aircraft based upon the Company’s usage. Such costs which included fuel, insurance and other costs were $113,000 during Fiscal 2010 prior to the Acquisition, and were included in the accompanying consolidated statements of operations.

The Company has leases for two locations for its corporate offices with related parties: the first location is leased from an entity in which Leonard Riggio has a majority interest and expires in 2013; the second location is leased from an entity in which Leonard Riggio has a minority interest and expires in 2016. The space was rented at an aggregate annual rent including real estate taxes of approximately $4,843,000, $4,868,000 and $4,889,000 during Fiscal 2012, Fiscal 2011 and Fiscal 2010, respectively.

The Company leases one of its B&N College stores from a partnership owned by Leonard and Stephen Riggio, pursuant to a lease expiring in 2014. Rent of $862,000, $862,000 and $512,000 was paid during Fiscal 2012, Fiscal 2011 and Fiscal 2010 from the date of the Acquisition, respectively.

The Company leases an office/warehouse from a partnership in which Leonard Riggio has a 50% interest, pursuant to a lease expiring in 2023. The space was rented at an annual rent of $759,000, $763,000 and $759,000 during Fiscal 2012, Fiscal 2011 and Fiscal 2010, respectively. Net of subtenant income, the Company paid $376,000, $246,000 and $241,000 during Fiscal 2012, Fiscal 2011 and Fiscal 2010, respectively.

Prior to the Acquisition, the Company leased retail space in a building in which B&N College subleased space from the Company, pursuant to a sublease expiring in 2020. Pursuant to such sublease, the Company charged B&N College $347,000 for such subleased space and other operating costs incurred on its behalf during Fiscal year 2010 prior to the Acquisition. The amount paid by B&N College to the Company exceeded the cost per square foot paid by the Company to its unaffiliated third-party landlord.

Prior to the Acquisition, the Company reimbursed B&N College certain operating costs B&N College incurred on the Company’s behalf. These charges were $71,000 during Fiscal 2010 prior to the Acquisition. Prior to the Acquisition, B&N College purchased inventory, at cost plus an incremental fee, of $25,187,000 from the Company during Fiscal 2010 prior to the Acquisition. Also prior to the Acquisition, B&N College reimbursed the Company $2,700,000 for Fiscal year 2010 prior to the Acquisition for capital expenditures, business insurance and other operating costs incurred on its behalf.

GameStop Corp. (“GameStop”), a company in which Leonard Riggio was a member of the Board of Directors and is a minority shareholder, operates departments within some of the Company’s bookstores. GameStop pays a license fee to the Company in an amount equal to 7% of the gross sales of such departments, which totaled $871,000, $989,000 and $1,061,000 during Fiscal 2012, Fiscal 2011 and Fiscal 2010, respectively. GameStop sold new and used video games and consoles on the Barnes & Noble.com website up until May 1, 2011, when the agreement between GameStop and Barnes & Noble.com terminated. Barnes & Noble.com received a commission on sales made by GameStop. For Fiscal 2012, Fiscal 2011 and Fiscal 2010, the commission earned by Barnes & Noble.com was $1,000 (from residual activity after the agreement terminated),

$356,000 and $334,000, respectively. Until June 2005, GameStop participated in the Company’s workers’ compensation, property and general liability insurance programs. The costs incurred by the Company under these programs were allocated to GameStop based upon GameStop’s total payroll expense, property and equipment, and insurance claim history. GameStop reimbursed the Company for these services $3,000, $51,000 and $128,000 during Fiscal 2012, Fiscal 2011 and Fiscal 2010, respectively. Although GameStop secured its own insurance coverage, costs are continuing to be incurred by the Company on insurance claims which were made under its programs prior to June 2005 and any such costs applicable to insurance claims against GameStop will be charged to GameStop at the time incurred.

The Company is provided with national freight distribution, including trucking services by Argix Direct Inc. (“Argix”), a company in which a brother of Leonard and Stephen Riggio owns a 20% interest, pursuant to a transportation agreement expiring in 2014 (following an automatic renewal of the agreement by its terms in 2012 for an additional two-year term, although at all times the agreement requires a two-year notice to terminate). The Company paid Argix $14,414,000, $15,890,000 and $16,536,000 for such services during Fiscal 2012, Fiscal 2011 and Fiscal 2010, respectively. At the time of the agreement, the cost of freight delivered to the stores by Argix was comparable to the prices charged by publishers and the Company’s other third party freight distributors. However, due to higher contracted fuel surcharge and transportation costs, Argix’s rates were higher than the Company’s other third party freight distributors. As a result, the Company amended its existing agreement with Argix effective January 1, 2009. The amendment provides the Company with a $3,000,000 annual credit to its freight and transportation costs for the remaining life of the existing agreement. The $3,000,000 annual credit expired with the April 1, 2012 renewal of the agreement. Argix provides B&N College with transportation services under a separate agreement that expired and was renewed in 2011. The renewed agreement expires in 2013. The Company believes that the transportation costs that B&N College paid to Argix are comparable to the transportation costs charged by third party distributors. B&N College paid Argix $1,294,000, $1,477,000 and $658,000 for such services during Fiscal 2012, Fiscal 2011 and Fiscal 2010 from the date of Acquisition, respectively. Argix also leased office and warehouse space from the Company in Jamesburg, New Jersey, pursuant to a lease expiring in 2011. This lease was renewed for additional space in 2011. However, the Company subsequently sold the warehouse on December 29, 2011. The Company charged Argix $1,514,000, $2,719,000 and $2,646,000 for such leased space and other operating costs incurred on its behalf prior to the sale of the warehouse during Fiscal 2012, Fiscal 2011 and Fiscal 2010, respectively.

The Company used Source Interlink Companies, Inc. (“Source Interlink”) as its primary supplier of music and DVD/video, as well as magazines and newspapers. Leonard Riggio is an investor in an investment company that formerly owned a minority interest in Source Interlink. Pursuant to the confirmation order of the United States Bankruptcy Court of the District of Delaware, as of June 19, 2009 (the “Discharge Date”) the equity interests held by the then owners of Source Interlink were discharged, cancelled, released and extinguished. The Company paid Source Interlink $33,979,000 for merchandise purchased at market prices during Fiscal 2010 prior to the Discharge Date. In addition, Source Interlink purchases certain data related to magazine sales of the Company. Source Interlink paid the Company $20,000 during Fiscal 2010 prior to the Discharge Date.

The Company uses Digital on Demand as its provider of music and video database equipment and services. Leonard Riggio owns a minority interest in Digital on Demand through the same investment company through which he owned a minority interest in Source Interlink. The Company paid Digital on Demand $185,000, $1,932,000 and $2,593,000 for music and video database equipment and services during Fiscal 2012, Fiscal 2011 and Fiscal 2010, respectively. This agreement was terminated on May 31, 2011.

On August 18, 2011, the Company entered into an investment agreement between the Company and Liberty GIC, Inc. (“Liberty”), a subsidiary of Liberty Media Corporation (“Liberty Media”), pursuant to which the Company issued and sold to Liberty, and Liberty purchased, 204,000 shares of the Company’s Series J Preferred Stock, par value $0.001 per share, for an aggregate purchase price of $204,000,000 in a private placement exempt from the registration requirements of the 1933 Act.

In Fiscal 2012, the Company entered into agreements with third parties who sell Barnes & Noble products through QVC and Home Shopping Network (“HSN”), affiliates of Liberty Media. The Liberty entity that indirectly holds the Barnes & Noble investment (“Liberty Media”) is a separate public company from the Liberty entity that owns QVC and HSN (“Liberty Interactive”). Liberty Media was split-off (the “Split-Off”) from Liberty Interactive on September 28, 2011. No products were sold to the third parties from August 18, 2011, the date of the investment through the date of the Split-Off. The Company purchases trade books, primarily craft/hobbies, from Leisure Arts, Inc. (“Leisure Arts”), a subsidiary of Liberty Interactive. Total purchases from Leisure Arts following the date of the Liberty investment and prior to the date of the Split-Off were $16,000. The Company also purchases Halloween costumes from BuySeasons Inc. (“BuySeasons”), a subsidiary of Liberty Interactive. Total purchases from BuySeasons following the date of the Liberty investment and prior to the date of the Split-Off were $33,000. On July 19, 2011, the Company renewed a one-year contract with Commerce Technologies, Inc. (“Commerce Hub”), a subsidiary of Liberty Interactive, who provides services to help facilitate and integrate sales with drop-ship vendors. Total fees paid to Commerce Hub following the date of the Liberty investment and prior to the date of the Split-Off were $22,000. The Company purchases textbooks from AI2, Inc. (“AI2”), a subsidiary of Liberty Interactive. There were no purchases from AI2 following the date of the Liberty investment and prior to the date of the Split-Off. The Company paid commissions to Liberty Interactive Advertising (“LIA”), a subsidiary of Liberty Interactive, who serves as the exclusive premium advertising sales agency for the Company. Total commissions paid to LIA following the date of the Liberty investment and prior to the date of the Split-Off were $5,000.

AUDIT RELATED MATTERS

Independent Registered Public Accountants

The firm of BDO USA, LLP (“BDO”) has been selected as independent registered public accountants for the Company. The independent registered public accountants examine annual financial statements and provide other non-audit and tax-related services for the Company. The Company and the Audit Committee have considered whether the non-audit services provided by BDO are compatible with maintaining the independence of BDO in its audit of the Company and have determined that, because such services are not considered prohibited services under the Sarbanes-Oxley Act of 2002, such services are compatible with maintaining the independence of BDO.

Audit Fees.  For Fiscal 2012 and Fiscal 2011, the Company was billed $1,664,147 and $1,579,500, respectively, by BDO for professional services rendered for the audit of the Company’s annual financial statements and of its internal controls over financial reporting and for reviews of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q filed with the SEC.

Audit-Related Fees.  For Fiscal 2012 and Fiscal 2011, the Company was billed $239,735 and $167,601, respectively, by BDO for consultation services concerning financial accounting and reporting standards. The Company was also billed $74,570 and $53,000, respectively, by BDO for employee benefit plan audits and Barnes & Noble College sales audits.

Tax Fees.  In Fiscal 2012 and Fiscal 2011, the Company was billed $241,967 and $219,698, by BDO for services related to tax compliance and consultation on tax matters, respectively.

All Other Fees.  The Company did not pay to BDO any other fees in Fiscal 2012 and Fiscal 2011.

Pre-approval Policies and Procedures.  The Audit Committee Charter adopted by the Board requires that, among other things, the Audit Committee pre-approve the rendering by the Company’s independent auditor of all audit and permissible non-audit services. The Audit Committee has approved all of the services provided by BDO referred to above. The Audit Committee has also authorized the Company’s management in advance to engage the Company’s independent registered public accountants from time to time in the future to perform certain services in areas pre-approved by the Audit Committee that at any one time will not involve more than $25,000 per project and more than $100,000 in the aggregate.

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and reporting process. The Company’s independent registered public accountants are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles and the effectiveness of the Company’s internal controls over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and the Company’s independent registered public accountants the Company’s audited financial statements. The Audit Committee has discussed with the Company’s independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). In addition, the Audit Committee has received from the Company’s independent registered public accountants the written disclosures and letter required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence) and discussed with such accountants their independence from the Company and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board subsequently approved) that the Company’s audited financial statements and management’s report on internal controls be included in the Company’s Fiscal 2012 Annual Report on Form 10-K for filing with the SEC.

Audit Committee

David A. Wilson, Chair

Patricia L. Higgins

David G. Golden

ADVISORY VOTE ON EXECUTIVE COMPENSATION

PROPOSAL 2

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables the Company’s stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.

The Company’s executive compensation program is designed to advance the philosophy of the Compensation Committee of the Board of paying for performance, paying competitively and aligning pay to business objectives and the Company’s long-term strategy. To align executive pay with both the Company’s financial performance and long-term strategy, a significant portion of the named executive officers’ compensation is based on the performance of the Company, and the compensation program is designed to reward both annual and long-term performance. Annual performance is rewarded through base salary, annual incentive compensation and discretionary bonuses. Annual performance is measured principally by the Company’s Adjusted EBITDA (as defined in this Proxy Statement). Discretionary awards also take into account strategic accomplishments including those in the new digital space. Long-term performance is rewarded through equity-based awards (through restricted stock, stock options and restricted stock units), the value of which is based upon the performance of the Company’s stock price.

The Compensation Committee and the Board believe that the Company’s Fiscal 2012 executive compensation programs align well with the Compensation Committee’s philosophy and are sufficiently linked to the Company’s performance.

For additional information on the Company’s executive compensation programs and how they reflect the Compensation Committee’s philosophy and are linked to the Company’s performance, see the Compensation Discussion and Analysis above.

We are asking for stockholder approval of the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules, which disclosures include the disclosures under the Compensation Discussion and Analysis above, the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement.

This vote is advisory and therefore not binding on the Company, the Board or the Compensation Committee.

The Board unanimously recommends a vote FOR the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis above, the compensation tables and narrative discussion be, and hereby is, APPROVED.

Unless a proxy is marked to give a different direction, the persons named in the proxy will vote FOR the approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

APPROVAL OF AMENDED AND RESTATED 2009 INCENTIVE PLAN

PROPOSAL 3

Upon the recommendation of the Compensation Committee, the Board has approved, subject to the approval of the Company’s stockholders, the Barnes & Noble, Inc. Amended and Restated 2009 Incentive Plan (the “Incentive Plan”) and directed that it be submitted, with the Board’s recommendation, to the Company’s stockholders for approval at the Meeting. The Company desires to encourage high levels of performance by those individuals who are key to the success of the Company, to attract new individuals who are highly motivated and who are expected to contribute to the success of the Company and to encourage such individuals to remain as directors, employees, consultants and/or advisors of the Company and its affiliates by increasing their proprietary interest in the Company’s growth and success. To attain these ends, the Company has formulated the Incentive Plan to authorize the granting of awards (as described below) to participants whose judgment, initiative and efforts are, have been, or are expected to be, responsible for the success of the Company.

The Incentive Plan permits grants of options, stock appreciation rights (“SARs”), restricted stock, performance awards, other stock unit awards and dividend equivalents. Stockholder approval of the Incentive Plan is intended to, among other things, (1) comply with the rules and regulations of the New York Stock Exchange, and (2) permit the awards discussed below to qualify for deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Incentive Plan is intended to replace the Company’s stockholder-approved 2009 Incentive Plan that is currently in effect (the “Prior 2009 Plan”), which will be automatically terminated and replaced and superseded by the Incentive Plan on the effective date of the Incentive Plan. The Prior 2009 Plan previously replaced and superseded the 2004 Incentive Plan (the “2004 Plan”), as amended, which replaced and superseded the 1996 Incentive Plan, as amended (the “1996 Plan,” and together with the Prior 2009 Plan and the 2004 Plan, the “Prior Plans”). Any awards granted under any of the Prior Plans will remain in effect pursuant to their respective terms.

A general description of the principal terms of the Incentive Plan is set forth below. However, the summary does not purport to be a complete description of the Incentive Plan. The description is qualified in its entirety by the terms of the Incentive Plan, as proposed to be adopted, which is attached to this Proxy Statement as Appendix A.

Purpose of the Incentive Plan

The purpose of the Incentive Plan is to assist the Company and its affiliates in attracting and retaining selected individuals to serve as directors, employees, consultants and/or advisors of the Company who are expected to contribute to the Company’s success and to achieve long-term objectives which will inure to the benefit of all stockholders of the Company through the additional incentives inherent in the awards granted under the Incentive Plan.

Effective Date

The Incentive Plan will become effective upon stockholder approval at the Meeting and will terminate ten years from the date of the Meeting, unless sooner terminated by the Board.

Stock Limits

The maximum number of shares of the Company’s common stock available for grant under the Incentive Plan is 1,700,000, plus shares that remain available under the Prior 2009 Plan on the effective date of the Incentive Plan. Any stock that is the subject of an award under the Incentive Plan, including the shares issuable under the Prior 2009 Plan, shall be counted against the limit as one share for every share issued.

In general, stock is counted against the limit only to the extent that it is actually issued. Thus, stock subject to any award under the Incentive Plan or any Prior Plan which terminates by expiration, forfeiture, cancellation or otherwise is settled in cash in lieu of stock, or exchanged for awards not involving stock, shall again be available for grant. Also, if the option price or tax withholding requirements of any award are satisfied by tendering stock to the Company, or withholding stock by the Company, only the number of shares issued, net of the shares tendered or withheld, will be deemed issued under the Incentive Plan.

We commit to cap our average annual burn rate at 4.02% for fiscal years 2013 through 2015. In calculating our compliance with this maximum burn rate commitment, we define “burn rate” as the number of shares subject to stock awards granted in a fiscal year divided by the basic weighted average number of shares of our common stock outstanding during such fiscal year. For purposes of calculating the number of shares subject to stock awards, (i) stock options and stock appreciation rights will count as one share, and (ii) restricted stock and other stock unit awards (including awards of restricted stock units and performance shares) will count as 1.5 shares. This burn rate limitation does not apply to awards settled in cash as opposed to the delivery of shares of our common stock and awards under plans assumed or substituted in mergers, acquisitions, or similar transactions. Shares underlying any performance share awards that may be granted in the future will not be included in the burn rate until the year in which such shares are earned and then only to the extent so earned.

Additionally, the Incentive Plan imposes certain per-participant award limits. In any 36-month period (subject to certain adjustments resulting from corporate transactions as discussed in the following paragraph), no participant may (i) be granted options or SARs with respect to more than 2,000,000 shares or (ii) be paid more than 1,000,000 shares (or the equivalent in cash) pursuant to restricted stock awards, performance awards or other stock unit awards, to the extent such awards are intended to be performance-based compensation under Code Section 162(m). Additionally, the maximum dollar value payable to any participant in any 12-month period with respect to performance awards and/or other stock unit awards that are valued with reference to property other than stock (including cash) is $7,000,000, to the extent such awards are intended to be performance-based compensation under Code Section 162(m). Canceled awards will continue to be counted towards these limitations.

The number, class and kind of securities that may be issued, the number, class and kind of securities subject to outstanding awards, the option price or grant price applicable to outstanding awards, the per-participant award limits, and other value determinations are subject to adjustment by the Compensation Committee to reflect stock dividends, stock splits, reverse stock splits and other corporate events or transactions. The Compensation Committee may also make adjustments to reflect unusual or nonrecurring events such as mergers, recapitalizations, consolidations, spin-offs and other corporate reorganizations. However, the Compensation Committee cannot make any adjustments that would cause an award not otherwise “deferred compensation” within the meaning of Code Section 409A to become or create “deferred compensation” under Code Section 409A.

Other Company Plans

Stock available under the Incentive Plan may be used by the Company as a form of payment of performance based compensation under other Company compensation plans, whether or not existing on the date hereof. To the extent any stock is used by the Company under its other compensation plans, this stock will reduce the then number of shares available under the Incentive Plan for future awards, but will not be subject to the 12 and 36 month stock or dollar limitations referred to above.

Administration

The Compensation Committee is responsible for administering the Incentive Plan and has the discretionary power to interpret the terms and intent of the Incentive Plan and any Incentive Plan-related documentation. The Board may remove from, add members to, or fill vacancies on, the Compensation Committee. The Compensation Committee is also responsible for determining the eligibility for awards, the types, terms and conditions of awards (including when and under what circumstances awards will vest, become exercisable or be paid or settled), whether and how an award may be settled, deferred or canceled and, subject to certain limitations applicable to awards subject to performance-based vesting, whether an award will have dividend equivalents. The Compensation Committee may establish rules and regulations pertaining to the Incentive Plan and may make any determination and take any other action it deems necessary or desirable for administration of the Incentive Plan. Determinations of the Compensation Committee made under the Incentive Plan are final and binding. The Compensation Committee may delegate administrative duties and powers to a committee of one or more directors and, to the extent permitted by law, to one or more officers or a committee of officers the right to grant awards to employees who are not directors or officers of the Company and to cancel or suspend awards to employees who are not directors or officers of the Company, subject to the requirements of Code Section 162(m), Rule 16b-3 of the Exchange Act and the rules of the New York Stock Exchange. The Incentive Plan limits the discretion of the Compensation Committee in certain instances to avoid the creation of “deferred compensation” under, and to otherwise comply with, Code Section 409A. The full Board may at any time grant awards to directors or administer the Incentive Plan with respect to those awards.

Eligibility

Individuals eligible to receive awards under the Incentive Plan are employees and directors of the Company or of any of its affiliates, and consultants, agents and advisors who provide services to the Company and any of its affiliates, as selected by the Compensation Committee.

Options

The Compensation Committee may grant options under the Incentive Plan either alone or in addition to other awards granted under the Incentive Plan. The exercise price for options cannot be less than the fair market value of the Company’s common stock on the date of grant, which shall be the closing price of the stock as reported on the New York Stock Exchange on the date of grant. The Compensation Committee may provide that an option will be automatically exercised, without further action by the holder, on the last day of such option’s exercise period if, on such day, the fair market value of the Company’s common stock to be acquired exceeds the aggregate exercise price. The Incentive Plan expressly prohibits repricing of options/canceling an option with an exercise price that exceeds the fair market value of the stock underlying such option in exchange for another award or cash (other than in connection with a change of control). The latest expiration date of an option cannot be later than the tenth (10th) anniversary of the date of grant, except in the event of death or disability. The exercise price may be paid with cash or its equivalent, with previously acquired stock, or by certain other means with the consent of the Compensation Committee. With respect to options intended to qualify as “incentive stock options” as defined in Code Section 422, the maximum number of shares with respect to which such options may be granted under the Incentive Plan will be 1,700,000 shares.

Stock Appreciation Rights

The Compensation Committee may grant SARs under the Incentive Plan either alone or in tandem with options or other awards. Upon the exercise of an SAR, the holder will have the right to receive the excess of (i) the fair market value of one share on the date of exercise over (ii) the grant price of the SAR on the date of grant, which will not be less than the fair market value of one share of the Company’s common stock on the date of grant. The Compensation Committee may provide that an SAR will be automatically exercised, without further action by the holder, on the last day of such SAR’s exercise period, if on such day, the fair market value of the stock to which such SAR relates exceeds the aggregate grant price. The latest expiration date of an SAR cannot be later than the tenth (10th) anniversary of the date of grant, except in the event of death or disability. Upon the exercise of an SAR, the Compensation Committee will determine, in its sole discretion, whether payment will be made in cash, stock or other property, or any combination thereof. Additionally, the following terms will be applicable to SARs granted under the Incentive Plan:

•	Any SAR granted in tandem with an option may be granted at the same time as the related option is granted or at any time thereafter before exercise or expiration of the option.

•

Any SAR granted in tandem with an option may be exercised only when the related option would be exercisable and the fair market value of the stock subject to the related option exceeds the option price at which stock can be acquired pursuant to the option.

•	Any option related to a tandem SAR will no longer be exercisable to the extent the tandem SAR has been exercised.

The Incentive Plan expressly prohibits repricing of SARs/canceling an SAR with a grant price that exceeds the fair market value of the stock underlying such SAR in exchange for another award or cash (other than in connection with a change of control).

Restricted Stock

The Compensation Committee may award restricted stock either alone or in addition to other awards under the Incentive Plan. Restricted stock awards consist of stock that is granted to a participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. A holder of restricted stock is generally treated as a stockholder of the Company (subject to certain restrictions) and has the right to vote such stock and the right to receive distributions made with respect to such stock. However, subject to compliance with Code Section 409A, the Compensation Committee may require that any dividends otherwise payable with respect to a restricted stock award will not be paid currently but will be accumulated until the applicable restricted stock award has vested. In the case of restricted stock awards that are subject to vesting based on the achievement of performance goals, a participant will not be entitled to receive payment for any cash dividends with respect to such restricted stock awards unless, until and except to the extent that the applicable performance goals are achieved or are otherwise deemed to be satisfied.

Other Stock Unit Awards

Other awards of stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, stock or other property, may be granted to participants, either alone or in addition to other awards granted under the Incentive Plan. Unlike restricted stock awards, other stock unit awards result in the transfer of stock to the participant only after specified conditions and the holder of such an award is treated as a stockholder with respect to the award when the stock is delivered in the future. Other stock unit awards may be paid in cash, stock, other property, or any combination thereof, in the sole discretion of the Compensation Committee at the time of payment. Subject to compliance with Code Section 409A, the Compensation Committee may require that any dividend equivalents otherwise payable with respect to any other stock unit award will not be paid currently but will be accumulated until the applicable other stock unit award has vested. In the case of other stock unit awards that are subject to vesting based on the achievement of performance goals, a participant will not be entitled to receive payment for any dividend equivalents with respect to such other stock unit awards unless, until and except to the extent that the applicable performance goals are achieved or are otherwise deemed to be satisfied.

Performance Awards

Performance awards may be granted under the Incentive Plan, either alone or in addition to other awards granted under the Incentive Plan. Performance awards will be earned only if the participant meets certain performance goals established by the Compensation Committee over a designated performance period. Performance awards may be paid in cash, stock, other property, or any combination thereof, in the sole discretion of the Compensation Committee at the time of payment. The performance goals to be achieved for each performance period will be determined by the Compensation Committee and may be based upon the criteria described below the heading “Code Section 162(m) Provisions.” No participant will be entitled to receive payment for any dividend equivalents with respect to any performance awards unless, until and except to the extent that the performance goals applicable to such performance awards are achieved or are otherwise deemed to be satisfied.

Code Section 162(m) Provisions

If the Compensation Committee determines at the time restricted stock, a performance award or other stock unit award is granted to a participant who is, or is likely to be, at the end of the tax year in which the Company would claim a tax deduction in connection with such award, a “covered employee” for purposes of Code Section 162(m), then the Compensation Committee may provide that the following provisions are applicable to such award (these awards are referred to as “Covered Awards” below):

Performance Criteria.  Covered Awards will be subject to the achievement of one or more objective performance goals established by the Compensation Committee, which will be based on the attainment of specified levels of one or any combination of the following: sales (including same store or comparable sales; net sales; return on sales; cash flow (including operating cash flow and free cash flow); cash flow per share (before or after dividends); cash flow return on investment; cash flow return on capital; pretax income before allocation of corporate overhead and bonus; earnings per share; net income; division, group or corporate financial goals or ratios including those measuring liquidity, activity, profitability or leverage; return on stockholders’ equity; total stockholder return; return on assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the shares or any other publicly-traded securities of the Company; market share; customer satisfaction; customer growth; user time spent online; unique users; registered users; user frequency; user retention; web page views; employee satisfaction; employee turnover; productivity or productivity ratios; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors); supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of the Company’s products); co-development, co-marketing, profit sharing, joint venture or other similar arrangements); gross profits; gross or net profit margin; operating margin; gross profit growth; year-end cash; cash margin; revenue; net revenue; product revenue or system-wide revenue (including growth of such revenue measures); operating earnings; operating income; earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value-added models; comparisons with various stock market indices; regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing pre-approval inspections (whether of the Company or the Company’s third-party manufacturer) and validation of manufacturing processes (whether the Company’s or the Company’s third-party manufacturer’s)); improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; general and administrative expense savings; inventory control; operating efficiencies; average inventory; inventory turnover; inventory shrinkage; cost of capital or assets under management; financing and other capital raising transactions (including sales of the Company’s equity or debt securities; debt level year-end cash position; book value; factoring transactions; competitive market metrics; timely completion of new product roll-outs; timely launch of new facilities (such as new store openings, gross or net); sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); royalty income; implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures, succession and hiring projects, reorganization and other corporate transactions, expansions of specific business operations and meeting divisional or project budgets; factoring transactions; and recruiting and maintaining personnel; debt reduction; reductions in costs, and/or return on invested capital of the Company or any affiliate, division or business unit of the Company for or within which the participant is primarily employed.

Additionally, the Compensation Committee may also exclude the impact of an event or occurrence that the Compensation Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) a change in accounting standards required by generally accepted accounting principles.

Adjustments

To prevent the dilution or enlargement of benefits or potential benefits intended to be made available under the Incentive Plan, the number, class and kind of securities that may be issued, the number, class and kind of securities subject to outstanding awards, the option price or grant price applicable to outstanding awards, the per-participant award limits, and other value determinations are subject to adjustment by the Compensation Committee to reflect stock dividends, stock splits, reverse stock splits and other corporate events or transactions. The Compensation Committee may also make adjustments to reflect unusual or nonrecurring events such as mergers, recapitalizations, consolidations, spin-offs and other corporate reorganizations.

Dividend Equivalents

The Compensation Committee may provide for the payment of dividend equivalents with respect to any stock subject to an award that has not actually been issued under the award. As mentioned above, no participant will be entitled to receive payment for any dividend equivalents with respect to other stock unit awards subject to performance-based vesting or any performance awards unless, until and except to the extent that the performance goals applicable to such awards are achieved or are otherwise deemed to be satisfied.

Termination of Employment

The Compensation Committee will determine how each award will be treated following termination of the holder’s employment with, or service for, the Company, including the extent to which unvested portions of the award will be forfeited and the extent to which options, SARs, or other awards requiring exercise will remain exercisable.

Treatment of Awards upon a Change of Control

One or more awards may be subject to the terms and conditions set forth in a written or electronic agreement between the Company and a participant providing for different terms or provisions with respect to such awards upon a “Change of Control” (as defined in the Incentive Plan) of the Company. Unless otherwise provided in the applicable award agreement, in the event of a Change of Control, if the successor company assumes or substitutes for an outstanding award, then such award will be continued in accordance with its applicable terms and vesting will not be accelerated. If an award is not assumed or substituted for, generally it will vest and become free of all restrictions and limitations, and if the award is a performance award then the Compensation Committee will determine the portion and level of the award considered to be earned and payable. For purposes of the Incentive Plan, “Change of Control” will generally have the meaning set forth in the applicable award agreement (subject to the limitations described below). If there is no definition set forth in the applicable award agreement, “Change of Control” will mean:

(i) during any period of 24 consecutive months, a change in the composition of a majority of the Board, as constituted on the first day of such period, that was not supported by a majority of the incumbent directors;

(ii) the consummation of certain mergers or consolidations of the Company with any other corporation, or the sale of all or substantially all the assets of the Company, following which the Company’s then current stockholders cease to own more than 50% of the combined voting power of the surviving entity; or

(iii) the acquisition by a third party (other than Mr. Leonard Riggio and his affiliates) of 40% or more of the combined voting power of the then outstanding voting securities of the Company.

Although award agreements may provide for a different definition of Change of Control than is provided for in the Incentive Plan, any definition of Change of Control set forth in any award agreement will provide that a Change of Control would not occur until consummation or effectiveness of a Change of Control of the Company, rather than upon the announcement, commencement, stockholder approval or other potential occurrence of any event or transaction that, if completed, would result in a change of control of the Company. Furthermore, notwithstanding the foregoing and subject to the requirements of Code Section 409A, the Compensation Committee has discretion in connection with any transaction (including a spin-off or split-off) involving the separation of the Company’s retail business from the Company’s digital and college businesses to determine whether such transaction constitutes a Change of Control.

Amendments

The Board may at any time alter, amend, suspend or terminate the Incentive Plan, except that no amendment of the Incentive Plan will be made without stockholder approval if stockholder approval is required by applicable law or regulation. Stockholder approval is also generally required for any amendment that would: (i) increase the number of shares that may be the subject of awards; (ii) expand the types of awards available; (iii) materially expand the class of persons eligible to participate; (iv) permit options or tandem SARs to be issued or repriced at option prices less than 100% of fair market value; (v) increase the maximum permissible term for options or freestanding SARs; (vi) modify the limitations on the number of shares or maximum dollar amounts that may be awarded to participants or (vii) permit awards to be transferred to third parties in exchange for value. No amendment to an award previously granted may materially impair the rights of any participant to whom such award was granted without such participant’s consent, provided, however, that the Board may amend, modify or terminate the Incentive Plan without the consent of such participant if it deems it necessary to comply with applicable law, tax rules, stock exchange rules or accounting rules, provided that all participants similarly situated are similarly affected.

Transferability

Except to the participant’s spouse, domestic partner and/or children (and/or trusts and/or partnerships established for the benefit of the participant’s spouse, domestic partner or children or in which the participant is a beneficiary or partner) as approved by the Compensation Committee, awards are not transferable other than by will or the laws of descent and distribution. No award is transferrable to a third party in exchange for value unless the transfer is specifically approved by the Company’s stockholders.

Clawback

The Compensation Committee may provide that an award shall be cancelled if the participant, without the consent of the Company, while employed by or providing services to the Company or any affiliate of the Company or after termination of such employment or service, (a) violates a non-competition, non-solicitation or non-disclosure covenant or agreement, (b) otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any of its affiliates, including fraud, or conduct contributing to any financial restatements or irregularities, as determined by the Compensation Committee in its sole discretion or (c) otherwise violates any policy adopted by the Company or any of its affiliates relating to the recovery of compensation granted, paid, delivered, awarded or otherwise provided to any participant by the Company or any of its affiliates as such policy is in effect on the date of grant of the applicable award or, to the extent necessary to address the requirements of applicable law (including Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified in Section 10D of the Exchange Act, Section 304 of the Sarbanes-Oxley Act of 2002 or any other applicable law), as may be amended from time to time. Additionally, the Compensation Committee may also provide that (i) a participant will forfeit any gain realized on the vesting or exercise of such award if the participant engages in such activities referred to in the preceding sentence, or (ii) a participant must repay the gain to the Company realized under a previously paid performance award if a financial restatement reduces the amount that would have been earned under such performance award.

Material Federal Income Tax Considerations

The following is a brief summary of the principal federal income tax consequences of awards under the Incentive Plan. The summary is based upon current federal income tax laws and interpretations thereof, all of which are subject to change at any time, possibly with retroactive effect. The summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

Options

In general, an optionee does not recognize taxable income upon the grant of a nonqualifed stock option. Upon the exercise of such a nonqualifed stock option, the optionee realizes taxable compensation equal to (i) the per-share fair market value on the exercise date minus the exercise price multiplied by (ii) the number of shares with respect to which the option is being exercised. The Company receives an income tax deduction in an amount equal to the ordinary income that the optionee recognizes upon the exercise of the nonqualifed stock option. If the nonqualifed stock option was granted in connection with employment, this taxable income would also constitute “wages” subject to withholding and employment taxes. The foregoing summary assumes that the shares acquired upon exercise of a nonqualified stock option are not subject to a substantial risk of forfeiture. The foregoing discussion does not address the tax treatment with respect to options that would qualify as “incentive stock options” under Code Section 422, which historically have not been granted by the Company.

Restricted Stock

A participant who receives an award of restricted stock does not generally recognize taxable income at the time of the award. Instead, unless an election is made as described in the next paragraph, the participant recognizes ordinary income in the first taxable year in which his or her interest in the stock becomes either: (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. The amount of taxable income is equal to the fair market value of the stock at the time the restrictions lapse less the amount, if any, paid for the stock.

A participant may elect to recognize income at the time he or she receives restricted stock in an amount equal to the fair market value of the restricted stock (less any amount paid for the stock) on the date of the award. Any such election must be filed with the Internal Revenue Service within 30 days of the date of grant. Future appreciation on the stock will be taxed as capital gains when the stock is sold. However, if after making such an election, the stock is forfeited, the participant will be unable to claim any loss deduction.

The Company receives a compensation expense deduction in an amount equal to the ordinary income recognized by the participant in the taxable year in which restrictions lapse (or in the taxable year of the award if, at that time, the participant had filed a timely election to accelerate recognition of income).

Other Awards

In the case of an exercise of an SAR or the settlement of an other stock unit award or performance award, the participant would generally recognize ordinary income in an amount equal to any cash received and the fair market value of any stock received on the date of payment. In that taxable year, the Company would generally receive a federal income tax deduction in an amount equal to the ordinary income that the participant has recognized.

Million Dollar Deduction Limit

Pursuant to Code Section 162(m), the Company may not deduct compensation of more than $1,000,000 that is paid to an individual who, on the last day of the taxable year, is either the Company’s principal executive officer or is among one of the three other most highly-compensated executive officers for that taxable year as reported in the Company’s proxy statement, other than the chief financial officer. The limitation on deductions does not apply to certain types of compensation, including qualified performance-based compensation. The Incentive Plan includes terms and conditions that are intended to allow awards to constitute qualified performance-based compensation under Code Section 162(m), and therefore, be exempt from the $1,000,000 limitation on deductible compensation, but no assurance can be made in this regard.

Code Section 409A

Code Section 409A imposes restrictions on nonqualified deferred compensation. Failure to satisfy these rules results in accelerated taxation, an additional tax to the holder in an amount equal to 20% of the deferred amount, and a possible interest charge. Stock options and SARs granted with an exercise price or grant price that is not less than the fair market value of the underlying stock on the date of grant will not give rise to “deferred compensation” for this purpose unless they involve additional deferral features. Stock options and SARs that would be awarded under the Incentive Plan are intended to be eligible for this exception.

Withholding Taxes

Awards made to participants under the Incentive Plan may be subject to federal, state and local income tax and employment tax withholding obligations and the Company will comply with any requirements to withhold such taxes.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about stock option awards outstanding and shares of Company common stock available for future awards under all of the Company’s equity compensation plans as of April 28, 2012.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,860,000	$18.76	1,001,000
Equity compensation plans not approved by security holders	—	—	—

Total	3,860,000	$18.76	1,001,000

NEW PLAN BENEFITS

Barnes & Noble, Inc. Amended and Restated

2009 Incentive Plan

The following New Plan Benefits table lists each person named in the Summary Compensation Table, all current executive officers as a group, all current directors (other than executive officers) as a group and all current employees (other than executive officers) as a group, indicating the aggregate number of determinable awards to be granted under the Incentive Plan to each of the foregoing.

Name and Principal Position	Grant Date Fair Value ($)	Number of Units
William J. Lynch, Jr., Chief Executive Officer(1)	$—	500,000
Michael P. Huseby, Chief Financial Officer	$—	—
Mitchell S. Klipper, Chief Executive Officer (Barnes & Noble Retail Group)	$—	—
Mary Ellen Keating, Senior V.P., Corporate Communications	$—	—
Jaime Carey, Chief Merchandising Officer	$—	—
Leonard Riggio, Chairman	$—	—
Allen W. Lindstrom, Chief Financial Officer – Interim, Vice President, Corporate Controller	$—	—
Joseph J. Lombardi, former Chief Financial Officer, Consultant	$—	—
All Current Executive Officers as a Group (13 persons)	$—	500,000
All Current Directors (other than Executive Officers) as a Group (8 persons)	$—	—
All Current Employees (other than Executive Officers) as a Group (approximately 35,000 persons)	$—	—

(1)

The Compensation Committee approved a grant to Mr. Lynch of options to purchase 1,000,000 shares of common stock on December 9, 2011. However, in the first quarter of Fiscal 2013, the Company subsequently determined that stock options with respect to the 500,000 shares of common stock approved on December 9, 2011 were not validly granted pursuant to the Prior 2009 Plan because they exceeded the limit on the number of stock options that may be granted to any individual participant within any 36-month period. Accordingly, the attempted grant of these excess stock options was ineffective, and they were never granted under the Prior 2009 Plan. In order to rectify the situation, and in the interest of furthering the compensation objective of aligning pay to business objectives and long-term strategy, the Compensation Committee decided in the first quarter of Fiscal 2013 to seek stockholder approval of the Incentive Plan that will allow an additional grant of stock options with respect to the 500,000 shares of common stock to Mr. Lynch to replace the options that were not granted under the Prior 2009 Incentive Plan. In the event such approval is obtained, the new stock options will be granted on the date of the Meeting and will have an exercise price equal to the fair market value of the Company’s common stock on the date of the Meeting. The vesting schedule and other terms of the new options will be identical to the vesting schedule of the excess options.

The following table lists each person named in the Summary Compensation Table, all current executive officers as a group, all current directors who are not executive officers as a group, each nominee for election as a director, each associate of the foregoing persons, each other person who has received or is to receive five percent or more of the aggregate options under the Incentive Plan and the Prior 2009 Plan, and all current employees (including all current officers who are not executive officers) as a group, indicating, as of April 28, 2012, the aggregate number of options granted under the Incentive Plan and the Prior 2009 Plan to each of the foregoing since the inception of the Prior 2009 Plan. The fair market value per share of our common stock on July 18, 2012 was $15.26.

Name and Principal Position	Options granted Under the Incentive Plan and the Prior 2009 Plan from Inception	Weighted Average Exercise Price
William J. Lynch, Jr., Chief Executive Officer(1)	500,000	$22.07
	500,000	$16.00
	500,000	$—
Michael P. Huseby, Chief Financial Officer	—	$—
Mitchell S. Klipper, Chief Executive Officer (Barnes & Noble Retail Group)	—	$—
Mary Ellen Keating, Senior V.P., Corporate Communications	35,000	$15.78
Jaime Carey, Chief Merchandising Officer	50,000	$15.78
Leonard Riggio, Chairman	—	—
Allen W. Lindstrom, Chief Financial Officer – Interim, Vice President, Corporate Controller	35,000	$15.78
Joseph J. Lombardi, former Chief Financial Officer, Consultant	—	$—
All Current Executive Officers as a Group (13 persons)	1,290,000	$18.30
All Current Directors (other than Executive Officers) as a Group (8 persons)	—	$—
All Current Employees (other than Executive Officers) as a Group (approximately 35,000 persons)	773,000	$15.47

(1)	As discussed above, this additional grant of stock options on 500,000 shares of common stock to Mr. Lynch is subject to stockholder approval. In the event such approval is obtained, the new stock options will be granted on the date of the Meeting and will have an exercise price equal to the fair market value of the Company’s common stock on the date of the Meeting.

Required Vote

The proposal to approve the amended and restated 2009 incentive plan will require, under the rules of the New York Stock Exchange, the affirmative vote of a majority of the votes cast on the matter in person or by proxy at the Meeting, provided that the total votes cast on the matter represents more than 50% in interest of all shares entitled to vote thereon.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE INCENTIVE PLAN. VALIDLY EXECUTED PROXIES SOLICITED BY THIS PROXY STATEMENT WILL BE VOTED FOR APPROVAL OF THE INCENTIVE PLAN UNLESS A VOTE AGAINST THE INCENTIVE PLAN OR AN ABSTENTION, WHICH WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE INCENTIVE PLAN, IS SPECIFICALLY INDICATED.

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS

PROPOSAL 4

The Audit Committee has appointed the firm of BDO USA, LLP, which firm was engaged as independent registered public accountants for Fiscal 2012, to audit the financial statements of the Company for the Company’s 2013 fiscal year, ending April 27, 2013. A proposal to ratify this appointment is being presented to the stockholders at the Meeting. A representative of BDO will be present at the Meeting and will have the opportunity to make a statement and will be available to respond to appropriate questions.

The Board considers BDO to be well qualified and unanimously recommends that the stockholders vote FOR ratification.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10-percent of the Common Stock, to file initial statements of beneficial ownership of Common Stock (Form 3) and statements of changes in beneficial ownership of Common Stock (Forms 4 and 5) with the SEC. Executive officers, directors and greater than 10-percent stockholders are required to furnish the Company with copies of all such forms they file.

To the Company’s knowledge, based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons (or counsel to such reporting persons) that no additional forms were required, all filing requirements applicable to its executive officers, Directors and greater than 10-percent stockholders have been complied with during Fiscal 2012.

OTHER MATTERS

Other Matters Brought Before the Meeting

As of the date of this Proxy Statement, the Company does not intend to present any business for action at the Meeting other than as described in this Proxy Statement, and the Company has not been notified of any stockholder proposals intended to be raised at the Meeting other than as described in this Proxy Statement. It is nonetheless possible that stockholders may seek to raise a proposal at the Meeting that is not described in this Proxy Statement by notifying the Company of such proposal in accordance with the Company’s Bylaws. The business of the Meeting shall not include voting on any stockholder nominee or proposal if proper notice as to such nominee or proposal is not properly delivered to the Company on or before August 12, 2012.

Proxy Solicitation

Proxies are being solicited through the mail. Proxies may also be solicited by means of press releases and other public statements. The Company will pay all solicitation expenses in connection with this Proxy Statement and related proxy soliciting material of the Board, including the expense of preparing, printing, assembling and mailing this Proxy Statement and any other material used in the Board’s solicitation of proxies. In addition, the Company has retained Innisfree M&A Incorporated (“Innisfree”) to assist with the solicitation of proxies for a fee not to exceed $25,000, plus reimbursement for out-of-pocket expenses.

The Company will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons and obtain their voting instructions. The Company will reimburse such persons for their expenses in connection with the foregoing activities.

Financial and Other Information

The Company’s Annual Report for Fiscal 2012, including financial statements, is being sent to stockholders together with this Proxy Statement.

Stockholder Proposals

Proposals of stockholders intended to be included in the Company’s proxy materials for the annual meeting of stockholders to be held in 2013 must be received by the Company’s Corporate Secretary, at Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011, no later than March 25, 2013.

In addition, the Company’s Bylaws provide that, in order for a stockholder to propose business for consideration at such meeting, such stockholder must deliver written notice to the Corporate Secretary of the Company not less than 30 days nor more than 60 days prior to the meeting; provided, however, that in the event that less than 40 days’ notice or prior public disclosure of the date of the meeting is given to stockholders, notice by the stockholder must be given not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such notice must contain the proposing stockholder’s record name and address, and the class and number of shares of the Company which are beneficially owned by such stockholder. Such notice must also contain: (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (b) any material interest of the proposing stockholder in such business. Similar notice must be given with respect to any stockholder nominees for director. Accordingly, the business of the annual meeting of stockholders to be held in 2013 shall not include voting on any stockholder nominee or proposal if proper notice as to such nominee or proposal is not properly delivered to the Company in accordance with the Company’s Bylaws.

The delivery of this Proxy Statement after the date of this Proxy Statement shall, under no circumstances, create any implication that there has been no change in the affairs of the Company since the date of this Proxy Statement. Other than the Company and the Company’s proxy solicitor, no person has been authorized by the Board to give you any information or to make any representations in connection with the solicitation of proxies by the Board, and if any such information is given or any such representations are made, they must not be relied upon as having been authorized by the Board.

Your vote is very important no matter how many shares you own. You are urged to read this Proxy Statement carefully and, whether or not you plan to attend the Meeting, to promptly submit a proxy: (a) by telephone or the Internet following the easy instructions on the enclosed proxy card or (b) by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. A prompt response will be greatly appreciated.

If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor:

Innisfree M&A Incorporated

Stockholders May Call Toll-Free: (877) 456-3422.

Banks and Brokers May Call Collect: (212) 750-5833.

*    *    *

By Order of the Board of Directors

Leonard Riggio, Chairman of the Board

July 23, 2012

APPENDIX A:

AMENDED AND RESTATED BARNES & NOBLE, INC.

2009 INCENTIVE PLAN

BARNES & NOBLE, INC., a corporation existing under the laws of the State of Delaware, together with any successor thereto (the “Company”), hereby establishes and adopts the following Amended and Restated 2009 Incentive Plan (the “Plan”). Certain capitalized terms used in the Plan are defined in Article 2. The Plan is intended to replace the 2009 Incentive Plan prior to its amendment and restatement (the “Prior 2009 Plan”), which shall be automatically terminated and replaced and superseded by the Plan on the effective date of the Plan. The Prior 2009 Plan previously replaced and superseded the 2004 Incentive Plan, as amended, which replaced and superseded the 1996 Incentive Plan, as amended. Notwithstanding the foregoing, any awards granted under the Prior Plans (as defined below) shall remain in effect pursuant to their respective terms.

RECITALS

WHEREAS, the Company desires to encourage high levels of performance by those individuals who are key to the success of the Company, to attract new individuals who are highly motivated and who are expected to contribute to the success of the Company and to encourage such individuals to remain as directors, employees, consultants and/or advisors of the Company and its Affiliates by increasing their proprietary interest in the Company’s growth and success; and

WHEREAS, to attain these ends, the Company has formulated the Plan embodied herein to authorize the granting of Awards to Participants whose judgment, initiative and efforts are or have been or are expected to be responsible for the success of the Company.

NOW, THEREFORE, the Company hereby constitutes, establishes and adopts the following Plan and agrees to the following provisions:

ARTICLE 1

PURPOSE OF THE PLAN

1.1. Purpose. The purpose of the Plan is to assist the Company and its Affiliates in attracting and retaining selected individuals to serve as directors, employees, consultants and/or advisors of the Company who are expected to contribute to the Company’s success and to achieve long-term objectives which will inure to the benefit of all stockholders of the Company through the additional incentives inherent in the Awards hereunder.

ARTICLE 2

DEFINITIONS

2.1. “Affiliate” shall mean (i) any person or entity that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company (including any Subsidiary) or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

2.2. “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Performance Award, Dividend Equivalent, Other Stock Unit Award or any other right, interest or option relating to Shares or other property (including cash) granted pursuant to the provisions of the Plan. Notwithstanding the foregoing, no Award shall be granted to a Participant if the grant of such Award would cause such Award to constitute “deferred compensation” within the meaning of Code Section 409A by virtue of the Company’s failure to constitute an “eligible issuer of service recipient stock” within the meaning of Treasury Regulations Section 1.409A-1(b)(5)(iii)(E), or any successor regulation thereto.

2.3. “Award Agreement” shall mean any written or electronic agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder.

2.4. “Board” shall mean the board of directors of the Company.

2.5. “Change of Control” shall (a) have the meaning set forth in an Award Agreement; provided, however, that any definition of Change of Control set forth in an Award Agreement shall provide that a Change of Control shall not occur until consummation or effectiveness of a change of control of the Company, rather than upon the announcement, commencement, stockholder approval or other potential occurrence of any event or transaction that, if completed, would result in a change of control of the Company, or (b) if there is no definition set forth in an Award Agreement, mean the occurrence of any of the following events:

(i) during any period of 24 consecutive months, individuals who were Directors of the Company on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a Director of the Company subsequent to the first day of such period whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director;

(ii) the consummation of (A) a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (x) the Company or (y) any of its Subsidiaries, but in the case of this clause (y) only if Company Voting Securities (as defined below) are issued or issuable (each of the events referred to in this clause (A) being hereinafter referred to as a “Reorganization”) or (B) the sale or other disposition of all or substantially all the assets of the Company to an entity that is not an Affiliate (a “Sale”), in each case, if such Reorganization or Sale requires the approval of the Company’s stockholders under the law of the Company’s jurisdiction of organization (whether such approval is required for such Reorganization or Sale or for the issuance of securities of the Company in such Reorganization or Sale), unless, immediately following such Reorganization or Sale, (1) all or substantially all the individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of the securities eligible to vote for the election of the Board (“Company Voting Securities”) outstanding immediately prior to the consummation of such Reorganization or Sale beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation resulting from such Reorganization or Sale (including a corporation that, as a result of such transaction, owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Corporation”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the outstanding Company Voting Securities (excluding any outstanding voting securities of the Continuing Corporation that such beneficial owners hold immediately following the consummation of the Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any company or other entity involved in or forming part of such Reorganization or Sale other than the Company), (2) no “person” (as such term is used in Section 13(d) of the Exchange Act) (each, a “Person”) (excluding (x) any employee benefit plan (or related trust) sponsored or maintained by the Continuing Corporation or any corporation controlled by the Continuing Corporation or (y) the Riggio Stockholders) beneficially owns, directly or indirectly, 40% or more of the combined voting power of the then outstanding voting securities of the Continuing Corporation and (3) at least a majority of the members of the board of directors of the Continuing Corporation were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or Sale or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization or Sale; or

(iii) any Person, corporation or other entity or “group” (as used in Section 14(d)(2) of the Exchange Act) (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate, (C) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the voting power of the Company Voting Securities or (D) the Riggio Stockholders) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company Voting Securities; provided, however, that for purposes of this subparagraph (iii), the following acquisitions shall not constitute a Change of Control: (x) any acquisition directly from the Company or (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate.

The determination as to the occurrence of a Change of Control shall be based on objective facts and, to the extent applicable, in accordance with the requirements of Code Section 409A and the regulations promulgated thereunder. Notwithstanding the foregoing and subject to the requirements of Code Section 409A, the Committee shall have discretion in connection with any transaction (including a spin-off or split-off) involving the separation of the Company’s Retail business from the Company’s Digital and College businesses to determine whether such transaction constitutes a Change of Control.

2.6. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

2.7. “Committee” shall mean the Compensation Committee of the Board (or such other committee designated by the Compensation Committee of the Board), consisting of no fewer than two Directors, each of whom is (i) a “Non-Employee Director” within the meaning of Rule 16b-3 (or any successor rule) of the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m)(4)(C)(i) of the Code, and (iii) an “independent director” for purpose of the rules and regulations of the New York Stock Exchange.

2.8. “Company” has the meaning set forth in introductory paragraph of the Plan.

2.9. “Covered Employee” shall mean a “covered employee” within the meaning of Section 162(m)(3) of the Code, or any successor provision thereto.

2.10. “Director” shall mean a non-employee member of the Board or a non-employee member of the board of directors of a Subsidiary.

2.11. “Dividend Equivalents” shall have the meaning set forth in Section 12.5.

2.12. “Employee” shall mean any employee of the Company or any Affiliate. Solely for purposes of the Plan, an Employee shall also mean any consultant or advisor who provides services to the Company or any Affiliate, so long as such person (i) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and (ii) does not directly or indirectly promote or maintain a market for the Company’s securities.

2.13. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.14. “Fair Market Value” shall mean, with respect to any property other than Shares, the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. The Fair Market Value of Shares as of any date shall be the per Share closing price of the Shares as reported on the New York Stock Exchange on that date (or if there was no reported closing price on such date, on the last preceding date on which the closing price was reported) or, if the Company is not then listed on the New York Stock Exchange, the per Share closing price of the Shares as reported on an established securities market (within the meaning of Treasury Regulations Section 1.897-1(m)) on which the Shares are traded. If the Company is not listed on an established securities market (within the meaning of Treasury Regulations Section 1.897-1(m)), the Fair Market Value of Shares shall be determined by the Committee in its sole discretion using appropriate criteria. Notwithstanding the foregoing, the Fair Market Value of Shares shall, in all events, be determined in accordance with Code Section 409A.

2.15. “Freestanding Stock Appreciation Right” shall have the meaning set forth in Section 6.1.

2.16. “Limitations” shall have the meaning set forth in Section 10.5.

2.17. “Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

2.18. “Other Stock Unit Award” shall have the meaning set forth in Section 8.1.

2.19. “Participant” shall mean an Employee or Director who is selected by the Committee to receive an Award under the Plan.

2.20. “Payee” shall have the meaning set forth in Section 13.1.

2.21. “Performance Award” shall mean any Award of Performance Shares or Performance Units granted pursuant to Article 9.

2.22. “Performance Period” shall mean that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

2.23. “Performance Share” shall mean any grant pursuant to Article 9 of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

2.24. “Performance Unit” shall mean any grant pursuant to Article 9 of a unit valued by reference to a designated amount of property (including cash) other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

2.25. “Prior 2009 Plan” shall mean the 2009 Incentive Plan prior to its amendment and restatement.

2.26. “Permitted Assignee” shall have the meaning set forth in Section 12.3.

2.27. “Prior Plans” shall mean, collectively, the Company’s 1996 Incentive Plan, as amended, the Company’s 2004 Incentive Plan, as amended, and the Prior 2009 Plan.

2.28. “Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.29. “Restricted Period” shall have the meaning set forth in Section 7.1.

2.30. “Restricted Stock Award” shall have the meaning set forth in Section 7.1.

2.31. “Riggio Stockholders” shall mean Leonard Riggio, his spouse, his lineal descendants, trusts for the exclusive benefit of any such individuals, the executor or administrator of the estate or the legal representative of any of such individuals and any entity controlled by any of the foregoing Persons.

2.32. “Shares” shall mean the shares of common stock of the Company, par value $0.001 per share.

2.33. “Stock Appreciation Right” shall mean the right granted to a Participant pursuant to Article 6.

2.34. “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

2.35. “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

2.36. “Tandem Stock Appreciation Right” shall have the meaning set forth in Section 6.1.

2.37. “Treasury Regulations” shall mean the federal income tax regulations promulgated under the Code.

ARTICLE 3

SHARES SUBJECT TO THE PLAN

3.1. Number of Shares. (a) Subject to adjustment as provided in Section 12.2, as of the effective date of the Plan, a total of (i) 1,700,000 Shares shall be authorized for grant under the Plan, plus (ii) any Shares remaining available for grant under the Prior 2009 Plan on the effective date of the Plan.

(b) If any Shares subject to an Award or to an award under the Prior Plans are forfeited, expire or otherwise terminate without issuance of such Shares, or any Award or award under the Prior Plans is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award, the Shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for Awards under the Plan.

(c) In the event that (i) any Option or other Award granted hereunder is exercised through the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, or (ii) withholding tax liabilities arising from such Option or other Award are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then only the number of Shares issued net of the Shares tendered or withheld shall be counted for purposes of determining the maximum number of Shares available for issuance under the Plan. In the event that (A) any option or award granted under the Prior Plans is exercised through the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, or (B) withholding tax liabilities arising from such options or awards are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then the Shares so tendered or withheld shall again be available for Awards under the Plan.

(d) Substitute Awards shall not reduce the Shares authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors or employees, other service providers or non-employee directors of any Affiliate prior to such acquisition or combination.

3.2. Character of Shares. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

ARTICLE 4

ELIGIBILITY AND ADMINISTRATION

4.1. Eligibility. Any Employee or Director shall be eligible to be selected as a Participant.

4.2. Administration. (a) The Plan shall be administered by the Committee. The Board may remove from, add members to, or fill vacancies on, the Committee.

(b) The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Employees and Directors to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards, not inconsistent with the provisions of the Plan, to be granted to each Participant hereunder; (iii) determine the number of Shares or dollar value to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder (including when and under what circumstances Awards shall vest, become exercisable or be paid or settled); (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant; (vii) determine whether, to what extent and under what circumstances any Award shall be canceled or suspended; (viii) interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement; (ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (x) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xi) subject to Sections 8.1 and 9.1, determine whether any Award will have Dividend Equivalents; and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(c) Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant, any stockholder and any Employee or any Affiliate. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings. Notwithstanding the foregoing or anything else to the contrary in the Plan, any action or determination by the Committee specifically affecting or relating to an Award to a member of the Committee shall require the prior approval of the Board if the Award is not comparable and consistent with Awards to Directors who are not members of the Committee. The full Board may, in its sole discretion, at any time and from time to time, grant Awards to any Director or administer the Plan with respect to such Awards. In any such case, the Board shall have all the power and authority granted to the Committee herein.

(d) The Committee may delegate to a committee of one or more directors of the Company or, to the extent permitted by law, to one or more officers or a committee of officers the right to grant Awards to Employees who are not Directors or officers of the Company and to cancel or suspend Awards to Employees who are not Directors or officers of the Company. Such delegation shall be subject to the requirements of Code Section 162(m), Rule 16b-3 of the Exchange Act, and the rules of the New York Stock Exchange.

ARTICLE 5

OPTIONS

5.1. Grant of Options. Subject to the Limitations, Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option shall be subject to the terms and conditions of this Article 5 and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.

5.2. Award Agreements. All Options granted pursuant to this Article 5 shall be evidenced by a written or electronic Award Agreement in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan. Granting of an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such Option. Any individual who is granted an Option pursuant to this Article 5 may hold more than one Option granted pursuant to the Plan at the same time. The Committee may provide in the Award Agreement relating to an Option that such Option will be automatically exercised, without further action required by the holder, on the last day of such Option’s exercise period if, on such day, the Fair Market Value of the Shares to be acquired pursuant to an exercise of such Option exceeds the aggregate option price payable to exercise such Option.

5.3. Option Price. Other than in connection with Substitute Awards, the option price per each Share purchasable under any Option granted pursuant to this Article 5 shall not be less than 100% of the Fair Market Value of such Share on the date of grant of such Option. Other than pursuant to Section 12.2, the Committee shall not be permitted to (a) lower the option price per Share of an Option after it is granted, (b) cancel an Option (at a time when the option price per Share exceeds the Fair Market Value of the underlying Shares) in exchange for another Award (other than in connection with Substitute Awards) or cash (other than in connection with a “change of control” of the Company), and (c) take any other action with respect to an Option that may be treated as a repricing under the rules and regulations of the New York Stock Exchange.

5.4. Option Period. The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Option shall be exercisable after the expiration of ten years from the date the Option is granted, except in the event of death or disability.

5.5. Exercise of Options. Vested Options granted under the Plan shall be exercised by the Participant or by a Permitted Assignee thereof (or by the Participant’s executors, administrators, guardian or legal representative, as may be provided in an Award Agreement) as to all or part of the Shares covered thereby, by the giving of written notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased, accompanied by payment of the full purchase price for the Shares being purchased. Unless otherwise provided in an Award Agreement, full payment of such purchase price shall be made at the time of exercise and shall be made (a) in cash or by certified check or bank check or wire transfer of immediately available funds, (b) by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), (c) with the consent of the Committee, by delivery of other consideration having a Fair Market Value on the exercise date equal to the total purchase price, (d) with the consent of the Committee, by withholding Shares otherwise issuable in connection with the exercise of the Option, (e) through any other method specified in an Award Agreement, or (f) any combination of any of the foregoing. In connection with a tender of previously acquired Shares pursuant to clause (b) above, the Committee, in its sole discretion, may permit the Participant to constructively exchange Shares already owned by the Participant in lieu of actually tendering such Shares to the Company, provided that adequate documentation concerning the ownership of the Shares to be constructively tendered is furnished in form satisfactory to the Committee. The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. In no event may any Option granted hereunder be exercised for a fraction of a Share. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such issuance.

5.6. Form of Settlement. In its sole discretion, the Committee may provide, at the time of grant, that the Shares to be issued upon an Option’s exercise shall be in the form of Restricted Stock or other similar securities, or may reserve the right so to provide after the time of grant.

5.7. Incentive Stock Options. With respect to the Options that may be granted by the Committee under the Plan, the Committee may grant Options intended to qualify as “incentive stock options” as defined in Section 422 of the Code, to any employee of the Company or any Affiliate, subject to the requirements of Section 422 of the Code. Notwithstanding anything in Section 3.1 to the contrary and solely for the purposes of determining whether Shares are available for the grant of “incentive stock options” under the Plan, the maximum aggregate number of Shares with respect to which “incentive stock options” may be granted under the Plan shall be 1,700,000 Shares.

ARTICLE 6

STOCK APPRECIATION RIGHTS

6.1. Grant and Exercise. Subject to the Limitations, the Committee may provide Stock Appreciation Rights (a) in conjunction with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option (“Tandem Stock Appreciation Right”), (b) in conjunction with all or part of any Award (other than an Option) granted under the Plan or at any subsequent time during the term of such Award, or (c) without regard to any Option or other Award (a “Freestanding Stock Appreciation Right”), in each case upon such terms and conditions as the Committee may establish in its sole discretion, but only to the extent such Stock Appreciation Right is either not considered “deferred compensation” for purposes of Code Section 409A or complies with the requirements of Code Section 409A.

6.2. Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

(a) Upon the exercise of a Stock Appreciation Right, the holder shall have the right to receive the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the right on the date of grant, or in the case of a Tandem Stock Appreciation Right granted on the date of grant of the related Option, as specified by the Committee in its sole discretion, which, except in the case of Substitute Awards or in connection with an adjustment provided in Section 12.2, shall not be less than the Fair Market Value of one Share on such date of grant of the right or the related Option, as the case may be. The Committee may provide in the Award Agreement relating to a Stock Appreciation Right that such Stock Appreciation Right will be automatically exercised, without further action required by the holder, on the last day of such Stock Appreciation Right’s exercise period if, on such day, the Fair Market Value of the Shares to which such Stock Appreciation Right relates exceeds the aggregate grant price of such rights on their date of grant.

(b) Upon the exercise of a Stock Appreciation Right, the Committee shall determine in its sole discretion whether payment shall be made in cash, in whole Shares or other property, or any combination thereof.

(c) Any Tandem Stock Appreciation Right may be granted at the same time as the related Option is granted or at any time thereafter before exercise or expiration of such Option.

(d) Any Tandem Stock Appreciation Right related to an Option may be exercised only when the related Option would be exercisable and the Fair Market Value of the Shares subject to the related Option exceeds the option price at which Shares can be acquired pursuant to the Option. In addition, if a Tandem Stock Appreciation Right exists with respect to less than the full number of Shares covered by a related Option, then an exercise or termination of such Option shall not reduce the number of Shares to which the Tandem Stock Appreciation Right applies until the number of Shares then exercisable under such Option equals the number of Shares to which the Tandem Stock Appreciation Right applies.

(e) Any Option related to a Tandem Stock Appreciation Right shall no longer be exercisable to the extent the Tandem Stock Appreciation Right has been exercised.

(f) The provisions of Stock Appreciation Rights need not be the same with respect to each recipient.

(g) The Committee may impose such other conditions or restrictions on the terms of exercise and the exercise price of any Stock Appreciation Right, as it shall deem appropriate, including providing that the exercise price of a Tandem Stock Appreciation Right may be less than the Fair Market Value on the date of grant if the Tandem Stock Appreciation Right is added to an Option following the date of the grant of the Option. In connection with the foregoing, the Committee shall consider the applicability and effect of Section 162(m) of the Code. Notwithstanding the foregoing provisions of this Section 6.2(g), but subject to Section 12.2, a Freestanding Stock Appreciation Right shall not have (i) an exercise price less than Fair Market Value on the date of grant, or (ii) a term of greater than ten years, except in the event of death or disability. In addition to the foregoing, other than pursuant to Section 12.2, the Committee shall not be permitted to (A) reduce the base amount of any Stock Appreciation Right after it is granted, (B) cancel any Stock Appreciation Right (at a time when the base amount per Share exceeds the Fair Market Value of the underlying Shares) in exchange for another Award (other than in connection with Substitute Awards) or cash (other than in connection with a “change of control” of the Company), and (C) take any other action with respect to a Stock Appreciation Right that may be treated as a repricing under the rules and regulations of the New York Stock Exchange.

(h) The Committee may impose such terms and conditions on Stock Appreciation Rights granted in conjunction with any Award (other than an Option) as the Committee shall determine in its sole discretion.

ARTICLE 7

RESTRICTED STOCK AWARDS

7.1. Grants. Subject to the Limitations, Awards of Restricted Stock may be issued hereunder to Participants either alone or in addition to other Awards granted under the Plan (a “Restricted Stock Award”). A Restricted Stock Award shall be subject to restrictions imposed by the Committee covering a period of time specified by the Committee (the “Restriction Period”). The provisions of Restricted Stock Awards need not be the same with respect to each recipient. The Committee has absolute discretion to determine whether any consideration (other than services) is to be received by the Company or any Affiliate as a condition precedent to the issuance of Restricted Stock.

7.2. Award Agreements. The terms of any Restricted Stock Award granted under the Plan shall be set forth in a written or electronic Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan.

7.3. Rights of Holders of Restricted Stock. Beginning on the date of grant of the Restricted Stock Award and subject to execution of the Award Agreement, the Participant shall become a stockholder of the Company with respect to all Shares subject to the Award Agreement and shall have all of the rights of a stockholder, including, except as set forth in this Section 7.3, the right to vote such Shares and the right to receive distributions made with respect to such Shares. Subject to compliance with Code Section 409A, the Committee may require that any dividends otherwise payable with respect to a Restricted Stock Award shall not be paid currently but shall be accumulated until the applicable Restricted Stock Award has vested. Furthermore, notwithstanding any provision of the Plan to the contrary, in the case of Restricted Stock Awards that are subject to vesting based on the achievement of performance goals, a Participant shall not be entitled to receive payment for any cash dividends with respect to such Restricted Stock Awards unless, until and except to the extent that the applicable performance goals are achieved or are otherwise deemed to be satisfied. In any event, any Shares or any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Stock.

ARTICLE 8

OTHER STOCK UNIT AWARDS

8.1. Stock and Administration. Subject to the Limitations, other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property (“Other Stock Unit Awards”) may be granted hereunder to Participants, either alone or in addition to other Awards granted under the Plan, and such Other Stock Unit Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan. Other Stock Unit Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee at the time of payment. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees and Directors to whom and the time or times at which such Other Stock Unit Awards shall be made, the number of Shares to be granted pursuant to such Awards, and all other conditions of the Awards. The provisions of Other Stock Unit Awards need not be the same with respect to each recipient. Subject to compliance with Code Section 409A, the Committee may require that any Dividend Equivalents otherwise payable with respect to an Other Stock Unit Award shall not be paid currently but shall be accumulated until the applicable Other Stock Unit Award has vested. Furthermore, notwithstanding any provision of the Plan to the contrary, in the case of Other Stock Unit Awards that are subject to vesting based on the achievement of performance goals, a Participant shall not be entitled to receive payment for any Dividend Equivalents with respect to such Other Stock Unit Awards unless, until and except to the extent that the applicable performance goals are achieved or are otherwise deemed to be satisfied. The terms of all Other Stock Unit Awards will be structured so that such Other Stock Unit Awards either are not “deferred compensation” for purposes of Code Section 409A or comply with Code Section 409A.

8.2. Terms and Conditions. Shares (including securities convertible into Shares) subject to Awards granted under this Article 8 may be issued for no consideration or for such minimum consideration as may be required by applicable law. Shares (including securities convertible into Shares) purchased pursuant to a purchase right awarded under this Article 8 shall be purchased for such consideration as the Committee shall determine in its sole discretion.

ARTICLE 9

PERFORMANCE AWARDS

9.1. Terms of Performance Awards. Subject to the Limitations, Performance Awards may be issued hereunder to Participants, for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. The provision of Performance Awards need not be the same with respect to each Participant. Except as provided in Article 11 or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee at the time of payment. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Section 10.2. The amount of the Award to be distributed shall be conclusively determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis. Notwithstanding any provision of the Plan to the contrary, a Participant shall not be entitled to receive payment for any Dividend Equivalents with respect to any Performance Awards unless, until and except to the extent that the performance goals applicable to such Performance Awards are achieved or are otherwise deemed to be satisfied. The terms of all Performance Awards will be structured so that such Performance Awards either are not “deferred compensation” for purposes of Code Section 409A or comply with Code Section 409A.

ARTICLE 10

CODE SECTION 162(m) PROVISIONS

10.1. Covered Employees. Notwithstanding any other provision of the Plan, if the Committee determines at the time Restricted Stock, a Performance Award or an Other Stock Unit Award is granted to a Participant who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Article 10 is applicable to such Award.

10.2. Performance Criteria. If Restricted Stock, a Performance Award or an Other Stock Unit Award is subject to this Article 10, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of one or any combination of the following: sales (including same store or comparable sales; net sales; return on sales; cash flow (including operating cash flow and free cash flow); cash flow per Share (before or after dividends); cash flow return on investment; cash flow return on capital; pretax income before allocation of corporate overhead and bonus; earnings per share; net income; division, group or corporate financial goals or ratios including those measuring liquidity, activity, profitability or leverage; return on stockholders’ equity; total stockholder return; return on assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; market share; customer satisfaction; customer growth; user time spent online; unique users; registered users; user frequency; user retention; web page views; employee satisfaction; employee turnover; productivity or productivity ratios; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors); supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of the Company’s products); co-development, co-marketing, profit sharing, joint venture or other similar arrangements); gross profits; gross or net profit margin; operating margin; gross profit growth; year-end cash; cash margin; revenue; net revenue; product revenue or system-wide revenue (including growth of such revenue measures); operating earnings; operating income; earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value-added models; comparisons with various stock market indices; regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing pre-approval inspections (whether of the Company or the Company’s third-party manufacturer) and validation of manufacturing processes (whether the Company’s or the Company’s third-party manufacturer’s)); improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; general and administrative expense savings; inventory control; operating efficiencies; average inventory; inventory turnover; inventory shrinkage; cost of capital or assets under management; financing and other capital raising transactions (including sales of the Company’s equity or debt securities; debt level year-end cash position; book value; factoring transactions; competitive market metrics; timely completion of new product roll-outs; timely launch of new facilities (such as new store openings, gross or net); sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); royalty income; implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures, succession and hiring projects, reorganization and other corporate transactions, expansions of specific business operations and meeting divisional or project budgets; factoring transactions; and recruiting and maintaining personnel; debt reduction; reductions in costs, and/or return on invested capital of the Company or any Affiliate, division or business unit of the Company for or within which the Participant is primarily employed. Such performance goals also may be based solely by reference to the Company’s performance or the performance of an Affiliate, division or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Committee may also exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) a change in accounting standards required by generally accepted accounting principles. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder. For the avoidance of doubt, consistent with Sections 7.3, 8.1 and 9.1, in the case of any Awards that are subject to this Article 10, a Participant shall not be entitled to receive payment for any dividends or Dividend Equivalents with respect to such Awards unless, until and except to the extent that the performance goals applicable to such Awards are achieved or are otherwise deemed to be satisfied.

10.3. Adjustments. To prevent the dilution or enlargement of benefits or potential benefits intended to be made available under the Plan, in the event of any corporate transaction or event such as a merger, reorganization, consolidation, recapitalization, stock dividend, extraordinary dividend or other similar distribution (whether in cash, shares or other property), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee deems equitable or appropriate, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, and in the aggregate or to any one Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate; provided, however, that the number of Shares subject to any Award shall always be a whole number.

10.4. Restrictions. The Committee shall have the power to impose such other restrictions on Awards subject to this Article 10 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

10.5. Limitations on Grants to Individual Participant. In any 36-month period, subject to adjustment as provided in Section 12.2, no Participant may (i) be granted Options or Stock Appreciation Rights with respect to more than 2,000,000 Shares or (ii) be paid more than 1,000,000 Shares (or the equivalent thereof in cash determined based on the per-Share Fair Market Value as of the relevant vesting, payment or settlement date), pursuant to Restricted Stock Awards, Performance Awards and/or Other Stock Unit Awards, in the case of clause (ii), to the extent intended to be “performance-based compensation” under Code Section 162(m) (the “Limitations”). In addition to the foregoing, the maximum dollar value payable to any Participant in any 12-month period with respect to Performance Awards and/or Other Stock Unit Awards that are valued with reference to property other than Shares (including cash), to the extent intended to be “performance-based compensation” under Code Section 162(m), is $7,000,000. If an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable Limitations.

10.6. Other Company Compensation Plans. Shares available for Awards under the Plan may be used by the Company as a form of payment of performance based compensation under other Company compensation plans, whether or not existing on the date hereof. Notwithstanding anything in this Article 10 to the contrary, to the extent any Shares are used as such by the Company, such Shares will reduce the then number of Shares available under Article 3 of the Plan for future Awards, but will not be subject to the Share or dollar limitations set forth in Section 10.5 above.

ARTICLE 11

CHANGE OF CONTROL PROVISIONS

11.1. Assumption Upon Change of Control. Unless otherwise provided in the Award Agreement evidencing the applicable Award, in the event of a Change of Control, if the successor company assumes or substitutes for an outstanding Award (or in which the Company is the ultimate parent corporation and continues the Award), then such Award shall be continued in accordance with its applicable terms and shall not be accelerated as described in Section 11.2. For the purposes of this Section 11.1, an Award shall be considered assumed or substituted for if, following the Change of Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change of Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change of Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change of Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Award, for each Share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per share consideration received by holders of Shares in the transaction constituting a Change of Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding. Notwithstanding the foregoing, on such terms and conditions as may be set forth in an Award Agreement, in the event of a termination of a Participant’s employment in such successor company within a specified time period following such Change of Control, each Award held by such Participant at the time of the Change of Control shall be accelerated as described in Section 11.2. Notwithstanding the foregoing, no Award shall be assumed or substituted pursuant to this Section 11.1 if such action would cause an Award not otherwise “deferred compensation” within the meaning of Code Section 409A to become or create “deferred compensation” within the meaning of Code Section 409A.

11.2. Acceleration Upon Change of Control. Notwithstanding Section 11.1, and except as provided in the applicable Award Agreement, in the event of a Change of Control, unless provision is made in connection with the Change of Control for assumption or continuation of Awards previously granted or substitution of such Awards in accordance with Section 11.1, upon the Change of Control (a) Options and Stock Appreciation Rights outstanding as of the date of the Change of Control shall immediately vest and become fully exercisable, (b) restrictions and deferral limitations on Restricted Stock shall lapse and the Restricted Stock shall become free of all restrictions and limitations and become fully vested, (c) all Performance Awards shall be considered to be earned and payable (either in full or pro-rata based on the portion of Performance Period completed as of the date of the Change of Control and at the level determined by the Committee), and any deferral or other restriction shall lapse and such Performance Awards shall be immediately settled or distributed, (d) the restrictions and deferral limitations and other conditions applicable to any Other Stock Unit Awards or any other Awards shall lapse, and such Other Stock Unit Awards or such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant, and (e) such other additional benefits as the Committee deems appropriate shall apply, subject in each case to any terms and conditions contained in the Award Agreement evidencing such Award. Notwithstanding any provision of this Section 11.2, unless otherwise provided in the applicable Award Agreement, if any amount payable pursuant to an Award constitutes deferred compensation within the meaning of Code Section 409A, in the event of a Change of Control that does not qualify as an event described in Code Section 409A(a)(2)(A)(v), such Award (and any other Awards that constitute deferred compensation that vested prior to the date of such Change of Control but are outstanding as of such date) shall not be settled until the earliest permissible payment event under Code Section 409A following such Change of Control. Notwithstanding any other provision of the Plan, the Committee, in its discretion, may determine that, upon the occurrence of a Change of Control of the Company, (i) each Option and Stock Appreciation Right outstanding shall terminate within a specified number of days after notice to the Participant, and such Participant shall receive, with respect to each Share subject to such Option or Stock Appreciation Right, an amount equal to the excess of the Fair Market Value of such Share immediately prior to the occurrence of such Change of Control over the exercise price per share of such Option and/or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine and (ii) each Option and Stock Appreciation Right outstanding at such time with an option price or base amount, as applicable, per Share that exceeds the Fair Market Value of such Share immediately prior to the occurrence of such Change of Control shall be canceled for no consideration.

ARTICLE 12

GENERALLY APPLICABLE PROVISIONS

12.1. Amendment and Modification of the Plan. The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including the rules and regulations of the New York Stock Exchange or any rule or regulation of any stock exchange or quotation system on which Shares are listed or quoted; provided that the Board may not amend the Plan in any manner that would result in noncompliance with Rule 16b-3 of the Exchange Act; and further provided that the Board may not, without the approval of the Company’s stockholders, amend the Plan to (a) increase the number of Shares that may be the subject of Awards under the Plan (except for adjustments pursuant to Section 12.2), (b) expand the types of awards available under the Plan, (c) materially expand the class of persons eligible to participate in the Plan, (d) amend any provision of Section 5.3 or Section 6.2(g), (e) increase the maximum permissible term of any Option or Freestanding Stock Appreciation Right specified by Section 5.4 or Section 6.2(g), as applicable, (f) amend any provision of Section 10.5 or (g) amend the penultimate sentence of Section 12.3. In addition, no amendments to, or termination of, the Plan shall materially impair the rights of a Participant under any Award previously granted without such Participant’s consent, provided, however, that the Board may amend, modify or terminate the Plan without the consent of such Participant if it deems such action necessary to comply with applicable law, tax rules, stock exchange rules or accounting rules, provided such action affects the rights of all similarly situated Participants.

12.2. Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee, in its sole discretion, deems equitable or appropriate, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan and, in the aggregate or to any one Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate in its sole discretion; provided, however, that the number of Shares subject to any Award shall always be a whole number. Notwithstanding the foregoing, no Award shall be adjusted, substituted or otherwise modified pursuant to this Section 12.2 if such action would cause an Award not otherwise “deferred compensation” within the meaning of Code Section 409A to become or create “deferred compensation” within the meaning of Code Section 409A.

12.3. Transferability of Awards. Except as provided below, no Award and no Shares subject to Awards described in Article 8 that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative. Notwithstanding the foregoing, a Participant may assign or transfer an Award with the consent of the Committee (each transferee thereof, a “Permitted Assignee”) to the Participant’s spouse, domestic partner and/or children (and/or trusts and/or partnerships established for the benefit of the Participant’s spouse, domestic partner and/or children or in which the Participant is a beneficiary or partner); provided that such Permitted Assignee(s) shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan. Notwithstanding the foregoing, in no event shall any Award (or any rights and obligations thereunder) be transferred to a third party in exchange for value unless such transfer is specifically approved by the Company’s stockholders. The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section 12.3.

12.4. Termination of Employment. The Committee shall determine and set forth in each Award Agreement whether any Awards granted in such Award Agreement will continue to be exercisable, and the terms of such exercise, on and after the date that a Participant ceases to be employed by or to provide services to the Company or any Affiliate (including as a Director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise. The date of termination of a Participant’s employment or services will be determined by the Committee, which determination will be final.

12.5. Dividend Equivalents. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, cash, stock or other property dividends, or cash payments in amounts equivalent to cash, stock or other property dividends on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award. For the avoidance of doubt, consistent with Sections 8.1 and 9.1, in the case of any Other Stock Unit Awards that are subject to vesting based on the achievement of performance goals or any Performance Awards, a Participant shall not be entitled to receive payment for any Dividend Equivalents with respect to such Awards unless, until and except to the extent that the performance goals applicable to such Awards are achieved or are otherwise deemed to be satisfied. Such Dividend Equivalents shall not be granted if the terms of the grant of such Dividend Equivalents would either cause an amount to be considered “deferred compensation” within the meaning of Code Section 409A that would otherwise not be considered “deferred compensation” or cause an amount to be included in an Award recipient’s income under Code Section 409A.

ARTICLE 13

MISCELLANEOUS

13.1. Tax Withholding. The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant (or a Permitted Assignee thereof) (any such person, a “Payee”) net of any applicable Federal, State and local taxes required to be paid or withheld as a result of (a) the grant of any Award, (b) the exercise of an Option or Stock Appreciation Rights, (c) the delivery of Shares or cash, (d) the lapse of any restrictions in connection with any Award or (e) any other event occurring pursuant to the Plan. The Company or any Affiliate shall have the right to withhold from wages or other amounts otherwise payable to such Payee such withholding taxes as may be required by law, or to otherwise require the Payee to pay such withholding taxes. If the Payee shall fail to make such tax payments as are required, the Company or its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Payee or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value) that have been owned for a period of at least six months (or such other period to avoid accounting charges against the Company’s earnings), or by directing the Company to retain Shares (up to the employee’s minimum required tax withholding rate) otherwise deliverable in connection with the Award.

13.2. Right of Discharge Reserved; Claims to Awards. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Employee or Director the right to continue in the employment or service of the Company or any Affiliate or affect any right that the Company or any Affiliate may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Employee or Director at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship. No Employee or Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees or Participants under the Plan.

13.3. Prospective Recipient. The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have executed an agreement or other instrument evidencing the Award and delivered a copy thereof to the Company, and otherwise complied with the then applicable terms and conditions.

13.4. Cancellation of Award. Notwithstanding anything to the contrary contained herein, all outstanding Awards granted to any Participant shall be canceled if the Participant, without the consent of the Company, while employed by the Company or any Affiliate or after termination of such employment or service, establishes a relationship with a competitor of the Company or any Affiliate or engages in activity that is in conflict with or adverse to the interest of the Company or any Affiliate, as determined by the Committee in its sole discretion.

13.5. Stop Transfer Orders. All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

13.6. Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Affiliate, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan constitute a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any Affiliate except as may be determined by the Committee or by the Board or board of directors of the applicable Affiliate.

13.7. Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

13.8. Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

13.9. Construction. All references in the Plan to “Section”, “Sections”, or “Article” are intended to refer to the Section, Sections or Article, as the case may be, of the Plan. As used in the Plan, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”, and the word “or” shall not be deemed to be exclusive.

13.10. Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the

Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

13.11. Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed accordingly.

13.12. Effective Date of Plan; Termination of Plan. The Plan shall be effective on the date of the approval of the Plan by the holders of a majority of the shares entitled to vote at a duly constituted meeting of the stockholders of the Company. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled and in such event each Award shall, notwithstanding any of the preceding provisions of the Plan, be null and void and of no effect. Awards may be granted under the Plan at any time and from time to time on or prior to the tenth anniversary of the effective date of the Plan, on which date the Plan will expire except as to Awards then outstanding under the Plan. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.

13.13. Foreign Employees. Awards may be granted to Participants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees on assignments outside their home country.

13.14. Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

13.15. Code Section 409A. All provisions of the Plan shall be interpreted in a manner consistent with Code Section 409A, and the regulations and other guidance promulgated thereunder. Notwithstanding the preceding, the Company makes no representations concerning the tax consequences of participation in the Plan under Code Section 409A or any other federal, state, or local tax law. Tax consequences will depend, in part, upon the application of relevant tax law, including Code Section 409A, to the relevant facts and circumstances. Participant should consult a competent and independent tax advisor regarding the tax consequences of the Plan.

13.16. Clawback. Notwithstanding anything to the contrary contained herein, an Award Agreement may provide that an Award granted thereunder shall be cancelled if the Participant, without the consent of the Company, while employed by or providing services to the Company or any Affiliate or after termination of such employment or service, (a) violates a non-competition, non-solicitation or non-disclosure covenant or agreement, (b) otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Affiliate, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion or (c) to the extent applicable to the Participant, otherwise violates any policy adopted by the Company or any of its Affiliates relating to the recovery of compensation granted, paid, delivered, awarded or otherwise provided to any Participant by the Company or any of its Affiliates as such policy is in effect on the date of grant of the applicable Award or, to the extent necessary to address the requirements of applicable law (including Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified in Section 10D of the Exchange Act, Section 304 of the Sarbanes-Oxley Act of 2002 or any other applicable law), as may be amended from time to time. The Committee may also provide in an Award Agreement that (i) a Participant will forfeit any gain realized on the vesting or exercise of such Award if the Participant engages in any activity referred to in the preceding sentence, or (ii) a Participant must repay the gain to the Company realized under a previously paid Performance Award if a financial restatement reduces the amount that would have been earned under such Performance Award.

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

▼ TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

P R O X Y	BARNES & NOBLE, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mr. Leonard Riggio and Mr. Eugene DeFelice, and each of them individually, as his true and lawful agents and proxies, with full power of substitution in each, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock of Barnes & Noble, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at Barnes & Noble Booksellers, Union Square Store, 33 East 17th Street, New York, New York, on September 11, 2012 at 9:00 a.m., Eastern Time, and any adjournments or postponements thereof, with the same effect as if the undersigned were personally present and voting such shares, on all matters as further described in the Proxy Statement or that may otherwise come before the Annual Meeting.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated July 23, 2012.

The shares represented by this Proxy will be voted in accordance with the specification made on the other side. If this Proxy is signed but no specification is made, the shares represented by this Proxy will be voted “FOR” each of the Board of Directors’ nominees, and “FOR” Proposals 2, 3 and 4. Mr. Leonard Riggio and Mr. Eugene DeFelice, and each of them individually, in their discretion and judgment, are authorized to vote upon any other matters that may come before the Annual Meeting. In the event that any of the Board of Directors’ nominees named on the other side of this Proxy are unable to serve or for good cause will not serve, this Proxy confers discretionary authority to Mr. Leonard Riggio and Mr. Eugene DeFelice, and each of them individually, to vote as recommended by the Board of Directors with respect to the election of any person to replace such nominee.

By executing this Proxy, the undersigned hereby revokes all prior proxies that the undersigned has given with respect to the Annual Meeting and any adjournment or postponement thereof.
(Continued, and to be signed and dated on the reverse side.)

BARNES & NOBLE, INC.

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Barnes & Noble, Inc.

common stock for the upcoming Annual Meeting of Stockholders.

YOU CAN VOTE TODAY IN ONE OF THREE WAYS:

1.

Vote by Telephone – Call toll-free from the U.S. or Canada at 1-866-235-8896 on a touch-tone telephone. If outside the U.S. or Canada, call 1-215-521-1349. Please follow the simple instructions provided. You will be required to provide the unique control number printed below.

OR

2.

Vote by Internet – Please access https://www.proxyvotenow.com/bks and follow the simple instructions provided. Please note you must type an “s” after http. You will be required to provide the unique control number printed below.

CONTROL NUMBER:

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had signed and mailed a proxy card.

OR

3.

Vote by Mail – If you do not have access to a touch-tone telephone or to the Internet, please sign, date and return the proxy card in the envelope provided, or mail to: Barnes & Noble, Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155.

▼ TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

☒	Please mark your vote as in this example
THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” EACH OF THE NOMINEES IN PROPOSAL 1, AND “FOR” PROPOSALS 2, 3 AND 4.

1 – Election of Directors		WITHHOLD AUTHORITY			FOR	AGAINST	ABSTAIN
Nominees:	FOR all Nominees	to vote for all nominees	*EXCEPTIONS	3 – Approval of the Amended and Restated 2009 Incentive Plan.	☐	☐	☐
01 – William Dillard, II 02 – Patricia L. Higgins	☐	☐	☐

					FOR	AGAINST	ABSTAIN
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.) *Exceptions				4 – Ratification of the Appointment of BDO USA, LLP, as the independent registered public accountants of the Company for the fiscal year ending April 27, 2013.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
2 – Advisory Vote on Executive Compensation.	☐	☐	☐

Date: , 2012

Signature

Signature

Title
.

NOTE: Please sign exactly as your name or names appear hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please print full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.